Execution Version	Exhibit 10.1

CREDIT AGREEMENT
dated as of

AUGUST 4, 2015

among

SILVER STANDARD RESOURCES INC.

as Borrower and
THE LENDERS FROM TIME TO TIME PARTIES HERETO

as Lenders and
CANADIAN IMPERIAL BANK OF COMMERCE

as Administrative Agent, Sole Lead Arranger, Sole Bookrunner and Issuing Bank

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Page

ARTICLE 1 DEFINITIONS    1
1.1Definitions    1
1.2Classification of Loans and Borrowings    34
1.3Terms Generally    34
1.4Accounting Terms; GAAP    35
1.5Time    35
1.6Permitted Liens    35
ARTICLE 2 THE CREDITS    35
2.1Commitments    35
2.2Loans and Borrowings    35
2.3Requests for Borrowings    36
2.4Funding of Borrowings    37
2.5Interest and Acceptance Fees    38
2.6Termination and Reduction of Commitments; Extensions    40
2.7Repayment of Loans    41
2.8Evidence of Debt    41
2.9Prepayments    42
2.10Fees    42
2.11Bankers’ Acceptances    43
2.12Alternate Rate of Interest    46
2.13Increased Costs; Illegality    46
2.14Break Funding Payments    48
2.15Taxes    48
2.16Payments Generally; Pro Rata Treatment; Sharing of Set-offs    49
2.17Currency Indemnity    51
2.18Mitigation Obligations; Replacement of Lenders    52
2.19Letters of Credit    52
2.20Swingline Loans    56
2.21Defaulting Lenders    57
ARTICLE 3 REPRESENTATIONS AND WARRANTIES    59
3.1    Representations and Warranties of the Borrower    59
ARTICLE 4 CONDITIONS    69
4.1Effective Date    69
4.2Each Credit Event    71
ARTICLE 5 AFFIRMATIVE COVENANTS    72
5.1    Covenants    72

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(continued)
Page

ARTICLE 6 NEGATIVE COVENANTS    80
6.1    Negative Covenants    80
ARTICLE 7 EVENTS OF DEFAULT    86
7.1    Events of Default    86
ARTICLE 8 THE ADMINISTRATIVE AGENT    90
8.1Appointment of Administrative Agent    90
8.2Secured Parties    90
8.3Limitation of Duties of Administrative Agent    91
8.4Lack of Reliance on the Administrative Agent    91
8.5Certain Rights of the Administrative Agent    92
8.6Reliance by Administrative Agent    92
8.7Indemnification of Administrative Agent    92
8.8The Administrative Agent in its Individual Capacity    92
8.9May Treat Lender as Owner    93
8.10Successor Administrative Agent    93
8.11No Independent Legal Action    93
8.12Arranger    94
ARTICLE 9 MISCELLANEOUS    94
9.1Notices    94
9.2Waivers; Amendments    96
9.3Expenses; Indemnity; Damage Waiver    97
9.4Successors and Assigns    99
9.5Anti-Money Laundering Legislation    101
9.6Survival    102
9.7Counterparts    102
9.8Entire Agreement    102
9.9Severability    102
9.10Right of Set Off    102
9.11Governing Law    103
9.12Attornment    103
9.13Service of Process    103
9.14WAIVER OF JURY TRIAL    103
9.15Confidentiality    103
9.16Application under the CCAA    104
9.17No Strict Construction    104
9.18Paramountcy    104
9.19Excluded Swap Obligations    105

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(continued)

Page

9.20LIMITATION OF LIABILITY    105

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(continued)

Page

Exhibits:
Exhibit A    -    Form of Borrowing Request
Exhibit B    -    Form of Compliance Certificate
Exhibit C    -    Form of Assignment and Assumption
Exhibit D    -    Form of UNR Consent

Schedules:
Schedule 1.1(A)    -    Initial Security Documents
Schedule 2.1    -    Lenders and Commitments
Schedule 3.1(3)    -    Governmental Approvals; No Conflicts
Schedule 3.1(5)    -    Litigation
Schedule 3.1(9)    -    Real Property
Schedule 3.1(10)    -    Permitted Lien Registrations
Schedule 3.1(11)    -    Pension Plans
Schedule 3.1(13)    -    Subsidiaries
Schedule 3.1(16)    -    Environmental Matters
Schedule 3.1(17)    -    Employee Matters
Schedule 3.1(19)    -    Intellectual Property Rights
Schedule 3.1(21)    -    Bank Accounts
Schedule 3.1(26)    -    Marigold Project Real Property
Schedule 3.1(27)    -    Marigold Project Leases
Schedule 3.1(28)    -    Marigold Project Authorizations
Schedule 3.1(32)    -    Existing Royalty Agreements
Schedule 3.1(34)    -    Mine Safety
Schedule 5.1(8)    -    Post-Closing Requirements
Schedule 5.1(11)    -    Security Principles
Schedule 9.1    -    Lender and Issuing Bank Contact Information

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v
CREDIT AGREEMENT

THIS CREDIT AGREEMENT dated as of August 4, 2015 is made among Silver Standard Resources Inc., as Borrower, the Lenders from time to time parties hereto, as Lenders, Canadian Imperial Bank of Commerce, as Administrative Agent, Arranger, and as Issuing Bank.

RECITALS

A.The Lenders have agreed to provide certain credit facilities to the Borrower.

B.The Guarantors have agreed to guarantee the obligations of the Borrower in connection herewith.

For good and valuable consideration, the receipt and adequacy of which are hereby acknowledged by each party hereto, the parties hereto agree as follows:

ARTICLE 1
DEFINITIONS

1.1Definitions.

In this Agreement:

“Aboriginal Claim” means any action, cause of action, suit, litigation, proceeding, demand, claim, complaint, or grievance made by any Aboriginal Group to any Credit Party, or, to the Borrower’s knowledge, to a Governmental Authority, in respect of aboriginal rights, aboriginal title, treaty rights or any other aboriginal interest in or to all or related to any portion of the Marigold Project.

“Aboriginal Group” means any first nations, Métis or indigenous or aboriginal person(s), tribe(s) or band(s) of Canada or the United States, or any Person or group identifying themselves as such.

“Acceptance Fee” means a fee payable by the Borrower to the Administrative Agent for the account of a Lender in Canadian Dollars with respect to the acceptance of a B/A or the making of a B/A Equivalent Loan, calculated on the face amount of the B/A or the B/A Equivalent Loan at a rate per annum equal to the Applicable Margin from time to time in effect on the basis of the actual number of days in the applicable Contract Period (including the date of acceptance and excluding the date of maturity) and a year of 365 days, (it being agreed that the Applicable Margin in respect of a B/A Equivalent Loan is equivalent to the Applicable Margin otherwise applicable to the B/A Borrowing which has been replaced by the making of such B/A Equivalent Loan pursuant to Section 2.11(8).

“Acquisition” means any transaction, or any series of related transactions, consummated after the Closing Date, by which any Credit Party directly or indirectly, by means of a takeover bid, tender offer, amalgamation, merger, purchase of assets or otherwise:

(a)acquires any business (including any division of a business) or all or substantially all of the assets of any Person engaged in any business;

(b)acquires control of securities of a Person engaged in a business representing more than 50% of the ordinary voting power for the election of directors or other governing position

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if the business affairs of such Person are managed by a board of directors or other governing body;

(c)acquires control of more than 50% of the ownership interest in any Person engaged in any business that is not managed by a board of directors or other governing body; or

(d)otherwise acquires Control of a Person engaged in a business.

“Adjusted Net Income” means, with respect to any period, an amount equal to Net Income for such period plus, to the extent deducted from such Net Income, the accretion expense with respect to the Permitted Notes for such period; provided that, notwithstanding GAAP, expenses on account of:

(a)export taxes and duties, and

(b)reclamation work,

shall be recognized on a cash (and not accrual) basis.

“Administrative Agent” means Canadian Imperial Bank of Commerce, in its capacity as administrative agent for the Lenders hereunder, or any successor Administrative Agent appointed pursuant to Section 8.10.

“Administrative Questionnaire” means an administrative questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with, such Person.

“Affiliate Postponement Agreement” means a postponement agreement in favour of the Administrative Agent, for the benefit of the Secured Parties, that inter alia prohibits any payment of Intercompany Indebtedness while a Default or Event of Default has occurred and is continuing.

“Agreement” means this credit agreement and all the Exhibits and the Schedules attached hereto.

“AML Legislation” means the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada) the U.S. Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. 107-56) (the "USA PATRIOT Act"), the U.S. Currency and Foreign Transactions Reporting Act (31 U.S.C. §§ 5311- 5330 and 12 U.S.C. §§ 1818(s), 1820(b) and 1951-1959) (also known as the "Bank Secrecy Act"), the U.S. Trading With the Enemy Act (50 U.S.C. § 1 et seq.), U.S. Presidential Executive Order 13224 (effective September 24, 2001), and other applicable anti-money laundering, anti- terrorist financing, government sanction and “know your client” applicable Laws, whether within Canada, the United States or elsewhere, including any regulations, guidelines or orders thereunder.

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Borrower or its Subsidiaries from time to time concerning or relating to bribery or corruption, including without limitation the Corruption of Foreign Public Officials Acts (Canada) and the U.S. Foreign Corrupt Practices Act.

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“Applicable Margin” means the applicable rate per annum, expressed as a percentage, set out in the relevant column and row of the table below, based on the Net Leverage Ratio as at the most recent Quarterly Date with respect to which the Borrower has delivered financial information to the Administrative Agent pursuant to Section 5.1(1).

Net Leverage Ratio	B/A Borrowing, LIBO Rate Loan or Financial Letter of Credit	Canadian Prime Loan or Base Rate Loan	Non-Financial Letter of Credit	Standby Fee
< 1.0x	275 bps	175 bps	183.33 bps	68.75 bps
≥1.0x and < 1.5x	300 bps	200 bps	200 bps	75 bps
≥1.5x and < 2.5x	325 bps	225 bps	217.67 bps	81.25 bps
≥2.5x	375 bps	275 bps	250 bps	93.75 bps

The initial Applicable Margin shall be the highest margins provided for in the above grid until delivery of the Compliance Certificate required by Section 4.1(10), following which the Applicable Margin shall be based upon the information set out therein. Thereafter, the Applicable Margin shall change (to the extent necessary, if any) on the first Business Day following the next last date on which the financial statements and Compliance Certificate of the Borrower are required to be delivered to the Administrative Agent pursuant to Section 5.1(1) to reflect any change in the Net Leverage Ratio effective as of the date of such financial statements, based upon the financial statements for the immediately preceding Rolling Period, or if such day is not a Business Day, then the first Business Day thereafter. Notwithstanding the foregoing, if at any time the Borrower fails to deliver financial statements and the certificate of the Borrower as required by Section 5.1(1) on or before the date required pursuant to Section 5.1(1) (without regard to grace periods), the Applicable Margin shall be the highest margins provided for in the above grid from the date such financial statements are due pursuant to Section 5.1(1) (without regard to grace periods) through the date the Administrative Agent receives all financial statements and certificates that are then due pursuant to Section 5.1(1), at which time the Applicable Margin shall again be set out in accordance with the above grid.

“Applicable Percentage” means, at any time with respect to any Lender, the percentage of the total Commitments represented by such Lender’s Commitment at such time; provided that with respect to any Borrowing the Applicable Percentage of each Lender shall be determined net of the Swingline Cap (both with respect to the aggregate Commitments and the Commitment of the Lender that is the Swingline Lender). If the Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Commitments most recently in effect (prior to their termination or expiry), giving effect to any assignments.

“Arranger” means Canadian Imperial Bank of Commerce in its capacity as sole lead arranger of the Credit.

“Asset Disposition” means, with respect to any Person, the sale, lease, license, transfer, assignment or other disposition of, or the expropriation, condemnation, destruction or other loss of, all or any portion of its business, assets, rights, revenues or property, real, personal or mixed, tangible or intangible, whether in one transaction or a series of transactions, other than:

22725645.15	SSRI Credit Agreement

(a)inventory sold in the ordinary course of business upon customary credit terms;

(b)sales of worn-out, scrap or obsolete material or equipment which are not material in the aggregate;

(c)sales or other dispositions of Unencumbered Equity Securities;

(d)sales or other dispositions to the Borrower or a Domestic Material Subsidiary;

(e)sales or other dispositions between Foreign Material Subsidiaries;

(f)sales of equipment to the extent that the proceeds thereof are applied against the purchase of replacement equipment;

(g)transactions permitted by Section 6.1(3);

(h)any lease, sublease or licence granted in connection with a contract mining agreement entered into in the ordinary course of business of such Person; or

(i)expenditures, redemptions or other dispositions of Cash Equivalents in the ordinary course of business.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.4), and accepted by the Administrative Agent, in the form of Exhibit C or any other form approved by the Administrative Agent.

“Authorization” means, with respect to any Person, any authorization, order, permit, approval, grant, licence, consent, right, franchise, privilege, certificate, judgment, writ, injunction, award, determination, direction, decree, by-law, rule or regulation of any Governmental Authority having jurisdiction over such Person; provided that, for the avoidance of doubt, Mining Rights shall not constitute Authorizations.

“B/A Borrowing” means a Borrowing comprised of one or more Bankers’ Acceptances or, as applicable, B/A Equivalent Loans. For greater certainty, unless the context requires otherwise, all provisions of this Agreement which are applicable to Bankers’ Acceptances are also applicable, mutatis mutandis, to B/A Equivalent Loans.

“B/A Equivalent Loan” has the meaning set out in Section 2.11(8).

“Bankers’ Acceptance” and “B/A” mean an instrument denominated in Canadian Dollars, drawn by the Borrower and accepted by a Lender in accordance with this Agreement, and includes a “depository note” within the meaning of the Depository Bills and Notes Act (Canada) and a bill of exchange within the meaning of the Bills of Exchange Act (Canada).

“Bankruptcy Code” means Title 11 of the United States Code or any similar federal or state law for the relief of debtors.

“Bankruptcy Laws” means the BIA, the Bankruptcy Code and all other Laws pertaining or applicable to bankruptcy, insolvency, debtor relief, debtor protection, liquidation, reorganization,

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arrangement, receivership, moratorium, assignment for the benefit of creditors or other similar Laws.

“Base Rate” means, on any day, the annual rate of interest equal to the greater of (a) the annual rate of interest announced by the Administrative Agent and in effect as its base rate at its principal office in Toronto, Ontario on such day for determining interest rates on U.S. Dollar-denominated commercial loans made in Canada, and (b) the Federal Funds Effective Rate plus 0.50%.

“Base Rate Borrowing” means a Borrowing comprised of one or more Base Rate Loans.

“Base Rate Loan” means a Loan denominated in U.S. Dollars which bears interest at a rate based upon the Base Rate.

“Benefit Plans” means any retirement, savings, profit sharing, health, medical, dental, disability, life insurance, welfare or other employee benefit plan, program, policy or practice, whether written or oral, funded or unfunded, registered or unregistered, which is sponsored, maintained or contributed to or required to be contributed to by any Credit Party or under which any Credit Party has any actual or potential liability, other than a Pension Plan.

“BIA” means the Bankruptcy and Insolvency Act (Canada).

“Borrower” means Silver Standard Resources Inc., a British Columbia corporation.

“Borrowing” means any availment of the Credit, and includes any Loan, the issuance of a Letter of Credit (or any amendment thereto or renewal or extension thereof) and a rollover or conversion of any outstanding Loan.

“Borrowing Request” has the meaning set out in Section 2.3(1).

“Business Day” means any day that is not (a) a Saturday, Sunday or holiday (as defined in the Interpretation Act (Canada)) in Toronto, Ontario or Vancouver, British Columbia, or (b) in the case of any U.S. Dollar-denominated Borrowing, any other statutory holiday in New York, New York, or (c) in the case of any LIBO Rate Loan any other statutory holiday in London, England.

“Canadian Dollars” and “Cdn.$” refer to lawful money of Canada.

“Canadian Prime Borrowing” means a Borrowing comprised of one or more Canadian Prime Loans.

“Canadian Prime Loan” means a Loan denominated in Canadian Dollars which bears interest at a rate based upon the Canadian Prime Rate.

“Canadian Prime Rate” means, on any day, the annual rate of interest equal to the greater of (a) the annual rate of interest announced by the Administrative Agent and in effect as its prime rate at its principal office in Toronto, Ontario on such day for determining interest rates on Canadian Dollar-denominated commercial loans in Canada, and (b) the annual rate of interest equal to the sum of (i) the one-month CDOR Rate in effect on such day, plus (ii) 1.00%.

“Capital Adequacy Guideline” means the capital adequacy requirements from time to time specified by the Office of the Superintendent of Financial Institutions (or any successor Canadian

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Governmental Authority performing the functions and exercising the powers performed and exercised by the Office of the Superintendent of Financial Institutions) and published by it as one or more guidelines for Canadian banks.

“Capital Expenditures” means, with respect to any Person for any period, all expenditures (whether paid in cash or accrued as a liability, including the portion of Capital Lease Obligations originally incurred during such period that are capitalized) of such Person during such period that, in conformity with GAAP, are included in “capital expenditures”, “additions to property, plant or equipment” or comparable items.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Cash Balance” means, at any time, the aggregate amount of cash and Cash Equivalents held by the Borrower at such time, determined on a Consolidated basis; provided that any cash and Cash Equivalents that are subject to any Lien by any Person, other than:

(a)Liens created under the Security Documents; or

(b)inchoate Liens which arise by statue or operation of law, in each case, on an involuntary basis,

shall not constitute Cash Balance. For the avoidance of doubt, any deposit lodged with a third party as cash collateral shall not be included within the Cash Balance.

“Cash Equivalents” means any of the following:

(a)direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed or insured by, government of any member state of the Organisation for Economic Co-operation and Development or agency or instrumentality thereof, in each case maturing within one year from the date of acquisition thereof;

(b)investments in certificates of deposit, bankers’ acceptances, time deposits maturing within one year from the date of acquisition thereof, and demand bank deposits issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of Canada, the United States, any Canadian province or any American state which has a rating from Moody’s of A1 or from S&P of A+ (or, in each case, better);

(c)investments in certificates of deposit, bankers’ acceptances, time deposits maturing within one year from the date of acquisition thereof, and demand bank deposits issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any office of a commercial bank located outside of Canada and the United States which has a rating from Moody’s of A3 or from S&P of A- (or, in each case, better) or having combined capital and surplus in excess of $500,000,000; or

(d)direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed or insured by, any province of Canada or state of the United

22725645.15	SSRI Credit Agreement

States of America having, at the date of acquisition, a rating from Moody’s of Aa1or from S&P of AA+ (or, in each case, better), in each case maturing within two years from the date of acquisition thereof.

“Cash Interest Expense” means, with respect to any period, the amount paid in cash during such period on account of Interest Expense.

“Cash Management Services” means any one or more of the following types of services or facilities provided to any Credit Party by a Lender or any Lender Affiliate (a) ACH transactions,
(b) cash management services, including controlled disbursement services, treasury, depository, overdraft, and electronic funds transfer services, (c) foreign exchange facilities, (d) credit card processing services, (e) credit or debit cards, and (f) purchase cards (but only to the extent that, prior to the occurrence and continuance of any Default or Event of Default, the Borrower and the Credit Party issuing such purchase cards notify the Administrative Agent in writing that such purchase cards are to be deemed Cash Management Services hereunder).

“CDOR Rate” means, on any day and for any period, an annual rate of interest equal to the average rate applicable to Canadian Dollar bankers’ acceptances for the applicable period appearing on the Reuters Screen CDOR Page, rounded to the nearest 1/100th of 1% (with .005% being rounded up), at approximately 10:00 a.m., on such day, or if such day is not a Business Day, then on the immediately preceding Business Day, provided that if such rate does not appear on the Reuters Screen CDOR Page on such day as contemplated, then the CDOR Rate on such day shall be calculated as the average of the rates for such period applicable to Canadian Dollar bankers’ acceptances quoted by the banks listed in Schedule I of the Bank Act (Canada) which are also Lenders under this Agreement as of 10:00 a.m., on such day or, if such day is not a Business Day, then on the immediately preceding Business Day. In either case, if that rate is less than zero, the CDOR Rate shall be deemed to be zero.

“Change in Control” means (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group of Persons acting jointly or otherwise in concert, of Equity Securities of the Borrower representing more than 50% of the aggregate ordinary voting power represented by the issued and outstanding Equity Securities of the Borrower, (b) the occupation of a majority of the seats (other than vacant seats) on the board of directors of the Borrower by Persons who were neither (i) nominated by the board of directors of the Borrower nor
(ii) appointed by directors so nominated, or (c) the acquisition of direct or indirect Control of the Borrower by any Person or group of Persons acting jointly or otherwise in concert.

“Change in Law” means (i) the adoption or taking effect of any new Law after the date of this Agreement, (ii) any change in any existing Law or in the administration, interpretation, implementation or application thereof by any Governmental Authority after the date of this Agreement, or (iii) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority made or issued after the date of this Agreement.

“Closing Date” means August 4, 2015, being the date on which this Agreement is executed and delivered by the parties hereto.

“Collateral” means the property described in and subject to the Liens, privileges, priorities and security interests purported to be created by any Security Document.

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“Commitment” means, with respect to each Lender, the commitment of such Lender to make Loans hereunder pursuant to Section 2.1, as such commitment may be reduced from time to time pursuant to Section 2.6, and as such commitment may be reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.4. The initial amount of each Lender’s Commitment is set out in Schedule 2.1, or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Commitment(s), as applicable. The initial aggregate amount of the Commitments is U.S.$75,000,000.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.2

“Compliance Certificate” means a certificate of the Borrower in the form attached hereto as Exhibit B, signed by a Responsible Officer of the Borrower.

“Consolidated” means, when used with respect to any financial term, financial covenant, financial ratio or financial statement, such financial term, financial covenant, financial ratio or financial statement calculated, prepared or determined, as applicable, for the Borrower on a consolidated basis in accordance with GAAP consistently applied.

“Contract Period” means the term of a B/A Borrowing selected by the Borrower in accordance with Section 2.3(1)(iv) commencing on the date of such B/A Borrowing and expiring on a Business Day which shall be either one month, two months, three months or, if available, as determined by the Administrative Agent in good faith, six months thereafter (or such other terms as may be requested by the Borrower and approved unanimously by the Lenders); provided that (a) subject to clause (b) of this definition, each such period shall be subject to such extensions or reductions as may be determined by the Administrative Agent to ensure that each Contract Period will expire on a Business Day, and (b) no Contract Period shall extend beyond the Maturity Date.

“Control” means, in respect of a particular Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Cover”, when required by this Agreement for LC Exposure, shall be effected by paying to the Administrative Agent in immediately available funds, to be held by the Administrative Agent in a collateral account maintained by the Administrative Agent at its Payment Office and collaterally assigned as security, an amount equal to, as applicable, the maximum amount of LC Exposure available for drawing at such time. Such amount shall be retained by the Administrative Agent in such collateral account until such time as the applicable Letters of Credit shall have expired or matured and Reimbursement Obligations, if any, with respect thereto shall have been fully satisfied; provided that if any such Reimbursement Obligations are not satisfied when due hereunder, the Administrative Agent may apply any amounts in such collateral account against such Reimbursement Obligations.

“Credit” means the U.S.$75,000,000 revolving credit facility established pursuant to the Commitments of the Lenders.

“Credit Exposure” means, with respect to any Lender at any time, the sum of (a) the US $ Amount of the outstanding principal amount of such Lender’s Loans at such time, and (b) such Lender’s LC Exposure and Swingline Exposure at such time.

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“Credit Parties” means, collectively, the Borrowers and the Guarantors, and “Credit Party” means any one of them.

“Currency Excess Amount” has the meaning set out in Section 2.9(1).

“Decker Lease” means the mineral lease agreement, made and entered into as of June 20, 1986 by and between Donald J. Decker and Suzanne R. Decker, as lessors, Nevada North Resources (U.S.A.) Inc., as lessee, and Nevada North Resources Inc., as amended by an amendment to mineral lease agreement dated January 7, 2002.

“Default” means any event or condition that constitutes an Event of Default or that, upon notice, lapse of time or both, would, unless cured or waived, become an Event of Default.

“Defaulting Lender” means any Lender (as reasonably determined by the Administrative Agent) that (a) has failed to fund any portion of the Loans or participations in Letters of Credit required to be funded by it hereunder within one Business Day of the date required to be funded by it hereunder, or has notified the Administrative Agent that it intends not to fund any of the foregoing, (b) has otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within one Business Day of the date when due, (c) has failed, within three (3) Business Days after request by the Administrative Agent, to confirm that it will comply with the terms of this Agreement relating to its Commitment, provided that such Lender shall cease to be a Defaulting Lender under this clause (c) upon the Administrative Agent’s receipt of such confirmation, (d) has defaulted under its funding obligations under any other lending commitment with any other Person (other than as a result of a good faith dispute thereunder), or (e) has been declared insolvent by any Governmental Authority pursuant to a court order or become the subject of a bankruptcy or insolvency proceeding, and such proceeding is not dismissed or stayed within 30 days after the commencement thereof; provided that a Lender shall cease to be a Defaulting Lender when the aforementioned criteria no longer apply to it.

“Defined Benefit Plan” means any Pension Plan which contains a “defined benefit provision”, as defined in Section 147.1(1) of the Income Tax Act, other than any Pension Plan that qualifies as a member-funded pension plan as defined in Sections 65 and 66 of the Regulation respecting the exemption of certain categories of pension plans from the application of provisions of the Supplemental Pension Plans Act (Quebec).

“Depreciation Expense” means, with respect to any period, the collective depreciation, depletion impairment and amortization expense of the Borrower for such period, determined on a Consolidated basis.

“Discount Proceeds” means, for any B/A (or, as applicable, any B/A Equivalent Loan), an amount (rounded to the nearest whole cent, and with one-half of one cent being rounded up) calculated on the applicable date of Borrowing by multiplying:

(a)the face amount of the B/A (or, as applicable, the undiscounted amount of the B/A Equivalent Loan); by

(b)the quotient of one divided by the sum of one plus the product of:

(i)the Discount Rate (expressed as a decimal) applicable to such B/A (or as applicable, such B/A Equivalent Loan); multiplied by

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(ii)a fraction, the numerator of which is the Contract Period of the B/A (or, as applicable, the B/A Equivalent Loan) and the denominator of which is 365, with such quotient being rounded up or down to the nearest fifth decimal place, and with .000005 being rounded up.

“Discount Rate” means, with respect to either a B/A for a particular Contract Period being purchased by a Lender on any day or a B/A Equivalent Loan being made by a Lender on any day, (a) for any Lender which is a Schedule I bank under the Bank Act (Canada), the CDOR Rate on such day for such Contract Period, and (b) for any other Lender, the lesser of:

(i)the CDOR Rate on such day for such Contract Period, plus 0.10%; and

(ii)the percentage discount rate quoted by such Lender as the percentage discount rate at which such Lender would, in accordance with its normal practices, at or about 10:00 a.m. on such date, be prepared to purchase Bankers’ Acceptances or make B/A Equivalent Loans having a face amount and term comparable to the face amount and term of such B/A or B/A Equivalent Loan.

“Domestic Material Subsidiary” means any Material Subsidiary organized under the laws of Canada or the United States of America or any province, territory or state thereof.

“EBITDA” means, for any period, an amount equal to Adjusted Net Income for such period minus, to the extent included in such Adjusted Net Income (but without duplication):

(a)non-cash income and gains;

(b)interest income;

(c)capital gains;

(d)extraordinary or non-recurring income and gains and unrealized gains;

(e)unrealized gains incurred in connection with Hedging Arrangements;

(f)foreign exchange gains;

plus, to the extent deducted from such Net Income (but without duplication):

(g)capital losses;

(h)expenses incurred in respect of mineral exploration activities;

(i)Interest Expense;

(j)Income Tax Expense;

(k)Depreciation Expense;

(l)unrealized losses incurred in connection with Hedging Arrangements;

(m)extraordinary or non-recurring charges, expenses or losses and unrealized losses;

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(n)foreign exchange losses;

(o)any other non-cash expenses and losses, including non-cash stock expenses relating to stock based compensation; and

(p)expenses incurred in connection with the Transactions on or prior to the Closing Date up to an aggregate amount of U.S.$1,200,000;

all determined on a Consolidated basis. It is agreed that EBITDA for the Fiscal Quarter ended (i) June 30, 2015 shall be U.S.$30,472,961, (ii) March 31, 2015 shall be U.S.$45,374,206, (iii) December 31, 2014 shall be U.S.$35,919,423, and (iv) September 30, 2014 shall be U.S.$11,327,849.

“Environmental and Social Laws and Standards” means:

(a)all Environmental Laws with respect to the Marigold Project; and

(b)all Social Laws with respect to the Marigold Project.

“Environmental Laws” means all Laws relating in any way to the environment, preservation or reclamation of natural resources, the generation, use, handling, collection, treatment, storage, transportation, recovery, recycling, release, threatened release or disposal of any Hazardous Material, or to health and safety matters.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities) of any Credit Party directly or indirectly resulting from or based upon (a) the violation of any Environmental Laws, (b) the generation, use, handling, collection, treatment, storage, transportation, recovery, recycling or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the Release or threatened Release of any Hazardous Materials into the environment, or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Securities” means, with respect to any Person, any and all shares, interests, participations, rights in, or other equivalents (however designated and whether voting and non- voting) of, such Person’s capital, whether outstanding on the date hereof or issued after the date hereof, including any interest in a partnership, limited partnership or other similar Person and any beneficial interest in a trust, and any and all rights, warrants, debt securities, options or other rights exchangeable for or convertible into any of the foregoing.

“Events of Default” has the meaning set out in Section 7.1.

“Excluded Swap Obligation” means, with respect to any Guarantor, any Swap Obligation if, and to the extent that a court of competent jurisdiction determines that, all or a portion of a Guarantee of such Guarantor of, or the grant by such Guarantor of a Lien to secure, such Swap Obligation (or any Guarantee thereof) is or has become illegal as a result of the extra-territorial application to the Guarantor of the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) and by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time such Guarantee or Lien becomes effective with respect to such Swap Obligation. If a Swap

22725645.15	SSRI Credit Agreement

Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guarantee or Lien is or becomes illegal.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (i) income or franchise Taxes imposed by a jurisdiction on (or measured by) such recipient’s net income , or (ii) capital Taxes imposed by a jurisdiction on (or measured by) such recipient’s taxable capital, in each case by reason of the recipient being organized under the Laws of, or having its principal office located in, such jurisdiction.

“Existing Letter of Credit” means standby letter of credit no. OSB7984VAN dated August 6, 2014, as amended, issued by The Bank of Nova Scotia for the account of Silver Standard Resources Inc. in favour of Industrial and Commercial Bank of China (Argentina) S.A. in the amount of U.S.$7,500,000 and expiring on August 4, 2016.

“Existing Royalty Agreements” means those royalty agreements and other instruments by which royalties on or attributable to the Marigold Project are payable, as set forth on Schedule 3.1(32)

“Extension Date” has the meaning set out in Section 2.6(3).

“Extension Request” has the meaning set out in Section 2.6(3).

“Fair Market Value” means (a) with respect to any asset or group of assets (other than a marketable security) at any date, the value of the consideration obtainable in a sale of such asset at such date assuming a sale by a willing seller to a willing purchaser dealing at arm’s length and arranged in an orderly manner over a reasonable period of time having regard to the nature and characteristics of such asset, or, if such asset shall have been the subject of a relatively contemporaneous appraisal by an independent third party appraiser, the basic assumptions underlying which have not materially changed since its date, the value set out in such appraisal, and (b) with respect to any marketable security at any date, the closing sale price of such marketable security on the Business Day next preceding such date, as appearing in any securities exchange publication or, if there is no such closing sale price of such marketable security, the final price for the purchase of such marketable security at face value quoted on such Business Day by a financial institution of recognized standing selected by the Administrative Agent which regularly deals in securities of such type.

“Federal Funds Effective Rate” means, for any day, the per annum rate equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System of the United States of America arranged by federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Board of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Fee Letter” means the letter dated as of May 15, 2015 among Canadian Imperial Bank of Commerce and the Borrower relating to the payment of certain arrangement, syndication and other fees.

“Financial Letter of Credit” means a Letter of Credit that serves as a payment guarantee of a Credit Party’s financial obligations and is treated as a direct credit substitute for the purposes of

22725645.15	SSRI Credit Agreement

the Capital Adequacy Guideline. For the avoidance of doubt, any Letter of Credit which serves as a guarantee of a Credit Party’s performance obligations (other than financial obligations) and is treated as a transaction-related contingency for purposes of the Capital Adequacy Guideline shall not be a Financial Letter of Credit.

“Fiscal Quarter” means any fiscal quarter of the Borrower.
“Fiscal Year” means any fiscal year of the Borrower.

“Foreign Material Subsidiary” means any Material Subsidiary this is not a Domestic Material Subsidiary.

“Future Project” means any mining project that is not a producing mining project as at the Closing Date.

“Future Project Marigold Authorizations” means, at any time, those Project Marigold Authorizations which as at such time are not then:

(a)necessary or required for the development, construction, operation or maintenance of the Marigold Project in accordance with, and as then contemplated by, the Life of Mine Plan; or

(b)otherwise required to be in effect under the terms of applicable Law or the Loan Documents.

“GAAP” means, with respect to any Person, generally accepted accounting principles in Canada as in effect from time to time with respect to such Person, including International Financial Reporting Standards.

“Good Industry Practice” means the degree of care and skill, diligence, prudence (financial and operational), foresight and operating practice which would reasonably and ordinarily be expected from a skilled operator engaging in the same type of undertaking as the Marigold Project, under similar circumstances.

“Governmental Authority” means the government of Canada, the United States of America, any other nation or any political subdivision thereof, whether provincial, state, territorial or local, and any agency, authority, instrumentality, regulatory body, court, central bank, fiscal or monetary authority or other authority regulating financial institutions, and any other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government, including the Bank Committee on Banking Regulation and Supervisory Practices of the Bank of International Settlements.

“Group Guarantee” means the British Columbia law unlimited multi-party guarantee dated as of the date hereof in favour of the Administrative Agent with respect to the debts, liabilities and obligations of the Credit Parties under the Loan Documents.

“GSA” means the British Columbia law multi-party general security agreement dated as of the date hereof between each Credit Party from time to time party thereto and the Administrative Agent for the benefit of the Secured Parties constituting a first-priority Lien (subject to Permitted Liens) over all present and future property (both real and personal) of each grantor, including all Material Subsidiary Equity Securities in which each grantor has any right, title or interest.

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“Guarantee” of or by any Person (in this definition, the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (in this definition, the “primary credit party”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect:

(a)to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation;

(b)to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof;

(c)to maintain working capital, equity capital solvency, or any other balance sheet, income statement or other financial statement condition or liquidity of the primary credit party so as to enable the primary credit party to pay such Indebtedness or other obligation; or

(d)as an account party in respect of any letter of credit or letter of guarantee issued to support such Indebtedness or other obligation.

The term Guarantee shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee in respect of Indebtedness shall be deemed to be an amount equal to the stated or determinable amount of the related Indebtedness (unless the Guarantee is limited by its terms to a lesser amount, in which case to the extent of such amount) or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof. The amount of any other Guarantee shall be deemed to be zero unless and until the amount thereof has been (or in accordance with GAAP should be) quantified and reflected or disclosed in the Consolidated financial statements (or notes thereto)) of the guarantor.

“Guarantor” means any Person that has entered into, or acceded to, the Group Guarantee.

“Hazardous Materials” means any substance, product, liquid, waste, pollutant, chemical, contaminant, insecticide, pesticide, gaseous or solid matter, organic or inorganic matter, fuel, micro-organism, ray, odour, radiation, energy, vector, plasma, constituent or material which (a) is or becomes listed, regulated or addressed under any Environmental Laws, or (b) is, or is deemed to be, alone or in any combination, hazardous, hazardous waste, toxic, a pollutant, a deleterious substance, a contaminant or a source of pollution or contamination under any Environmental Laws, including asbestos, petroleum and polychlorinated biphenyls, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Laws.

“Hedge Arrangement” means any arrangement which is a swap transaction, basis swap, forward rate transaction, interest rate option, forward foreign exchange transaction, cap transaction, floor transaction, collar transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any similar transaction (including any option with respect to any of such transactions or arrangements) designed and entered into to protect or mitigate against risks in interest, securities price, currency exchange or commodity price fluctuations. For the avoidance of doubt, a master ISDA agreement and the schedules thereto shall not in and of itself constitute a Hedge Arrangement, but each confirmation entered into thereunder shall, collectively therewith, constitute a Hedge Arrangement.

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“Hostile Acquisition” means a proposed Acquisition by any Credit Party in circumstances in which the Target shall not have, as of the date of such Acquisition, evidenced its agreement or agreement in principle to such Acquisition by means of (a) a definitive agreement of purchase and sale, (b) a letter of intent in respect thereof, or (c) any other document, instrument, opinion or other writing satisfactory to the Lenders.

“ICE Benchmark Administration Interest Settlement Rate” means, with respect to any period, the London interbank offered rate for U.S. Dollar deposits with maturities comparable to such period administered by ICE Benchmark Administration Limited (or any other person which takes over the administration of that rate).

“Income Tax Act” means the Income Tax Act (Canada), as amended from time to time.

“Income Tax Expense” means, with respect to any period, the aggregate of all taxes on income of the Borrower for such period, whether current or deferred and net of any incentive or similar tax credits, determined on a Consolidated basis.

“Indebtedness” of any Person means, without duplication:

(a)all obligations of such Person for borrowed money or with respect to deposits or advances of any kind;

(b)all obligations of such Person evidenced by bonds, debentures, notes or similar instruments;

(c)all obligations of such Person upon which interest charges are customarily paid;

(d)all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person;

(e)all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business);

(f)all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed;

(g)all Guarantees by such Person of Indebtedness of others;

(h)all Capital Lease Obligations of such Person;

(i)all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guarantee (other than letters of credit and letters of guarantee issued in support of current accounts payable incurred in the ordinary course of business);

(j)all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances;

22725645.15	SSRI Credit Agreement

(k)all obligations due and owing by (and not the Mark-to Market Exposure of) such Person under Hedge Arrangements calculated on an aggregate net basis after taking into account all amounts owed by the counterparty to such Person in accordance with normal market practices;

(l)all Secured Cash Management Obligations; and

(m)all obligations of such Person to purchase, redeem, retire, defease or otherwise acquire for value (other than for other Equity Securities) any Equity Securities of such Person where such action must be performed on or before the Termination Date, valued, in the case of redeemable Equity Securities, at the greater of voluntary or involuntary redemption price, plus accrued and unpaid dividends.

The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a partner, general partner or limited partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

“Indemnified Taxes” means all Taxes other than Excluded Taxes.

“Indemnitee” has the meaning specified in Section 9.3(2).

“Initial Security Documents” means the materials described in Schedule 1.1(A).

“Insolvent Defaulting Lender” means any Defaulting Lender that (a) has been adjudicated as, or determined by an Governmental Authority having regulatory authority over such Person or its assets to be, insolvent, (b) becomes the subject of an insolvency, bankruptcy, dissolution, liquidation or reorganization proceeding, or (c) becomes the subject of an appointment of a receiver, receiver and manager, monitor, trustee or liquidator under the Bank Act (Canada) or any applicable bankruptcy, insolvency or similar law now existing or hereafter enacted; provided that a Lender shall not be an Insolvent Defaulting Lender solely by virtue of the ownership or acquisition by a Governmental Authority of an instrumentality thereof of any Equity Securities in such Lender or a parent company thereof.

“Intercompany Indebtedness” means Indebtedness owing from a Credit Party to the Borrower or a Subsidiary.

“Interest Coverage Ratio” means, with respect to any Rolling Period, the ratio of (a) EBITDA for such Rolling Period, to (b) Cash Interest Expense for such Rolling Period.

“Interest Expense” means, with respect to any period, the interest expense of the Borrower for such period, determined on a Consolidated basis.

“Interest Payment Date” means, (a) in the case of any Canadian Prime Loan or Base Rate Loan, the first Business Day of each month, and (b) in the case of a LIBO Rate Loan, the last day of each Interest Period relating to such LIBO Rate Loan, provided that if an Interest Period for any LIBO Rate Loan is of a duration exceeding 90 days, then “Interest Payment Date” shall also include each date which occurs at each 90-day interval during such Interest

22725645.15	SSRI Credit Agreement

“Interest Period” means, with respect to a LIBO Rate Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is 1, 2, or 3 months (or, subject to availability from all Lenders, 6, 9 or 12 months) thereafter, as the Borrower may elect; provided that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the immediately succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (b) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period, (c) no Interest Period shall extend beyond any date that any principal payment or prepayment is scheduled to be due unless the aggregate principal amount of (i) Canadian Prime Borrowings and Base Rate Borrowings, and
(ii) B/A Borrowings and LIBO Rate Borrowings which have Interest Periods or Contract Periods which will expire on or before such date, minus the aggregate amount of any other principal payments or prepayments due during such Interest Period, is equal to or in excess of the amount of such principal payment or prepayment, and (d) no Interest Period shall extend beyond the Maturity Date. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and, in the case of a converted or continued Borrowing, thereafter shall be the effective date of the most recent conversion or rollover of such Borrowing.

“Investment” means, as applied to any Person (the “investor”), any direct or indirect:

(a)purchase or other acquisition by the investor of Equity Securities of any other Person or any beneficial interest therein;

(b)purchase or other acquisition by the investor of bonds, notes, debentures or other debt securities of any other Person or any beneficial interest therein;

(c)loan or advance to any other Person, other than (i) advances to directors, officers, employees for expenses incurred in the ordinary course of business, and (ii) accounts receivable arising from sales or services rendered to such other Person in the ordinary course of the investor’s business; and

(d)capital contribution by the investor to any other Person;

provided that an Acquisition shall not constitute an Investment.

“Issuing Bank” means Canadian Imperial Bank of Commerce, in its capacity as the issuer of Letters of Credit hereunder, and its successors in such capacity as provided in Section 2.19(9). The Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of the Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.

“Laws” means all federal, provincial, municipal, foreign and international statutes, acts, codes, ordinances, decrees, treaties, rules, regulations, municipal by-laws, judicial or arbitral or administrative or ministerial or departmental or regulatory judgments, orders, decisions, rulings or awards or any provisions of the foregoing, including general principles of common and civil law and equity, and all policies, practices and guidelines of any Governmental Authority binding on or affecting the Person referred to in the context in which such word is used (including, in the case of tax matters, any accepted practice or application or official interpretation of any relevant taxation authority); and “Law” means any one or more of the foregoing.

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“LC Disbursement” means a payment made by the Issuing Bank pursuant to a Letter of Credit; provided that, for the purposes of Section 2.19(5), an LC Disbursement shall be deemed to be made by the Issuing Bank with respect to a Letter of Credit at the time that it receives a valid draw request thereunder.

“LC Exposure” means, at any time, the sum of (a) the US $ Amount of the aggregate undrawn amount of all outstanding Letters of Credit at such time, plus (b) the US $ Amount of the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Borrower at such time. The LC Exposure of any Lender at any time shall be its Applicable Percentage of the total LC Exposure at such time.

“Lender Affiliate” means, (a) with respect to any Lender, (i) an Affiliate of such Lender, or (ii) any Person that is engaged in making, purchasing, holding or otherwise investing in bank loans and similar extensions of credit in the ordinary course of its business and is administered or managed by a Lender or an Affiliate of such Lender, and (b) with respect to any Lender that is a fund which invests in bank loans and similar extensions of credit, any other fund that invests in bank loans and similar extensions of credit and is managed by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

“Lenders” means the Persons listed as lenders on Schedule 2.1 and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption in accordance with the terms of this Agreement, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption. Unless the context otherwise requires, the term “Lenders” includes the Swingline Lender and the Issuing Bank.

“Lender Termination Date” means the first date on which:

(a)all Commitments have expired or been terminated;

(b)the principal of and interest on each Loan and all fees, indemnities and other amounts payable hereunder shall have been paid in full; and

(c)all Letters of Credit shall have either (x) expired or terminated and all LC Disbursements shall have been reimbursed or (y) in the case of contingent reimbursement obligations with respect to Letters of Credit, Letter of Credit Collateralization shall have been provided.

“Letter of Credit” means any standby or documentary letter of credit or letter of guarantee issued pursuant to this Agreement.

“Letter of Credit Collateralization” means either (a) providing cash collateral (pursuant to documentation reasonably satisfactory to the Administrative Agent, to be held by the Administrative Agent for the benefit of the Lenders in an amount equal to 100% of the then existing LC Exposure, (b) delivering to Administrative Agent documentation executed by all beneficiaries under the Letters of Credit, in form and substance reasonably satisfactory to Administrative Agent and Issuing Bank, terminating all of such beneficiaries’ rights under the Letters of Credit, or (c) providing Administrative Agent with a standby letter of credit, in form and substance reasonably satisfactory to Administrative Agent, from a commercial bank reasonably acceptable to Administrative Agent in an amount equal to 100% of the then existing LC Exposure.

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“LIBO Rate Borrowing” means a Borrowing comprised of one or more LIBO Rate Loans.

“LIBO Rate Loan” means a Loan denominated in U.S. Dollars which bears interest at a rate based upon the LIBO Rate.

“LIBO Rate” means, with respect to any LIBO Loan for any Interest Period, either

(a)the applicable ICE Benchmark Administration Interest Settlement Rate as at 11:45 a.m. London, England time (subject to any intra-day refixing and republication) two Business Days prior to the first day of such Interest Period; or

(b)if the rate in paragraph (a) of this definition is not available for any particular day, the interest rate per annum offered to the Administrative Agent for London interbank deposits of U.S. Dollars, for delivery in immediately available funds on the first day of such Interest Period, of amounts comparable to the principal amount of the LIBO Loan to which such LIBO Rate is to apply with maturities comparable to the Interest Period for which such LIBO Rate will apply as of approximately 11:45 a.m. (London, England time) two Business Days prior to the first day of such Interest Period, and if, in either case, that rate is less than zero, the LIBO Rate shall be deemed to be zero.

“Lien” means, (a) with respect to any asset, any mortgage, deed of trust, lien (statutory or otherwise), deemed trust, pledge, hypothec, hypothecation, encumbrance, charge, security interest, royalty interest, adverse claim, defect of title or right of set off in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease, title retention agreement or consignment agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to any asset, (c) any purchase option, call or similar right of a third party with respect to such assets, (d) any netting arrangement, defeasance arrangement or reciprocal fee arrangement, and (e) any other arrangement having the effect of providing security that in each case secures the payment of any indebtedness or liability or observance or performance of any obligation.

“Life of Mine Plan” means, at any time, the most recent consolidated financial model containing annual cash flow projections (inclusive of income statement and cash flow statements for the Borrower) and, at any time with respect to any mining project, a forecast of the development (if any), operation and maintenance of each mining project, and shall:

(a)cover Capital Expenditure schedules, a detailed mine plan and schedule for ore tonnes and grade, waste movements, treatment schedule, mineral production, capital and operating costs, and reclamation costs, together with reasonable estimates of cash flows and other costs and expenses; and

(b)be satisfactory in form and substance to the Administrative Agent, acting reasonably.

For the avoidance of doubt, the form of Life of Mine Plan, including the Marigold and Pirquitas operations, provided to the Arranger prior to the Closing Date is satisfactory in form and substance.

“Loan” means any loan made by the Lenders to the Borrower pursuant to this Agreement, and includes any B/A accepted (and any B/A Equivalent Loan advanced) by any Lender hereunder.

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“Loan Documents” means this Agreement, the Security Documents, the Borrowing Requests and the Fee Letter, together with any other document, instrument or agreement (other than participation, agency or similar agreements among the Lenders or between any Lender and any other bank or creditor with respect to any indebtedness or obligations of any Credit Party (as applicable) hereunder or thereunder) now or hereafter entered into by a Credit Party in connection with this Agreement (including any document, instrument or agreement with respect to any Secured Hedge Arrangement and Secured Cash Management Services), as such documents, instruments or agreements may be amended, modified or supplemented from time to time.

“Marigold Project” means the gold mine complex of Marigold Mining Company located in eastern Humboldt County, Nevada commonly known as the Marigold mine, and all assets, property and undertaking used, intended for use in, or forming part of, such complex.

“Marigold Project Approvals” means, at any time, all Marigold Project Authorizations and Marigold Project Mining Rights as at such time.

“Marigold Project Assets” means all assets, property and undertaking (whether real or personal, tangible or intangible) which are used or intended for use in, forming part of, or attributable to, the Marigold Project. For the avoidance of doubt, the Marigold Project Assets shall include: (i) the Marigold Project Real Property and the mineral deposits covered thereby; (ii) all Marigold Project Saleable Product; (iii) all associated beneficiation facilities, together with all plant sites, waste dumps, ore dumps, crushing circuits, power supply systems and ancillary and infrastructure facilities; (iv) all required insurance with respect to the Marigold Project; (v) all plant and mobile equipment; (vi) the Marigold Project Approvals, and (vii) all proceeds derived from the Marigold Project.

“Marigold Project Authorizations” means, at any time, all Authorizations necessary for the development, operation and maintenance of the Marigold Project in accordance with, and as then contemplated by, the Life of Mine Plan.

“Marigold Project Leases” means all surface and mineral leases and leasehold interests constituting part of the Marigold Project.

“Marigold Project Mining Rights” means, at any time, all Mining Rights necessary for the development, operation and maintenance of the Marigold Project in accordance with, and as then contemplated by, the Life of Mine Plan, including the Marigold Project Leases.

“Marigold Project Real Property” means means all lands and real property owned, held or used with respect to or in connection with the Marigold Project, including all patented mining claims, patented millsite claims, fee interests, unpatented mining claims (whether lode or placer), unpatented millsite claims, tunnel sites and rights, amended claims, relocated claims, leasehold interests (including the Marigold Project Leases), mineral interests, option rights, rights of use, easements, water rights and other real property interests (whether surface, underground, mineral, or other).

“Marigold Project Saleable Product” means all present and future gold (including without limitation gold bearing material, dore bullion and refined gold) mined, extracted, and derived from the Marigold Project.

“Mark-to-Market Exposure” means, in relation to any Person on any date, the net amount payable by such Person under a Hedge Arrangement if such day were an “Early Termination

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Date” and the “Transaction” were a “Terminal Transaction” in accordance with the payment measure provided for in the 2002 ISDA Master Agreement (Multicurrency-Cross Border) as published by the International Swaps and Derivatives Association, Inc., as amended or replaced from time to time;

“Material Adverse Change” means any event, development or circumstance that has had or could reasonably be expected to have a Material Adverse Effect.

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, operations or financial condition of the Credit Parties taken as a whole, or (b) the validity or enforceability of any of the Loan Documents, the priority of the Liens created thereby or the rights and remedies of the Administrative Agent and the Lenders thereunder.

“Material Indebtedness” means any Indebtedness (other than the Loans) of any one or more Credit Parties in an aggregate principal amount exceeding U.S.$5,000,000.

“Material Leasehold Interest” means any leasehold interest of a Credit Party in real property that is material to, or necessary in, the operation of the business of such Credit Party which such Credit Party cannot promptly replace with an alternative lease having comparable commercial terms.

“Material Subsidiary” means:

(a)Silver Standard Canada Holdings Ltd., Silver Standard US Holdings Inc., Silver Standard Marigold Inc., Intertrade Metals Limited Partnership, Intertrade Metals Corp., Silver Standard Ventures Inc., Silver Standard Durango, S.A. de C.V., Marigold Mining Company and Mina Pirquitas, LLC;

(b)each other present and future Subsidiary that at any time:

(i)has consolidated net tangible assets in excess of an amount equal to 5% of the net tangible assets of the Borrower at such time, determined on a Consolidated basis; or

(ii)has a subsidiary that is a Material Subsidiary; and

(c)any other Subsidiary designated as such in writing by the Borrower to the Administrative Agent;

provided that once a Subsidiary satisfies any of the tests set out in this definition, such Person shall at all times thereafter be a Material Subsidiary, regardless of whether it subsequently satisfies any of such tests. For the avoidance of doubt, Mina Pirquitas, LLC Sucursal Argentina (i.e., the Argentinian branch of Mina Pirquita, LLC) is not a separate Person. Accordingly, it shall not be considered an independent Material Subsidiary or required to execute and deliver the Group Guarantee, but its assets shall be subject to all provisions of the Loan Documents affecting Credit Parties.

“Maturity Date” means the August 4, 2018, as such date may be extended from time to time pursuant to Section 2.6.

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“Mining Rights” means all patented and unpatented mining claims, mineral licences, mining concessions, mining leases, prospecting permits, surface leases, rights-of-way or other authorities which, directly or indirectly, confer or may confer a right to prospect or explore for, develop, or mine, any minerals or ores.

“Moody’s” means Moody’s Investors Service, Inc.

“Net Income” means, with respect to any period, the net income of the Borrower for such period, determined on a Consolidated basis.

“Net Indebtedness” means, at any time, an amount equal to the aggregate amount of Indebtedness of the Borrower less:

(a)the amount of any Indebtedness secured by cash collateral that is a Permitted Lien; and

(b)the Cash Balance,

in each case determined as at such time on a Consolidated basis.

“Net Leverage Ratio” means, at any time, the ratio of (a) Net Indebtedness at such time to (b) EBITDA for the most recently completed Rolling Period. By way of example and for the avoidance of doubt, the Net Leverage Ratio on February 5, 2015 shall be equal to the ratio of Net Indebtedness on February 5, 2015 to EBITDA for the Rolling Period ended on December 31, 2014.

“Non-Consenting Lender” means a Lender that has not provided its consent to a waiver of, or amendment to, any provision of the Loan Documents where requested to do so by Borrower or the Administrative Agent if (a) such waiver or amendment requires the consent of all the Lenders, and (b) the Required Lenders have consented to such waiver or amendment.

“Non-Extending Lender” has the meaning set out in Section 2.6(3).

“Non-Financial Letter of Credit” means any Letter of Credit other than a Financial Letter of Credit.

“Non-Recourse Project Indebtedness” of any Person means any Indebtedness of such Person with respect to which recourse for payment is limited to project assets (other than Marigold Project Assets) encumbered by a Lien securing such Indebtedness (including, for the avoidance of doubt, project inventory and receivables) and the traceable proceeds thereof; provided, however, that personal recourse of a holder of Indebtedness against any obligor with respect thereto for fraud, misrepresentation, misapplication of cash, waste and other circumstances customarily excluded from non-recourse provisions in non-recourse financing shall not, by itself, prevent any Indebtedness from being characterized as Non-Recourse Project Indebtedness, provided further, that if a recourse claim is made in connection therewith, such claim shall no longer constitute Non-Recourse Project Indebtedness for the purposes of this Agreement.

“Participant” has the meaning set out in Section 9.4(5).

“Party” means a party to this Agreement and reference to a Party includes its successors and permitted assigns and “Parties” means every Party.

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“Payment Office” means the Administrative Agent’s office located at 40 Dundas Street West, 5th Floor, Toronto, Ontario, M5L 1A2, Attention: Julia Ballantyne, Administrative Officer (or such other office or individual as the Administrative Agent may hereafter designate in writing to the other parties hereto).

“Pension Plan” means a pension plan which is or was sponsored, administered or contributed to, or required to be contributed to by, any Credit Party or under which any Credit Party has any actual or potential liability, other than a pension plan administered by a Governmental Authority.

“Permitted Acquisition” means any Acquisition by any Credit Party:

(a)where no Default or Event of Default has occurred and is continuing or would be caused thereby;

(b)which is of a Person carrying on a business in, or relating to, the mining sector (or if an asset Acquisition, is of assets used or useful in, or relating to, the mining sector);

(c)in respect of which the Administrative Agent will have a first-priority Lien over the assets to be acquired, subject to the Security Principles and Permitted Liens;

(d)where, if such Acquisition is an Acquisition of Equity Securities and:

(i)the acquiring Credit Party acquires less than 100% of the Equity Securities of the Target, then all other shareholders of the Target will provide an unconditional consent to the security set out in (ii) and (iii) below, as applicable, in form and substance satisfactory to the Administrative Agent;

(ii)the Target will be a Domestic Material Subsidiary following its Acquisition, then within 30 days of such Acquisition the Target will become a Guarantor and the Administrative Agent will have a first-priority Lien over the assets of the Target, subject to the Security Principles and Permitted Liens; and

(iii)the Target will be a Foreign Material Subsidiary following its Acquisition, then within 30 days of such Acquisition the Target will become a Guarantor and the Administrative Agent will have a first-priority Lien over such Equity Securities;

(e)in respect of which the Borrower has demonstrated to the Lenders’ satisfaction, acting reasonably, that after giving effect to such Acquisition (assuming maximum earn-out obligations), the Borrower will be in compliance with the financial covenants in Section 5.1(12) calculated on a pro forma basis and based on the financial results of Target for the most recent Rolling Period; and

(f)where the Target is not a Sanctioned Person or the subject assets are not otherwise located in a Sanctioned Country;

provided that, notwithstanding the foregoing, a Hostile Acquisition shall not be a Permitted Acquisition.

“Permitted Equity Hedge Arrangement” means any equity pricing hedge with respect to publicly traded securities which are legally and beneficially owned by a Credit Party.

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“Permitted Equity Hedge Lien” means any Lien securing a Permitted Equity Hedge Arrangement over the publicly traded securities to which it relates.

“Permitted Intercompany Indebtedness” means unsecured Intercompany Indebtedness that is:

(a)owing to a Credit Party; or

(b)owing to a Subsidiary that is not a Credit Party and subject to an Affiliate Postponement Agreement.

“Permitted Intercompany Investments” means an Investment by a Credit Party in any of the following:

(a)Equity Securities of any Affiliates;

(b)any Subsidiary by way of a capital contribution; or

(c)Loans or advances to any Affiliate.

“Permitted Liens” means:

(a)Liens in favour of the Administrative Agent for the benefit of the Secured Parties for the obligations of any Credit Party under or pursuant to the Loan Documents;

(b)Purchase Money Liens securing Indebtedness to the extent permitted by Section 6.1(1)(b) and Liens to secure Capital Lease Obligations to the extent permitted by Section 6.1(1)(b);

(c)Liens imposed by any Governmental Authority for Taxes not yet due and delinquent or which are being contested in good faith and by appropriate proceedings in compliance with Section 5.1(3), and, during such period during which such Liens are being so contested, such Liens shall not be executed on or enforced against any of the assets of any Credit Party, provided that such Credit Party shall have set aside on its books reserves deemed adequate therefor and not resulting in qualification by auditors;

(d)carrier’s, warehousemen’s, mechanics’, materialmen’s, repairmen’s, construction and other like Liens arising by operation of applicable Law, arising in the ordinary course of business and securing amounts (i) which are not overdue for a period of more than 30 days, or (ii) which are being contested in good faith and by appropriate proceedings and, during such period during which amounts are being so contested, such Liens shall not be executed on or enforced against any of the assets of any Credit Party, provided that such Credit Party shall have set aside on its books reserves deemed adequate therefor and not resulting in qualification by auditors;

(e)statutory Liens incurred, or pledges or deposits made, under worker’s compensation, employment insurance and other social security legislation;

(f)undetermined or inchoate Liens and charges arising or potentially arising under statutory provisions which have not at the time been filed or registered in accordance with applicable Law or of which written notice has not been duly given in accordance with

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applicable Law or which although filed or registered, relate to obligations not due or delinquent;

(g)Liens over Cash or Cash Equivalents to secure the performance of bids, tenders, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature (other than for borrowed money) incurred in the ordinary course of business;

(h)servitudes, easements, rights-of-way, restrictions and other similar encumbrances on real property imposed by applicable Law or incurred in the ordinary course of business and encumbrances consisting of zoning or building restrictions, easements, licenses, restrictions on the use of property or minor imperfections in title thereto which, in the aggregate, are not material, and which do not in any case materially detract from the value of the property subject thereto or interfere with the ordinary conduct of the business of any Credit Party;

(i)Liens of or resulting from any judgment or award, in excess of U.S.$5,000,000, the time for the appeal or petition for rehearing of which shall not have expired, or in respect of which the applicable Credit Party be prosecuting an appeal or proceeding for review in good faith and by appropriate proceedings and in respect of which a stay of execution pending such appeal or proceeding for review shall have been secured;

(j)Liens of or resulting from any judgment or award which is less U.S.$5,000,000 provided that no enforcement, collection, execution, levy or foreclosure proceeding shall have been commenced;

(k)the rights reserved to or vested in Governmental Authorities by statutory provisions or by the terms of leases, licenses, franchises, grants or permits, which affect any land, to terminate the leases, licenses, franchises, grants or permits or to require annual or other periodic payments as a condition of the continuance thereof;

(l)securities to public utilities or to any municipalities or Governmental Authorities or other public authority when required by the utility, municipality or Governmental Authorities or other public authority in connection with the supply of services or utilities to the Credit Parties;

(m)Liens or covenants restricting or prohibiting access to or from lands abutting on controlled access highways or covenants affecting the use to which lands may be put; provided that such Liens or covenants do not materially and adversely affect the use of the lands by any Credit Party;

(n)Liens consisting of royalties payable with respect to any asset or property of the Credit Parties pursuant to the Existing Royalty Agreements;

(o)statutory Liens incurred or pledges or deposits made in favour of a Governmental Authority to secure the performance of obligations of any Credit Party under Environmental Laws to which any assets of such Credit Party are subject;

(p)customary rights of set-off or combination of accounts in favour of a financial institution with respect to deposits maintained by it;

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(q)any Permitted Equity Hedge Lien;

(r)Liens over Unencumbered Project Assets securing Non-Recourse Project Indebtedness;

(s)Liens existing on any property or asset prior to the acquisition thereof by an Credit Party or existing on any property or asset of any Person that becomes a Credit Party by way of a Permitted Acquisition after the date hereof prior to the time such Person becomes a Credit Party, provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Credit Party, as the case may be, (ii) such Lien shall not apply to any other property or assets of any Credit Party, and (iii) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Credit Party, as the case may be;

(t)Liens arising from financing statement filings regarding operating leases entered into in the ordinary course of business;

(u)statutory and common law landlords’ liens under leases to which the Borrower or any of its Subsidiaries is a party;

(v)Liens in respect of supply, sales, surface use and other operational agreements entered into consistent with normal practices in the mining industry, in each case to the extent such agreements are entered into in the ordinary course of business and such Liens do not secure any obligation for borrowed money;

(w)Liens in favour of The Bank of Nova Scotia over cash and Cash Equivalents securing the Indebtedness under the Existing Letter of Credit;

(x)any extension, renewal or replacement of any of the foregoing;

provided, however, that the Liens permitted hereunder shall not be extended to cover any additional Indebtedness of the Credit Parties or their property (other than a substitution of like property), except Liens in respect of Capital Lease Obligations and Purchase Money Liens as permitted by clause (c) of this definition.

“Permitted Note Indebtedness” means all Indebtedness under, pursuant to, or in connection with Permitted Notes.

“Permitted Notes” means, collectively,

(a)the 2.875% convertible senior notes due 2033 issued by the Borrower pursuant to the indenture dated as of January 16, 2013; and

(b)any other unsecured notes constituting securities under applicable Law issued by the Borrower after the Closing Date under one or more indentures where the maturity date or mandatory redemption date thereof is no earlier than six months following the Maturity Date and there are no scheduled principal repayments prior thereto.

“Person” includes any natural person, corporation, company, limited liability company, trust, joint venture, association, incorporated organization, partnership, Governmental Authority or other entity.

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“Pirquitas Project” means the silver mine complex of Mina Pirquitas, LLC located in Jujuy Province, northern Argentina, commonly known as the Pirquitas mine, and all assets, property and undertaking used, intended for use in, or forming part of, such complex.

“Post-Closing Requirements” has the meaning set out in Section 5.1(8).

“Proven and Probable Reserves” means, at any time, “Proven Mineral Reserves” and “Probable Mineral Reserves” of gold at the Marigold Project, as determined and calculated in accordance with the standards set forth in National Instrument 43-101 (Standards of Disclosure for Mineral Projects) issued by the Canadian Securities Administrators (including its Companion Policy 43- 101 CP and Form 101F1Technical Report).

“Purchase Money Lien” means a Lien taken or reserved in personal property to secure payment of all or part of its purchase price (or to secure financing to fund such purchase price), provided that such Lien (a) secures an amount not exceeding the lesser of the purchase price of such personal property and the Fair Market Value of such personal property at the time such Lien is taken or reserved, (b) extends only to such personal property and its proceeds, and (c) is granted prior to or within 30 days after the purchase of such personal property.

“Quarterly Date” means each of the last day of each of March, June, September, and December in each calendar year.

“Reduction Date” means the date falling one year prior to the Maturity Date.

“Register” has the meaning set out in Section 9.4(3).

“Reimbursement Obligations” means, at any date, the obligations of the Borrower then outstanding in respect of the Letters of Credit to reimburse the Administrative Agent for the account of the Issuing Bank for the amount paid by the Issuing Bank in respect of any drawings under the Letters of Credit.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.

“Release” is to be broadly interpreted and shall include an actual or potential discharge, deposit, spill, leak, pumping, pouring, emission, emptying, injection, escape, leaching, seepage or disposal of a Hazardous Materials which is or may be in breach of any Environmental Laws.

“Required Lenders” means, at any time, Lenders having Credit Exposures and unused and uncancelled Commitments representing at least 66⅔% of the aggregate amount of all Credit Exposures and unused and uncancelled Commitments; provided that (a) from and after the Lender Termination Date, “Required Lenders” means Secured Hedge Counterparties and Secured Cash Management Providers holding Secured Hedge Obligations and Secured Cash Management Obligations representing at least 66⅔% of the sum of all Secured Hedge Obligations and Secured Cash Management Obligations, and (b) if there are only two Lenders having Credit Exposures and unused and uncancelled Commitments at such time, “Required Lenders” shall mean both such Lenders.

“Responsible Officer” means, with respect to any Person, the chairman, the president, any vice president, the chief executive officer or the chief operating officer, and, in respect of financial or

22725645.15	SSRI Credit Agreement

accounting matters, any chief financial officer, principal accounting officer, treasurer or controller of such Person.

“Restricted Payment” means, with respect to any Person, any payment by such Person (whether in cash or in kind, and whether by way of actual payment, set-off, counterclaim or otherwise):

(a)of any dividend, distribution or return of capital with respect to its Equity Securities;

(b)on account of the purchase, redemption, retirement or other acquisition of any of its Equity Securities or any warrants, options or similar rights with respect to its Equity Securities; or

(c)of any principal of, or interest or premium on, any Permitted Note Indebtedness; or

(d)of any principal of, or interest or premium on, any Intercompany Indebtedness.

“Reuters Screen CDOR Page” means the display designated as page “CDOR” on the Reuters Monitor Money Rates Service (or such other page which replaces the CDOR page on that service) for purposes of displaying Canadian dollar bankers’ acceptance rates.

“Rolling Period” means each Fiscal Quarter taken together with the three immediately preceding Fiscal Quarters.

“S&P” means Standard & Poor’s Ratings Services, a division of the McGraw-Hill Companies, Inc.

“Sanctioned Country” means, at any time, a country, region, or territory which is itself the subject of any Sanctions.

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by any Governmental Authority having jurisdiction over the Borrower or any Subsidiaries (including, to the extent applicable to the Borrower or any of its Subsidiaries, the U.S. government, including those administered by the Office of Foreign Assets Control of the
U.S. Department of the Treasury or the U.S. Department of State).

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by any Governmental Authority having jurisdiction over the Borrower or any Subsidiaries (including, to the extent applicable to the Borrower or any of its Subsidiaries, the Office of Foreign Assets Control of the U.S. Department of the Treasury, the
U.S. Department of State, the United Nations Security Council, the European Union or any EU member state), (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person owned or controlled by any such Person or Persons described in the foregoing clauses (a) or (b).

“Secured Cash Management Obligations” means all indebtedness arising under or in connection with any Secured Cash Management Services.

“Secured Cash Management Provider” means any Lender in its capacity as a provider of Cash Management Services. For the avoidance of doubt, a Person that ceases to be a Lender (other than upon a Lender Termination Date) shall cease to be a Secured Cash Management Provider.

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“Secured Cash Management Service” means any Cash Management Service provided by a Secured Cash Management Provider to a Credit Party.

“Secured Financial Product Collateralization” means either (a) providing cash collateral (pursuant to documentation reasonably satisfactory to Administrative Agent) to be held by Administrative Agent for the benefit of providers of the Secured Cash Management Services and Secured Hedge Counterparties in an amount equal to 100% of the then existing Secured Cash Management Obligations and Secured Hedge Obligations (after taking into account all amounts owed by the counterparty to such Person in accordance with normal market practices (using the mark-to-market method whenever applicable)) or (b) providing Administrative Agent with a standby letter of credit, in form and substance reasonably satisfactory to Administrative Agent, from a commercial bank reasonably acceptable to Administrative Agent in an amount equal to 100% of the then existing Secured Cash Management Obligations and Secured Hedge Obligations (after taking into account all amounts owed by the counterparty to such Person in accordance with normal market practices (using the mark-to-market method whenever applicable)).

“Secured Hedge Arrangement” means any Hedge Arrangement between a Credit Party and Person that is a Lender or Lender Affiliate at the time such Hedge Arrangement is entered into, other than a Permitted Equity Hedge Arrangement. For the avoidance of doubt, any Hedge Arrangement entered into by a Credit Party with a Person (a) prior to such Person becoming a Lender or Lender Affiliate, or (b) after such Person ceases to be a Lender or Lender Affiliate, shall not be a Secured Hedge Arrangement.

“Secured Hedge Counterparty” means any Person party to Secured Hedge Arrangement other than a Credit Party, in such Person’s capacity as a party thereto. For the avoidance of doubt, a Person shall remain a Secured Hedge Counterparty with respect to a Secured Hedge Arrangement if it ceases to be a Lender or a Lender Affiliate.

“Secured Hedge Obligations” means all indebtedness arising under or in connection with any Secured Hedge Arrangement. The Secured Hedge Obligations owing to a Secured Hedge Counterparty shall be calculated on an aggregate net basis after taking into account all amounts owed by such Secured Hedge Counterparty to the Credit Parties under its Secured Hedge Arrangements in accordance with normal market practices (using the mark-to-market method whenever applicable). For the avoidance of doubt, amounts owing to or from a Person under Hedge Arrangements that are not Secured Hedge Arrangements (including under Permitted Equity Hedge Arrangements) shall not be taken into account in calculating Secured Hedge Obligations.

“Secured Liabilities” means all present and future indebtedness, liabilities and obligations of any and every kind, nature and description (whether direct or indirect, joint or several, absolute or contingent, mature or unmatured) of the Credit Parties to the Secured Parties under, in connection with or with respect to the Loan Documents (including Secured Cash Management Obligations and Secured Hedge Obligations), and any unpaid balance thereof.

“Secured Parties” means the Administrative Agent, the Lenders, the Secured Hedge Counterparties and the Secured Cash Management Providers.

“Security Documents” means the agreements or instruments described or referred to in Schedule 1.1(A) or, Section 5.1(11) (including, to the extent such Section describes an amendment, the agreement or instrument amended thereby) and any and all other agreements or instruments now

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or hereafter executed and delivered by any Credit Party as security (including by way of guarantee) for the payment or performance of all or part of the Secured Liabilities, as any of the foregoing may have been, or may hereafter be, amended, modified or supplemented.

“Security Principles” means the security principles set out in Schedule 5.1(11).

“SFP Minerals Lease” means the minerals lease dated and effective June 17, 1988, by and between SFP Minerals Corporation, a Delaware corporation, as lessor, and Santa Fe Pacific Mining, Inc., a Kansas corporation, as lessee.

“Social Laws” means all Laws relating in any way to:

(a)labour;

(b)social security;

(c)the regulation of industrial relations (between government, employers and employees);

(d)the protection of occupational and public health and safety;

(e)the regulation of public participation;

(f)the protection and regulation of ownership of land rights (both formal and traditional), immovable goods and intellectual and cultural property rights;

(g)the protection and empowerment of Aboriginal Groups, indigenous peoples or ethnic groups;

(h)the projection, restoration and promotion of cultural or historical resources or heritage; and

(i)the resettlement or economic displacement of persons.

“Solvent” means, with respect to any Person as of any date of determination, that on such date,
(a) the present fair salable value of the property and assets of such Person exceeds the debts and liabilities, including contingent liabilities, of such Person, (b) the present fair salable value of the property and assets of the such Person is greater than the amount that will be required to pay the probable liability of such Person on its debts and other liabilities, including contingent liabilities, as such debts and other liabilities become absolute and matured, (c) such Person does not intend to incur, or believe (nor should it reasonably believe) that it will incur, debts and liabilities, including contingent liabilities, beyond its ability to pay such debts and liabilities as they become absolute and matured, and (d) such Person does not have unreasonably small capital with which to conduct the business in which it is engaged as such business is now conducted and is proposed to be conducted. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“subsidiary” means, with respect to any Person (the “parent”) at any date, any other Person(a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of

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such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

“Subsidiary” means any subsidiary of the Borrower.

“Swap Obligation” means any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“Swingline Cap” means U.S.$5,000,000.

“Swingline Exposure” means, at any time, the US $ Amount of the aggregate principal amount of all Swingline Loans outstanding at such time. The Swingline Exposure of any Lender at any time shall be its Applicable Percentage of the total Swingline Exposure at such time.

“Swingline Lender” means Canadian Imperial Bank of Commerce, in its capacity as lender of Swingline Loans hereunder.

“Swingline Loan” has the meaning set out in Section 2.20.

“Tangible Net Worth” means, at any time, the excess of the Borrower’s total assets over the Borrower’s total liabilities; provided that the determination of such total assets shall exclude:

(a)all goodwill (without taking into account any future income tax assets that may be classified as goodwill),

(b)organizational expenses, research and development expenses, trade marks, trade mark applications, trade names, copyrights, patents, patent applications, licenses and rights in any thereof;

(b)all prepaid expenses, deferred charges or unamortized debt discount and expense;

(c)all reserves carried and not deducted from consolidated assets;

(d)Equity Securities of, obligations or other securities of, or capital contributions to, or investments in, any Subsidiary;

(e)securities which are not readily marketable (provided that any shares in a publicly traded issuer shall be considered as readily marketable absent a stop-trade order);

(f)cash held in a sinking fund or other analogous fund established for the purpose of redemption, retirement or prepayment of Equity Securities or Indebtedness;

(g)any write-up in the book value of any asset resulting from a revaluation thereof except to the extent that such asset was subject to a previous write-down;

(h)accumulated other comprehensive income; and

(i)any items not included in clauses (a) through (h) of this definition which are treated as intangibles under GAAP,

in each case as at such time and determined on a Consolidated basis.

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“Tangible Net Worth Floor” means, at any time, an amount equal to the sum of:

(a)75% of the Tangible Net Worth as at July 31, 2015, as evidenced in the Compliance Certificate delivered on or about such time; plus

(b)an amount equal to 50% of Net Income calculated on a cumulative basis from and after August 1, 2015 until the most recent Quarterly Date.

In calculating cumulative Net Income for the purposes of this definition, no deduction shall be made in respect of Net Income for any Fiscal Quarter which is less than nil.

“Target” means, with respect to any Acquisition, the Person whose shares or assets (or both) are proposed to be acquired.

“Taxes” means all taxes, charges, fees, levies, imposts and other assessments, including all income, sales, use, goods and services, harmonized sales, value added, capital, capital gains, alternative, net worth, transfer, profits, withholding, payroll, employer health, excise, real property and personal property taxes, and any other taxes, customs duties, fees, assessments, or similar charges in the nature of a tax, including Canada Pension Plan and provincial pension plan contributions, unemployment insurance payments and workers’ compensation premiums, together with any instalments with respect thereto, and any interest, fines and penalties with respect thereto, imposed by any Governmental Authority (including federal, state, provincial, municipal and foreign Governmental Authorities), and whether disputed or not.

“Termination Date” means the first date on which:

(a)the Lender Termination Date shall have occurred;

(b)subject to clause (d)(ii) below, in the case of Secured Cash Management Obligations and Secured Hedge Obligations, Secured Financial Product Collateralization shall have been provided,

(c)the Administrative Agent shall have received cash collateral in order to secure any other contingent Secured Liabilities for which a claim or demand for payment has been made on or prior to such time or in respect of matters or circumstances known to Administrative Agent or a Lender at such time that are reasonably expected to result in any loss, cost, damage, or expense (including legal fees and expenses), such cash collateral to be in such amount as Administrative Agent reasonably determines is appropriate to secure such contingent Secured Liabilities; and

(d)the payment or repayment in full in immediately available funds of all other outstanding Secured Liabilities (including the payment of any termination amount then applicable (or which would or could become applicable as a result of the repayment of the other Secured Liabilities) under Secured Hedge Arrangements) other than (i) unasserted contingent indemnification Secured Liabilities, and (ii) any Secured Cash Management Obligations and Secured Hedge Obligations, that, at such time, are allowed by the provider to remain outstanding without being required to be repaid or collateralized under Secured Financial Product Collateralization.

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“Transactions” means the execution, delivery and performance by the Credit Parties of the Loan Documents, the borrowing of Loans and the use of the proceeds thereof, and the issuance of Letters of Credit.

“Transitory Account” means any deposit account located in the United States maintained by a Credit Party with a financial institution that serves primarily as an intercompany flow-through account and at which no material balances are kept on an overnight basis.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Canadian Prime Rate, the Base Rate, the LIBO Rate, or the CDOR Rate or whether such Borrowing takes the form of a Letter of Credit.

“Unencumbered Equity Securities” means, at any time, Equity Securities that are not subject to a Lien under the Security Documents at such time.

“Unencumbered Project Assets” means, at any time, assets, property and undertaking (whether real or personal, tangible or intangible) which are used or intended for use in, forming part of, or attributable to a Future Project that are not subject to a Lien under the Security Documents at such time.

“UNR Consent” means a consent agreement with respect to the UNR Lease substantially in the form set out in Exhibit D hereto.

“UNR Lease” means the lease agreement made and entered into as of August 1, 1988, by and between the Board of Regents of the University of Nevada System, as lessor, and Donald J. Decker, Suzanne Decker, Nevada North Resources (U.S.A.) Inc., and Rayrock Mines, Inc., a Nevada corporation, doing business as Cordex Exploration Co., as lessee.

“U.S. Dollars” and “U.S.$” refer to lawful money of the United States of America.

“US $ Amount” means, on any day, in relation to any Loans or Letters of Credit, the sum of (a) the amount of all such Loans and Letters of Credit that are denominated in U.S. Dollars, and (b) the U.S.$ Equivalent of all such Loans and Letters of Credit that are expressed in Canadian Dollars.

“U.S.$ Equivalent” means, on any day, the amount of U.S. Dollars that the Administrative Agent could purchase, in accordance with its normal practice, with a specified amount of Canadian Dollars based on the Bank of Canada noon spot rate on such day.

“Vek and Andrus Lease” means the lease agreement made and entered into as of September 15, 1985, by and between, Vek/Andrus Associates, a general partnership composed of Vek Associates, a Nevada corporation, and Andrus Resources Corporation, a Texas corporation, as lessor, and Rayrock Mines, Inc., a Nevada corporation, doing business as Cordex Exploration Co., as lessee, as amended by a first amendment to lease agreement dated February 21, 1986, a second amendment to lease agreement dated May 1, 1986, a third amendment to lease agreement dated June 1, 1988, a fourth amendment to lease agreement dated June 17, 1992, a fifth amendment to lease agreement dated April 28, 1996 and a sixth amendment to lease agreement dated September 13, 2000 (collectively, the “Vek and Andrus Lease”).

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“Wholly-Owned Subsidiary” of a Person means any subsidiary of such Person of which securities (except for directors’ qualifying shares) or other ownership interests representing 100% of the equity or 100% of the ordinary voting power or 100% of the general partnership or membership interests are, at the time any determination is being made, owned, controlled or held by such Person or one or more subsidiaries of such Person or by such Person and one or more subsidiaries of such Person.

1.2Classification of Loans and Borrowings.

For purposes of this Agreement, Loans may be classified and referred to by class (e.g., a “Loan”) or by Type (e.g., a “LIBO Rate Loan”) or by class and Type (e.g., a “LIBO Loan”). Borrowings also may be classified and referred to by class (e.g., a “Borrowing”) or by Type (e.g., a “LIBO Rate Borrowing”) or by class and Type (e.g., a “LIBO Rate Borrowing”).

1.3Terms Generally.

The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “or” is disjunctive; the word “and” is conjunctive. The words “to the knowledge of” means, when modifying a representation, warranty or other statement of any Person, that the fact or situation described therein is known by such Person (or, in the case or a Person other than a natural Person, known by the Responsible Officer of such Person) making the representation, warranty or other statement, or with the exercise of reasonable due diligence under the circumstances (in accordance with the standard of what a reasonable Person in similar circumstances would have done) would have been known by such Person (or, in the case of a Person other than a natural Person, would have been known by such Responsible Officer of such Person). For the purposes of determining compliance with or measuring status under any cap, threshold or basket hereunder denominated in United States Dollars, reference shall be had to the U.S.$ Equivalent of any portion of the underlying component that is not denominated in United States Dollars. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented, restated or replaced (subject to any restrictions on such modifications set out herein), (b) any reference herein to any statute or any section thereof shall, unless otherwise expressly stated, be deemed to be a reference to such statute or section as amended, restated or re-enacted from time to time, (c) any reference herein to any Person shall be construed to include such Person’s successors and permitted assigns, (d) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (e) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, and (f) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement. Any reference herein to an action, document or other matter or thing being “satisfactory to the Lenders”, “to the Lenders’ satisfaction” or similar phrases, shall mean that such action, document, matter or thing must be satisfactory to Lenders constituting the Required Lenders, unless it is described in Section 9.2(2) (a-h), hereof, in which case it must be satisfactory to each Lender whose consent is required under the applicable clause.

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1.4.Accounting Terms; GAAP.

Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP. Except as otherwise expressly provided herein, all calculations of the components of the financial information for the purposes of determining compliance with the financial ratios and financial covenants contained herein shall be made on a basis consistent with GAAP in existence as at the Closing Date and used in the preparation of the Consolidated financial statements of the Borrower referred to in Section 5.1(1). In the event of a change in GAAP, the Borrower and the Administrative Agent shall negotiate in good faith to revise (if appropriate) such ratios and covenants to give effect to the intention of the parties under this Agreement as at the Closing Date, and any new financial ratio or financial covenant shall be subject to approval by the Required Lenders. Until the successful conclusion of any such negotiation and approval by the Required Lenders, (a) all calculations made for the purpose of determining compliance with the financial ratios and financial covenants contained herein shall be made on a basis consistent with GAAP in existence immediately prior to such adoption or change, and (b) financial statements delivered pursuant to Section 5.1(1) shall be accompanied by a reconciliation showing the adjustments made to calculate such financial ratios and financial covenants. Any financial ratios required to be maintained by the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed in this Agreement and rounding the result up or down to the nearest number (with a round-up if there is no nearest number) to the number of places by which such ratio is expressed in this Agreement. The Borrower shall not change the framework adopted under International Financial Reporting Standards.

1.5.Time.

All time references herein shall, unless otherwise specified, be references to local time in Toronto, Ontario. Time is of the essence of this Agreement and the other Loan Documents.

1.6.Permitted Liens.

Any reference in any of the Loan Documents to a Permitted Lien is not intended to subordinate or postpone, and shall not be interpreted as subordinating or postponing, or as any agreement to subordinate or postpone, any Lien created by any of the Loan Documents to any Permitted Lien.

ARTICLE 2
THE CREDITS

2.1Commitments. Subject to the terms and conditions set forth herein, each Lender commits to make Loans to the Borrower from time to time during the period commencing on the Closing Date and ending on the Maturity Date in an aggregate outstanding principal amount equal to the amount set forth beside such Lender’s name in Schedule 2.1 under the heading “Commitment”, provided that a Lender shall not be required to extend further credit hereunder if such extension would result in (a) such Lender’s Credit Exposure exceeding such Lender’s Commitment, or (b) the aggregate Credit Exposures exceeding the aggregate Commitments. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, repay and reborrow Loans.

2.2Loans and Borrowings.

(1)Loans. Each Loan shall be made as part of a Borrowing consisting of Loans made by the Lenders rateably based upon their Applicable Percentages. Each Swingline Loan shall be made in accordance with the procedures set forth in Section 2.20. The failure of any Lender to make any Loan

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required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

(2)Composition of Borrowings. Subject to Section 2.20, each Borrowing shall be comprised entirely of Canadian Prime Loans, Bankers’ Acceptances, B/A Equivalent Loans, Base Rate Loans, LIBO Rate Loans or Letters of Credit as the Borrower may request in accordance herewith. Each Lender may at its option make any LIBO Rate Loan by causing any domestic or foreign branch or Lender Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not result in any increased costs for the Borrower or affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.

(3)Amount of Borrowings. At the commencement of each Interest Period for any LIBO Rate Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of U.S.$100,000 and not less than U.S.$5,000,000. At the time that each Canadian Prime Borrowing or Base Rate Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of Cdn.$100,000 and not less than Cdn. $5,000,000. Notwithstanding the foregoing, (a) a Canadian Prime Borrowing or a Base Rate Borrowing may be in an aggregate amount that is equal to the entire unused balance of the total applicable Commitments or that is required to finance the reimbursement of an LC Disbursement, and (b) the Administrative Agent shall have discretion to round Lender allocations to the nearest U.S.$1,000 or Cdn.$1,000, as applicable.    Borrowings of more than one Type and class may be outstanding at the same time; provided that there shall not at any time be more than a total of five B/A Borrowings or five LIBO Rate Borrowings outstanding.

2.3Requests for Borrowings.

(1)Requesting a Borrowing. To request a Borrowing (other than a Swingline Loan), the Borrower shall notify the Administrative Agent of such request in writing substantially in the form of Exhibit A (each, a “Borrowing Request”) (a) in the case of a LIBO Rate Borrowing, not later than 11:00 a.m. three Business Days before the date of the proposed Borrowing, (b) in the case of a B/A Borrowing, not later than 11:00 a.m. two Business Days before the date of the proposed Borrowing, or (c) in the case of a Canadian Prime Borrowing or a Base Rate Borrowing, not later than 11:00 a.m. time, one Business Day before the date of the proposed Borrowing. Each Borrowing Request shall be irrevocable. The Administrative Agent and each Lender are entitled to rely and act upon any Borrowing Request given or purportedly given by the Borrower, and the Borrower hereby waives the right to dispute the authenticity and validity of any such request or resulting transaction once the Administrative Agent or any Lender has advanced funds, accepted a B/A or made a B/A Equivalent Loan based on such Borrowing Request. Each Borrowing Request shall specify the following information:

(i)the aggregate amount of each requested Borrowing;

(ii)the date of such Borrowing, which shall be a Business Day;

(iii)whether such Borrowing is to be a Canadian Prime Borrowing, a B/A Borrowing, a Base Rate Borrowing, a LIBO Rate Borrowing or a Letter of Credit;

(iv)in the case of a LIBO Rate Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”, and in the case of a B/A Borrowing, the initial Contract Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Contract Period”; and

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(v)the location and number of the Borrower’s account to which funds are to be disbursed, which shall comply herewith.

(2)Default Terms. If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be a Canadian Prime Borrowing (if denominated in Canadian Dollars) or a Base Rate Borrowing (if denominated in U. S. Dollars). If no currency is specified, the Borrowing shall be denominated in United States Dollars. If no Interest Period is specified with respect to any requested LIBO Rate Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. If no Contract Period is specified with respect to any requested B/A Borrowing, then the Borrower shall be deemed to have selected a Contract Period of 30 days’ duration. Promptly following receipt of a Borrowing Request in accordance with Section 2.3, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

(3)Conversion or Rollover of Borrowings. Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request. Thereafter, the Borrower may elect to convert a Borrowing to a different Type or to rollover such Borrowing and, in the case of (a) a LIBO Rate Borrowing, may elect a new Interest Period therefor, or (b) a B/A Borrowing, may elect a new Contract Period therefor, all as provided in this Section 2.3(3). The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated rateably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing. This Section 2.3(3) shall not apply to Swingline Borrowings, which may not be converted or continued. To make an election pursuant to this Section 2.3(3), the Borrower shall notify the Administrative Agent of such election by the time that a Borrowing Request would be required under Section 2.3(1) if the Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such request shall be irrevocable. In addition to the information specified in Section 2.3(1), each Borrowing Request shall specify the Borrowing to which such request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing. Notwithstanding the foregoing, the Borrower is not entitled to elect a new Contract Period in respect of a B/A Borrowing or a new Interest Period in respect of a LIBO Borrowing, or to convert a Borrowing of any Type into a LIBO Borrowing, a B/A or B/A Equivalent Loan, if a Default has occurred and is continuing.

(4)Deemed Election to Convert. In the absence of a timely and proper election with regard to (a) LIBO Rate Borrowings, the Borrower shall be deemed to have elected to convert such LIBO Rate Borrowings to Base Rate Borrowings on the last day of the Interest Period of the relevant LIBO Rate Borrowings, and (b) B/A Borrowings, the Borrower shall be deemed to have elected to convert such B/A Borrowings to Canadian Prime Borrowings on the last day of the Contract Period of the relevant B/A Borrowings.

2.4Funding of Borrowings.

(1)Funding. Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 12:00 noon, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders; provided that Swingline Loans shall be made as provided in Section 2.20. The Administrative Agent shall make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to an account of the Borrower maintained with the Administrative Agent in Toronto and designated by the Borrower in the applicable Borrowing Request; provided that Loans made to finance the reimbursement

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of an LC Disbursement as provided in Section 2.19 shall be remitted by the Administrative Agent to the Issuing Bank.

(2)Each Lender’s Share of Borrowing. Unless the Administrative Agent has received written notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.4(1) and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the Administrative Agent shall seek repayment of such corresponding amount, firstly, from the applicable Lender and, secondly, from the Borrower, if the applicable Lender does not immediately repay such corresponding amount. The applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at the default interest rate applicable to Canadian Prime Loans (if the unpaid amount is denominated in Canadian Dollars) or to Base Rate Loans (if the unpaid amount is denominated in U.S. Dollars). If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing. Any payment by a Borrower shall be made without prejudice to any claim the Borrower may have against a Defaulting Lender.

2.5Interest and Acceptance Fees.

(1)Interest. The Loans comprising each Canadian Prime Borrowing shall bear interest (computed on the basis of the actual number of days elapsed over a year of 365 days or 366 days, as the case may be) at a rate per annum equal to the Canadian Prime Rate plus the Applicable Margin from time to time in effect. The Loans comprising each Base Rate Borrowing shall bear interest (computed on the basis of the actual number of days elapsed over a year of 365 days or 366 days, as the case may be) at a rate per annum equal to the Base Rate plus the Applicable Margin from time to time in effect. The Loans comprising each LIBO Rate Borrowing shall bear interest (computed on the basis of the actual number of days in the relevant Interest Period over a year of 360 days) at the LIBO Rate for the Interest Period in effect for such LIBO Rate Borrowing plus the Applicable Margin.

(2)Acceptance Fee. The Loans comprising each B/A Borrowing shall be subject to the Acceptance Fee which shall be payable as set out in Section 2.11.

(3)Before and After Judgment Interest. Notwithstanding the foregoing, if an Event of Default shall have occurred and be continuing and the Required Lenders have passed a resolution initiating the default rate, the Loans shall bear interest, after as well as before judgment:

(a)subject to Section 2.5(3)(b) at a rate per annum equal to 2% plus the rate otherwise applicable to such Loan or, in the case of any amount not constituting principal or interest on a Loan, at a rate equal to 2% plus the rate otherwise applicable to, in the case of Canadian Dollar amounts, Canadian Prime Loans, or in the case of U.S. Dollar amounts, Base Rate Loans;

(b)if (i) a Security Document creates a mortgage on real property or a hypothec on immovables, or (ii) the rate provided for in Section 2.5(3)(a) is otherwise determined to be unenforceable, then, in either case, at a rate per annum equal to the rate otherwise applicable to such Loan or, in the case of any amount not constituting principal or interest on a Loan, at a rate equal to the rate otherwise applicable to, in the case of Canadian

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Dollar amounts, Canadian Prime Loans, or in the case of U.S. Dollar amounts, Base Rate Loans;

provided that, without limiting the effect of Section 2.5(3)(b)(ii), nothing in Section 2.5(3)(b)(ii) shall preclude the operation of Section 2.5(3) where:

(c)a Security Document that creates a mortgage on real property or a hypothec on immovables also creates a Lien on other property and assets; or

(d)the principal of or interest on any Loan or any fee or other amount payable by the Borrower hereunder is also secured by a Lien other than a mortgage on real property or a hypothec on immovable.

For the avoidance of doubt, if the Required Lenders do not pass a resolution initiating the default rate, the Loans shall continue to bear interest at the rates set out in Section 2.5(1).

(4)Accrued Interest. Accrued interest on each Loan (other than B/A Borrowings) shall be payable in arrears (a) on each applicable Interest Payment Date, and (b) upon termination of the Commitments. In addition, in the event of any repayment or prepayment of any Loan, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment. Interest on overdue amounts shall be payable upon demand.

(5)Days Interest Payable. All interest hereunder shall be payable for the actual number of days elapsed (including the first day but excluding the last day). Any Loan that is repaid on the same day on which it is made shall bear interest for one day. The applicable Canadian Prime Rate, Base Rate, LIBO Rate or Discount Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

(6)Yearly Rate of Interest. For the purposes of the Interest Act (Canada) and disclosure thereunder, whenever any interest or any fee to be paid hereunder or in connection herewith is to be calculated on the basis of a 360-day or 365-day year, the yearly rate of interest to which the rate used in such calculation is equivalent is the rate so used multiplied by the actual number of days in the calendar year in which the same is to be ascertained and divided by 360 or 365, as applicable. The rates of interest under this Agreement are nominal rates, and not effective rates or yields. The principle of deemed reinvestment of interest does not apply to any interest calculation under this Agreement.

(7)Criminal Interest. If any provision of this Agreement would oblige the Borrower to make any payment of interest or other amount payable to any Lender in an amount or calculated at a rate which would be prohibited by applicable Law or would result in a receipt by that Lender of “interest” at a “criminal rate” (as such terms are construed under the Criminal Code (Canada)), then, notwithstanding such provision, such amount or rate shall be deemed to have been adjusted with retroactive effect to the maximum amount or rate of interest, as the case may be, as would not be so prohibited by Law or so result in a receipt by that Lender of “interest” at a “criminal rate”, such adjustment to be effected, to the extent necessary (but only to the extent necessary), as follows:

(a)first, by reducing the amount or rate of interest or the amount or rate of any Acceptance Fee required to be paid to the affected Lender under Section 2.5; and

(b)thereafter, by reducing any fees, commissions, costs, expenses, premiums and other amounts required to be paid to the affected Lender which would constitute interest for purposes of section 347 of the Criminal Code (Canada).

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(8)Reconciliation for Additional Interest and Fees. Notwithstanding anything to the contrary contained in this Agreement, if, as a result of any restatement or other adjustment to the financial statements delivered under this Agreement (including any adjustment to unaudited financial statements as a result of subsequent audited financial statements) or for any other reason, the Borrower or the Lenders determine that the Net Leverage Ratio as of any applicable date was inaccurate and, as a result of such occurrence the Applicable Margins applicable to any Loans or any fees for any period were lower than would otherwise be the case, then the Borrower shall immediately and retroactively be obligated to pay to the Administrative Agent for the account of the applicable Lenders, promptly on demand by the Administrative Agent (or, if an Event of Default pursuant to Sections 7.1(f) and (g) shall have occurred and be continuing, automatically and without further action by the Administrative Agent), an amount equal to the excess of the amount of interest and fees that should have been paid by the Borrower for such period over the amount of interest and fees actually paid by the Borrower for such period, plus interest on such amount at the rate otherwise applicable herein. The Borrower’s obligations under this Section 2.5(8) shall survive the termination of the Commitments and the repayment of all Indebtedness hereunder.

2.6Termination and Reduction of Commitments; Extensions.

(1)Maturity Dates. Unless previously terminated, the Commitments shall terminate on the Maturity Date.

(2)Cancellation of Unused Credit. The Borrower may, upon five Business Days prior written notice to the Administrative Agent, permanently cancel any unused portion of the Credit, without penalty. The Administrative Agent shall promptly notify each Lender of the receipt by the Administrative Agent of any such notice. Any such cancellation shall be applied rateably in respect of the Commitments of each Lender. Each notice delivered by the Borrower pursuant to this Section 2.6(2) shall be irrevocable.

(3)Extension. No earlier than 90 days and no later than 60 days prior to the Maturity Date (the unextended Maturity Date, as applicable, being referred to in Section 2.6 as, an “Extension Date”), the Borrower may, subject to satisfaction of the conditions precedent for a Borrowing set forth in Sections 4.2(a) and 4.2(b), deliver to the Administrative Agent a request for an extension of the Extension Date for a period of up to 365 days after the then applicable Extension Date (the “Extension Request”); provided that the Borrower may withdraw an Extension Request, even if the Required Lenders have already consented to such Extension Request, by notice in writing delivered to the Administrative Agent not later than the close of business on the third Business day prior to the Extension Date. The Administrative Agent shall promptly notify the Lenders of its receipt of any Extension Request, with particulars thereof. Within 30 days after the Administrative Agent has notified a Lender of its receipt of an Extension Request, such Lender shall notify the Borrower and the Administrative Agent of its election to extend or not extend the Extension Date as requested in such Extension Request (which election to extend or not extend shall be made by each such Lender in its sole and absolute discretion). Any failure by any Lender to notify the Borrower and the Administrative Agent of its election to extend or not extend the Extension Date as requested in such Extension Request shall be deemed to be a refusal to extend the Extension Date. Unless the Extension Request has been withdrawn by the Borrower in accordance with the proviso above, if the Required Lenders approve in writing the extension of the Extension Date requested in such Extension Request, the Extension Date shall automatically and without any further action by any Person be extended for the period specified in such Extension Request; provided that each such extension shall be for a maximum of 365 days, and if an Extension Request has been made, but there are one or more Lenders which do not consent in writing to the Extension Request within 35 days after receipt of the notice of the Extension Request from the Administrative Agent (a “Non-Extending Lender”), then the Borrower shall be entitled to choose one of the following options, and the Borrower shall notify the Administrative Agent of its choice not later than 10 days prior to the Extension Date:

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(a)the Loans of any Non-Extending Lender shall be repaid on the Extension Date (without giving effect to the extension requested in such Extension Request, with respect to the Non-Extending Lender only);

(b)at the sole expense of the Borrower, upon notice to such Lender and the Administrative Agent, the Commitments of any Non-Extending Lender shall be assigned to (and assumed by) an assignee permitted hereunder upon payment by the assignee to the Non-Extending Lender of an amount equal to the outstanding principal of the Loans and participation in LC Disbursements and Swingline Loans thereunder, if any, accrued interest thereon, accrued fees and all other amounts payable to the Non-Extending Lender hereunder in respect of such Credit, provided that (i) such assignment does not conflict with any applicable Law, and (ii) any assignee which becomes a Lender as a result of such an assignment shall be deemed to have consented to the applicable Extension Request and, therefore, shall not be a Non-Extending Lender; or

(c)the Borrower may withdraw the applicable Extension Request.

(4)Non-Extending Lenders. Any Non-Extending Lender shall provide to the Borrower its full co-operation in facilitating the assignment of its Commitment to an assignee permitted hereunder (which assignee may be another Lender, if such assignee Lender accepts such assignment) identified by the Borrower that is ready, willing and able to be an assignee with respect thereto. If an Extension Request has been made and if, within 35 days after receipt by the Lenders of the notice of the Extension Request from the Administrative Agent, the Required Lenders have not approved in writing the extension of the Extension Date requested in an Extension Request, then the Extension Date shall not be extended pursuant to such Extension Request. The Administrative Agent shall promptly notify the Lenders and the Borrower of (a) any extension of the Extension Date pursuant to Section 2.6, and (b) of any Lender which becomes a Non-Extending Lender.

2.7Repayment of Loans.

(1)Reduction Date. Unless previously cancelled to below such level, the aggregate Commitments shall be reduced to U.S.$55,000,000 on the Reduction Date, with such reduction to be applied pro rata among the Commitments of the Lenders. If as a result of such reduction the aggregate Credit Exposure of the Lenders exceeds the aggregate Commitments, then the Borrower shall immediately pay to the Administrative Agent, for the account of the Lenders, the amount of such excess to be applied (a) as a prepayment of the Loans and Reimbursement Obligations outstanding, and thereafter as Cover for any LC Exposure in an amount of such remaining excess.

(2)Repayment of Revolving Credit. The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of the Lenders the outstanding principal amount of the Loans on the Maturity Date.

2.8Evidence of Debt.

(1)Accounts of Indebtedness. Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the Indebtedness of the Borrower to such Lender resulting from each Borrowing made by such Lender hereunder, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(2)Account Details. The Administrative Agent shall maintain accounts in which it shall record (a) the amount of each Borrowing made hereunder, the class and Type thereof and, in the cases of

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Bankers’ Acceptances and LIBO Rate Loans, the relevant Contract Period or Interest Period, applicable thereto, (b) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder, and (c) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(3)Accounts Conclusive. The entries made in the accounts maintained pursuant to Sections 2.8(1) and (2) shall be conclusive evidence (absent manifest error) of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Borrowings in accordance with the terms of this Agreement. In the event of a conflict between the records maintained by the Administrative Agent and any Lender, the records maintained by the Administrative Agent shall govern.

(4)Promissory Notes. Any Lender may request that Loans (other than B/As) made by it be evidenced by a promissory note. In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.4) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

2.9Prepayments.

(1)Currency Fluctuations. If at any time the Credit Exposure of any Lender exceeds its Commitment (any such excess being referred to in this Section 2.9(1) as a “Currency Excess Amount”), then the Borrower shall pay to the Administrative Agent, for the account of such Lender, an amount equal to the Currency Excess Amount with respect to such Lender to be applied (a) as a prepayment of the Loans and Reimbursement Obligations outstanding to such Lender, and (b) thereafter as Cover to such Lender for its LC Exposure under the Credit in an amount of such remaining Currency Excess Amount. To the extent that Prime Rate Loans, Base Rate Loans or Reimbursement Obligations are outstanding, then the repayment of the Currency Excess Amount shall be made by the Borrower within three Business Days after the Administrative Agent requests such repayment. To the extent that B/As or LIBO Rate Loans are outstanding, then the repayment of the Currency Excess Amount shall be made on expiration of the next Contract Period or Interest Period, as applicable. If only Letters of Credit are outstanding, then Cover for the Currency Excess Amount shall be provided by the Borrower on the next Quarterly Date.

(2)General. Any amount required to be prepaid on a date pursuant to Section 2.9(1) shall be (a) due and payable together with any amount payable pursuant to Section 2.14 and accrued interest to such date on such amount in accordance with Section 2.5(4), and (b) applied first to Canadian Prime Rate Loans or Base Rate Loans, second to LIBO Rate Loans, and third to B/A’s or B/A Equivalent Loans. For the avoidance of doubt, any prepayment of a B/A (or B/A Equivalent Loan) shall be applied against the face amount (or undiscounted amount) thereof

2.10Fees.

(1)Standby Fees. The Borrower shall pay to the Administrative Agent for the account of and distribution to each Lender in accordance with its Applicable Percentage a standby fee for the period commencing on the Closing Date to and including the Maturity Date (or such earlier date as the Commitments shall have been terminated entirely) computed at a rate per annum equal to the Applicable Margin on the excess amount of the aggregate Commitments over the aggregate Credit Exposure. Such

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standby fee shall be (a) payable in arrears on the first Business Day following each Quarterly Date and on any the date on which the Commitments terminate or are reduced pursuant hereto, and (b) accrue daily on the basis of a year of 365 or 366 days, as the case may be, and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(2)Participation and Fronting Fees. The Borrower shall pay:

(a)to the Administrative Agent for the account of each Lender a participation fee with respect to its participations in Letters of Credit, which shall accrue at the Applicable Margin for Letters of Credit on the average daily amount of such Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Closing Date to but excluding the later of the date on which such Lender’s Commitment terminates and the date on which such Lender ceases to have any LC Exposure; and

(b)to the Issuing Bank a fronting fee, which shall accrue at the rate of 0.20% per annum on the daily amount of the LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Closing Date to but excluding the later of the date of termination of the Commitments and the date on which there ceases to be any LC Exposure, as well as the Issuing Bank’s standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder.

Participation fees and fronting fees shall be (a) payable quarterly in arrears on the first Business Day of each calendar quarter and on the date on which the Commitments terminate, and (b) computed daily on the basis of a year of 365 days or 366 days, as the case may be, and shall be payable for the actual number of days elapsed (including the first day but excluding the last day). Participation and fronting fees accruing after the date on which the Commitments terminate shall be payable on demand.

(3)Fees to Administrative Agent. The Borrower shall pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon in the Fee Letter.

(4)Payment of Fees. All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent (or to the Issuing Bank, in the case of fees payable to it) for distribution, in the case of standby and participation fees, to the Lenders. Fees paid shall not be refundable except in the case of manifest error in the calculation of any fee payment.

2.11Bankers’ Acceptances.

(1)Request for B/A Borrowings. Subject to the terms and conditions of this Agreement, the Borrower may request a Borrowing by presenting drafts for acceptance and purchase as B/As by the Lenders. The Borrower shall not be entitled to obtain or roll over any B/A Borrowings or B/A Equivalent Loans at any time that a Default or an Event of Default has occurred and is continuing.

(2)Contract Period. No Contract Period with respect to a B/A to be accepted and purchased hereunder shall extend beyond the Maturity Date.

(3)Lender as Power of Attorney. To facilitate availment of B/A Borrowings, the Borrower hereby appoints each Lender as its attorney to sign and endorse on its behalf (in accordance with a Borrowing Request relating to a B/A Borrowing), in handwriting or by facsimile or mechanical signature as and when deemed necessary by such Lender, blank forms of B/As in the form requested by such

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Lender. Each Lender shall maintain an adequate supply of blank forms of B/As for acceptance under this Agreement. The Borrower recognizes and agrees that all B/As signed or endorsed by a Lender on behalf of the Borrower shall bind the Borrower as fully and effectually as if signed in the handwriting of and duly issued by the proper signing officers of the Borrower. Each Lender is hereby authorized (in accordance with a Borrowing Request relating to a B/A Borrowing) to issue such B/As endorsed in blank in such face amounts as may be determined by such Lender; provided that the aggregate amount thereof is equal to the aggregate amount of B/As required to be accepted and purchased by such Lender. No Lender shall be liable for any damage, loss or other claim arising by reason of any loss or improper use of any such instrument except the gross negligence or wilful misconduct of the Lender or its officers, employees, agents or representatives. Each Lender shall maintain a record with respect to B/As (a) received by it in blank hereunder, (b) voided by it for any reason, (c) accepted and purchased by it hereunder, and (d) cancelled at their respective maturities. On request by or on behalf of the Borrower, a Lender shall cancel all forms of B/A which have been pre-signed or pre-endorsed on behalf of the Borrower and which are held by such Lender and are not required to be issued in accordance with the Borrower’s irrevocable notice. Alternatively, the Borrower agrees that, at the request of the Administrative Agent, the Borrower shall deliver to the Administrative Agent a “depository note” which complies with the requirements of the Depository Bills and Notes Act (Canada), and consents to the deposit of any such depository note in the book-based debt clearance system maintained by the Canadian Depository for Securities.

(4)B/A Signatory. Drafts of the Borrower to be accepted as B/As hereunder shall be signed as set out in Section 2.11. Notwithstanding that any person whose signature appears on any B/A may no longer be an authorized signatory for any Lender or the Borrower at the date of issuance of a B/A, such signature shall nevertheless be valid and sufficient for all purposes as if such authority had remained in force at the time of such issuance and any such B/A so signed shall be binding on the Borrower.

(5)B/A Amounts. Promptly following receipt of a Borrowing Request specifying a Borrowing by way of B/As, the Administrative Agent shall so advise the Lenders and shall advise each Lender of the aggregate face amount of the B/As to be accepted by it and the applicable Contract Period (which shall be identical for all Lenders). With respect to each B/A Borrowings the aggregate face amount of the B/As to be accepted by the Lenders shall be in a minimum aggregate amount of Cdn.$1,000,000 and shall be a whole multiple of Cdn.$100,000, and such face amount shall be in the Lenders’ pro rata portions of such B/A Borrowing, provided that the Administrative Agent may, in its sole discretion, increase or reduce any Lender’s portion of such B/A Borrowing to the nearest Cdn.$100,000 without reducing the overall Commitments.

(6)Acceptance of B/A. Upon acceptance of a B/A by a Lender, such Lender shall purchase, or arrange for the purchase of, each B/A from the Borrower at the Discount Rate for such Lender applicable to such B/A accepted by it and provide to the Administrative Agent the Discount Proceeds therefor for the account of the Borrower. The Acceptance Fee payable by the Borrower to a Lender under Section 2.5 in respect of each B/A accepted by such Lender shall be set off against the Discount Proceeds payable by such Lender under Section 2.11.

(7)Lender’s Rights Re B/A. Each Lender may at any time and from time to time hold, sell, rediscount or otherwise dispose of any or all B/As accepted and purchased by it.

(8)B/A Equivalent Loans. If a Lender notifies the Administrative Agent in writing that it is unable or unwilling to accept Bankers’ Acceptances, such Lender shall, instead of accepting and purchasing Bankers’ Acceptances, make a Loan (a “B/A Equivalent Loan”) to the Borrower in the amount and for the same term as the draft which such Lender would otherwise have been required to accept and purchase hereunder. Each such Lender shall provide to the Administrative Agent the Discount Proceeds of such B/A Equivalent Loan for the account of the Borrower. Each such B/A Equivalent Loan

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shall bear interest at the same rate which would result if such Lender had accepted (and been paid an Acceptance Fee) and purchased (on a discounted basis) a Bankers’ Acceptance for the relevant Contract Period (it being the intention of the parties that each such B/A Equivalent Loan shall have the same economic consequences for the Lenders and the Borrower as the Bankers’ Acceptance which such B/A Equivalent Loan replaces). All such interest shall be paid in advance on the date such B/A Equivalent Loan is made, and shall be deducted from the principal amount of such B/A Equivalent Loan in the same manner in which the Discount Proceeds of a Bankers’ Acceptance would be deducted from the face amount of the Bankers’ Acceptance. Subject to repayment requirements, on the last day of the relevant Contract Period for such B/A Equivalent Loan, the Borrower shall be entitled to convert each such B/A Equivalent Loan into another type of Loan, or to roll over each such B/A Equivalent Loan into another B/A Equivalent Loan, all in accordance with the applicable provisions of this Agreement.

(9)Notice of Intention to Issue B/As. With respect to each B/A Borrowing, at or before 10:00 a.m. two Business Days before the last day of the Contract Period of such B/A Borrowing, the Borrower shall notify the Administrative Agent by irrevocable telephone notice, followed by a Borrowing Request on the same day giving notice of rollover, if the Borrower intends to issue B/As on such last day of the Contract Period to provide for the payment of such maturing B/A Borrowing. If the Borrower fails to notify the Administrative Agent of its intention to issue B/As on such last day of the Contract Period, the Borrower shall provide payment to the Administrative Agent on behalf of the Lenders of an amount equal to the aggregate face amount of such B/A Borrowing on the last day of the Contract Period of thereof. If the Borrower fails to make such payment, such maturing B/As shall be deemed to have been converted on the last day of the Contract Period into a Canadian Prime Loan in an amount equal to the face amount of such B/As.

(10)Upon Maturity of B/As. The Borrower waives presentment for payment and any other defence to payment of any amounts due to a Lender in respect of a B/A accepted and purchased by it pursuant to this Agreement which might exist solely by reason of such B/A being held, at the maturity thereof, by such Lender in its own right, and the Borrower shall not claim any days of grace if such Lender, as holder, sues the Borrower on the B/A for payment of the amount payable by the Borrower thereunder. On the last day of the Contract Period of a B/A, or such earlier date as may be required or permitted pursuant to the provisions of this Agreement, the Borrower shall pay the Lender that has accepted and purchased such B/A the full face amount of such B/A and, after such payment, the Borrower shall have no further liability in respect of such B/A and such Lender shall be entitled to all benefits of, and be responsible for all payments due to third parties under, such B/A.

(11)Participation. If a Lender grants a participation in a portion of its rights under this Agreement to a Participant under Section 9.4(5), then, in respect of any B/A Borrowing, a portion thereof may, at the option of such Lender, be by way of Bankers’ Acceptance accepted by such Participant. In such event, the Borrower shall upon request of the Administrative Agent or the Lender granting the participation execute and deliver a form of Bankers’ Acceptance undertaking in favour of such Participant for delivery to such participant.

(12)Repayment of B/As. Any B/A Borrowing may be repaid by the Borrower in whole or in part prior to the expiry date of the Contract Period. For the avoidance of doubt, the amount owing by the Borrower with respect to any B/A Borrowing shall unconditionally be the face amount of the B/As and/or undiscounted amount of the B/A Equivalent Loans in question, such that any prepayment shall not serve to reduce the prepaid interest cost of such B/A Borrowing.

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2.12Alternate Rate of Interest.

If prior to the commencement of any Interest Period for a LIBO Rate Borrowing or the commencement of any Contract Period for a B/A Borrowing:

(a)the Administrative Agent determines (which determination shall be conclusive absent manifest error) that:

(i)adequate and reasonable means do not exist for ascertaining the LIBO Rate for such Interest Period; or

(ii)there is no market for B/As; or

(b)the Administrative Agent is advised by a Lender that:

(i)the LIBO Rate for such Interest Period will not adequately and fairly reflect the cost to such Lender of making or maintaining its LIBO Rate Loans included in such Borrowing for such Interest Period; or

(ii)the Discount Rate for such Contract Period will not adequately and fairly reflect the cost to such Lender of issuing or maintaining its B/As included in such Borrowing for such Contract Period,

then the Administrative Agent shall give written notice thereof to the Borrower and the Lenders as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (A) any Borrowing Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a LIBO Rate Borrowing or B/A Borrowing, as applicable, shall be ineffective, and (B) if any Borrowing Request requests a LIBO Rate Borrowing or B/A Borrowing, as applicable, such Borrowing shall be made as a Base Rate Borrowing or Canadian Prime Borrowing, as applicable; provided that if the circumstances giving rise to such notice do not affect all the Lenders, then requests by the Borrower for LIBO Rate Borrowings or B/A Borrowings, as applicable, may be made to Lenders that are not affected thereby.

2.13Increased Costs; Illegality.

(1)Compensation for Increased Costs. If any Change in Law shall:

(a)impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender; or

(b)impose on any Lender or the Issuing Bank or the London interbank market any other condition affecting this Agreement (including the imposition on any Lender of, or any change to, any Tax or other charge with respect to its Loans or any Letter of Credit or participation therein, or its obligation to make Loans or issue or participate in any Letter of Credit), and the result of any of the foregoing is to increase the cost to such Lender of making or maintaining any Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender or the Issuing Bank of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender or the Issuing Bank hereunder (whether of principal,

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interest or otherwise), then, upon request of such Lender or Issuing Bank, the Borrower shall pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank, as the case may be, for such additional costs incurred or reduction suffered.

(2)Compensation for Reduced Rate of Return. If any Lender or the Issuing Bank determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or the Issuing Bank’s capital or on the capital of such Lender’s holding company or the Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by such Lender, or the Letters of Credit issued by the Issuing Bank, to a level below that which such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the Issuing Bank’s policies and the policies of such Lender’s or the Issuing Bank’s holding company with respect to capital adequacy and such Lender’s desired return on capital), then from time to time the Borrower shall pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company for any such reduction suffered. Notwithstanding anything herein to the contrary, (a) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, and Basel Committee on Banking Supervision (or any successor or similar authority) or by United States, Canadian or foreign regulatory authorities, in each case pursuant to Basel III, and (b) the Dodd-Frank Wall Street Reform and Consumer Protection Act (United States) and all requests, rules, guidelines, requirements and directives thereunder or issued in connection therewith or in implementation thereof, shall in each case be deemed to be a Change in Law for purposes of this Section 2.13(2) regardless of the date enacted, adopted, issued or implemented.

(3)Certificate. A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender as specified in Sections 2.13(1) or (2), together with a brief description of the Change of Law, shall be delivered to the Borrower by such Lender, and shall be conclusive absent manifest error. In preparing any such certificate, a Lender shall be entitled to use averages and to make reasonable estimates, and shall not be required to “match contracts” or to isolate particular transactions. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

(4)Notification for Compensation. Each Lender shall use its reasonable commercial efforts to notify the Borrower if it reasonably believes that it may require compensation from the Borrower under Section 2.13; provided that failure or delay on the part of any Lender to demand compensation pursuant to Section 2.13 shall not constitute a waiver of such Lender’s right to demand such compensation; and provided further that the Borrower shall not be obligated to pay any such amount which arose more than 90 days prior to the date of such demand or is attributable to periods more than 90 days prior to the date of such demand except where the Change in Law in question had retroactive effect extending prior to such times. No Lender shall demand compensation pursuant to Section 2.13 unless such Lender is generally making corresponding demands on similar types of borrowers for similar amounts pursuant to similar provisions in other loan documents to which such Lender is a party.

(5)Illegality. If any Lender determines that it is unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable lending office to make or maintain any Loan (or to maintain its obligation to make any Loan), or to participate in, issue or maintain any Letter of Credit (or to maintain its obligation to participate in or to issue any Letter of Credit), or to determine or charge interest rates based upon any particular rate, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, any obligation of such Lender with respect to the activity that is unlawful shall be suspended until such Lender notifies the Administrative Agent and the

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Borrower that the circumstances giving rise to such determination no longer exist. For the avoidance of doubt, such suspension shall occur notwithstanding that the activity in question was unlawful on the Closing Date. Upon receipt of such notice, the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay (or, if conversion would avoid the activity that is unlawful, convert) any Loans, or take any necessary steps with respect to any Letter of Credit in order to avoid the activity that is unlawful. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted. Each Lender agrees to designate a different lending office if such designation will avoid the need for such notice and will not, in the good faith judgment of such Lender, otherwise be materially disadvantageous to such Lender.

2.14Break Funding Payments.

In the event of (a) the failure by the Borrower to borrow, convert, continue or prepay any Loan on the date specified in any notice delivered by the Borrower pursuant hereto, (b) the payment or conversion of any LIBO Rate Loan other than on the last day of an Interest Period (including as a result of an Event of Default), or (c) the assignment of any Loan (including the assignment of any LIBO Rate Loan) other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.18, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. In the case of a LIBO Rate Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the LIBO Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period and the interest rate which such Lender would bid were it to bid, at the commencement of such period, for U.S. Dollar deposits of a comparable amount and period from other banks in the eurodollar market. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section 2.14 shall be delivered to the Borrower by such Lender and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

2.15Taxes.

(1)Gross-up for Taxes. Any and all payments by or on account of any obligation of the Borrower hereunder or under any Loan Document shall be made free and clear of and without deduction or withholding for any Taxes except as required by applicable Laws; provided that if the Borrower shall be required to deduct or withhold any Taxes from such payments, then (a) in the case of Indemnified Taxes, the sum payable shall be increased as necessary so that, after making all required deductions or withholdings (including deductions or withholdings applicable to additional sums payable under Section 2.15), the Administrative Agent, Lender or Issuing Bank (as the case may be) receives an amount equal to the sum it would have received had no such deduction or withholding been made, (b) the Borrower shall make such required deduction or withholding, and (c) the Borrower shall pay to the relevant Governmental Authority the full amount deducted or withheld in accordance with, and within the time limits prescribed by, applicable Law.

(2)Stamp and Other Taxes. In addition to the payments by the Borrower required by Section 2.15(1), the Borrower shall pay any and all present or future stamp or documentary Taxes or any other excise or property Taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement to the relevant Governmental Authority in accordance with applicable Law.

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(3)Indemnity for Taxes. The Borrower shall indemnify the Administrative Agent, each Lender and the Issuing Bank, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes paid by the Administrative Agent, such Lender or the Issuing Bank, as the case may be, on or with respect to any payment by or on account of any obligation of the Borrower hereunder or under any Loan Document (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under Section 2.15) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender or the Issuing Bank, or by the Administrative Agent on its own behalf or on behalf of a Lender or the Issuing Bank, shall be conclusive absent manifest error.

(4)Evidence of Tax Payments. As soon as practicable after any payment of Indemnified Taxes described in Section 2.15(1) or (2) by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

2.16Payments Generally; Pro Rata Treatment; Sharing of Set-offs.

(1)Payments. The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements, amounts payable under any indemnity contained herein, or otherwise hereunder) prior to 12:00 noon, on the date when due, in immediately available funds, without set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at the Payment Office, except that payments pursuant to Sections 2.10(2)(b), 2.13, 2.14, 2.15 and 9.3 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension, provided that, in the case of any payment with respect to a LIBO Rate Loan, the date for payment shall be advanced to the next preceding Business Day if the next succeeding Business Day is in a subsequent calendar month. All payments under Section 2.16 in respect of LIBO Rate Loans and Base Rate Loans and in respect of U.S. Dollar denominated LCs shall be made in U.S. Dollars. All other payments under Section 2.16 shall be made in Canadian Dollars. The Borrower hereby authorizes the Administrative Agent to debit the general operating bank account of the Borrower which is maintained with the Administrative Agent to effect any payment due to the Lenders or the Administrative Agent pursuant to this Agreement. Any resulting overdraft in such account shall be payable by the Borrower to the Administrative Agent in same day funds.

(2)Allocation of Insufficient Funds. If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied (a) first, towards payment of interest and fees then due hereunder, rateably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (b) second, towards payment of principal and unreimbursed LC Disbursements then due hereunder, rateably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements then due to such parties.

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(3)Allocation of Funds in Event of Default. If an Event of Default shall have occurred and be continuing, and the maturity of the Loans shall have been accelerated pursuant to Section 7.1, all payments or proceeds received by the Administrative Agent hereunder or under any other Loan Document in respect of any of the Secured Liabilities (including, but not limited to, Secured Cash Management Obligations and Secured Hedging Arrangements that are owing to any Secured Cash Management Provider or Secured Hedge Counterparty, as applicable), including, but not limited to all proceeds received by the Administrative Agent in respect of any sale of, any collection from, or other realization upon, all or any part of the Collateral, shall be applied as follows:

(a)first, to the payment of all reasonable and documented costs and expenses of such sale, collection or other realization, including reasonable and documented compensation to the Administrative Agent and its agents and outside counsel, and all other reasonable and documented expenses, liabilities and advances made or incurred by the Administrative Agent in connection therewith, and all amounts for which the Administrative Agent is entitled to indemnification hereunder or under any other Loan Document (in its capacity as Administrative Agent and not as a Lender), and to the payment of all reasonable and documented costs and expenses paid or incurred by the Administrative Agent in connection with the exercise of any right or remedy hereunder or under any other Loan Document, all in accordance with the terms hereof or thereof;

(b)second, to the extent of any excess of such payments or proceeds, to the rateable payment of any accrued interest, fee or commission due but unpaid under this Agreement;

(c)third, to the extent of any excess of such payments or proceeds, to the rateable payment of the Loans, Cover for Letters of Credit, the Secured Hedge Obligations, and Secured Cash Management Obligations;

(d)fourth, to the extent of any excess of such payments or proceeds, to the payment of any other amount due but unpaid under the Loan Documents; and

(e)fifth, to the extent of any excess of such payments or proceeds, to the payment to or upon the order of the Borrower or to whosoever may be lawfully entitled to receive the same or as a court of competent jurisdiction may direct.

Notwithstanding the foregoing, in no event shall payments or proceeds received by the Administrative Agent from a Guarantor or in respect of its Collateral be applied against Excluded Swap Obligations of such Guarantor.

(4)Sharing of Set-Offs. If any Secured Party shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any of its Secured Liabilities resulting in such Secured Party receiving payment of a greater proportion of the aggregate amount of its Secured Liabilities than the proportion received by any other Secured Party on its Secured Liabilities, then the Secured Party receiving such greater proportion shall purchase (for cash at face value) participations in the Secured Liabilities owed to other Secured Parties (as applicable) to the extent necessary so that the benefit of all such payments shall be shared by the Secured Parties rateably in accordance with the aggregate amount of their respective Secured Liabilities; provided that (a) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (b) this Section 2.16(4) shall not apply to (i) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements to any assignee or participant,

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other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of Section 2.16(4) shall apply), (ii) any payment made by the Borrower under or in connection with any Secured Cash Management Services when no Event of Default has occurred and is continuing, (iii) netting under or as between Secured Hedge Arrangements, or (iv) any payment under or in connection with any Secured Hedge Arrangement made when no Event of Default has occurred and is continuing unless, in the case of a termination payment only, an Event of Default shall occur within six months thereafter. The Borrower hereby consents to the foregoing and agrees, to the extent it may effectively do so under applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

(5)Assumption of Payment; Reimbursement of Agent. Unless the Administrative Agent shall have received written notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Bank hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Bank, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the applicable rate for Canadian Prime Loans (if such amount is denominated in Canadian Dollars) or the applicable rate for Base Rate Loans (if such amount is denominated in U.S. Dollars).

(6)Failure of Lender to Make Payment. If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.16(5), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Section 2.16(5) until all such unsatisfied obligations are fully paid.

(7)No Deemed Obligation for Source of Funds. Nothing in this Agreement shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

2.17Currency Indemnity.

If, for the purposes of obtaining judgment in any court in any jurisdiction with respect to this Agreement or any other Loan Document, it becomes necessary to convert into a particular currency (the “Judgment Currency”) any amount due under this Agreement or under any other Loan Document in any currency other than the Judgment Currency (the “Currency Due”), then conversion shall be made at the rate of exchange prevailing on the Business Day before the day on which judgment is given. For this purpose “rate of exchange” means the rate at which the Administrative Agent is able, on the relevant date, to purchase the Currency Due with the Judgment Currency in accordance with its normal practice at its head office in Toronto, Ontario. In the event that there is a change in the rate of exchange prevailing between the Business Day immediately preceding the day on which the judgment is given and the date of receipt by the Administrative Agent of the amount due, the Borrower shall, on the date of receipt by the Administrative Agent, pay such additional amounts, if any, or be entitled to receive reimbursement of such amount, if any, as may be necessary to ensure that the amount received by the Administrative Agent on such date is the amount in the Judgment Currency which when converted at the rate of exchange prevailing on the date of receipt by the Administrative Agent is the amount then due under this

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Agreement or such other Loan Document in the Currency Due. If the amount of the Currency Due which the Administrative Agent is so able to purchase is less than the amount of the Currency Due originally due to it, the Borrower shall indemnify and save the Administrative Agent and the Lenders harmless from and against all loss or damage arising as a result of such deficiency. This indemnity shall constitute an obligation separate and independent from the other obligations contained in this Agreement and the other Loan Documents, shall give rise to a separate and independent cause of action, shall apply irrespective of any indulgence granted by the Administrative Agent from time to time and shall continue in full force and effect notwithstanding any judgment or order for a liquidated sum in respect of an amount due under this Agreement or any other Loan Document or under any judgment or order.

2.18Mitigation Obligations; Replacement of Lenders.

(1)Mitigation. If any Lender requests compensation under Section 2.13, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.15, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or Lender Affiliates, if, in the judgment of such Lender, such designation or assignment (a) would eliminate or reduce amounts payable pursuant to Section 2.13 or 2.15, as the case may be, in the future, and (b) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower shall pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(2)Replacement of Lender. If any Lender requests compensation under Section 2.13, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.15, or if any Lender is a Defaulting Lender , or if any Lender is a Non-Consenting Lender, then the Borrower may, at its sole expense (including the processing and recording fee contemplated by Section 9.4(2)) and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.4), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be, another Lender, if a Lender accepts such assignment); provided that (a) if such assignee is not otherwise a Lender, the Borrower shall have received the prior written consent of the Administrative Agent (and, if a Commitment is being assigned, the Issuing Bank and Swingline Lender), which consent shall not unreasonably be withheld, (b) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements and Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts), and (c) in the case of any such assignment resulting from a claim for compensation under Section 2.13 or payments required to be made pursuant to Section 2.15, such assignment will result in a reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

2.19Letters of Credit.

(1)General. Subject to the terms and conditions set out herein, the Borrower may request the issuance of Letters of Credit denominated in Canadian Dollars or U.S. Dollars as an availment of the Commitment, in a form reasonably acceptable to the Administrative Agent and the Issuing Bank, at any time and from time to time up to the Maturity Date. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application

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or other agreement submitted by the Borrower to, or entered into by the Borrower with, the Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall govern.

(2)Notice of Issuance, Amendment, Renewal, Extension, Certain Conditions. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Borrower shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the Issuing Bank) to the Issuing Bank and the Administrative Agent (at least five Business Days in advance of the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension, the date on which such Letter of Credit is to expire (which shall comply with Section 2.19(3)), the amount and currency (Canadian Dollars and U.S. Dollars only) of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. If requested by the Issuing Bank, the Borrower also shall submit a letter of credit application on the Issuing Bank’s standard form in connection with any request for a Letter of Credit. A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit, the Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension, the aggregate Credit Exposure shall not exceed the aggregate Commitments.

(3)Expiration Date. Each Letter of Credit shall expire at or prior to the close of business on the earlier of (a) the date that is one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (b) the date that is five Business Days prior to the Maturity Date; provided that a Letter of Credit for which Cover has been provided may expire at any time.

(4)Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the Issuing Bank or the Lenders, the Issuing Bank hereby grants to each Lender, and each Lender hereby acquires from the Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the Issuing Bank, such Lender’s Applicable Percentage of each LC Disbursement made by the Issuing Bank and not reimbursed by the Borrower on the date due as provided in Section 2.19(5), or of any reimbursement payment required to be refunded to the Borrower for any reason. Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this Section 2.19(4) in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(5)Reimbursement. If the Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the Borrower shall reimburse such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement not later than 12:00 noon on the date that such LC Disbursement is made, if the Borrower shall have received notice of such LC Disbursement prior to 10:00 a.m. on such date, or, if such notice has not been received by the Borrower prior to 10:00 a.m. on such date, then not later than 12:00 noon on (a) the Business Day that the Borrower receives such notice, if such notice is received prior to 10:00 a.m. on the day of receipt, or (b) the Business Day immediately following the day that the Borrower receives such notice, if such notice is not received prior to 10:00 a.m. on the day of receipt; provided that the Borrower may, subject to the conditions to borrowing set out herein, request in accordance with Section 2.3 that such payment be financed with a Canadian Prime

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Borrowing, a Base Rate Borrowing or a Swingline Borrowing in an equivalent amount and, to the extent so financed, the Borrower’s obligation to make such payment shall be discharged and replaced by the resulting Canadian Prime Borrowing, Base Rate Borrowing or Swingline Borrowing. If the Borrower fails to make such payment when due, the Administrative Agent shall notify each Lender of the applicable LC Disbursement, the payment then due from the Borrower in respect thereof and such Lender’s Applicable Percentage thereof. Promptly following receipt of such notice, each Lender shall pay to the Administrative Agent its Applicable Percentage of the payment then due from the Borrower, and the Administrative Agent shall promptly pay to the Issuing Bank the amounts so received by it from the Lenders. Promptly following receipt by the Administrative Agent of any payment from the Borrower pursuant to this Section 2.19(5), the Administrative Agent shall distribute such payment to the Issuing Bank or, to the extent that Lenders have made payments pursuant to this Section 2.19(5) to reimburse the Issuing Bank, then to such Lenders and the Issuing Bank as their interests may appear. Any payment made by a Lender pursuant to this Section 2.19(5) to reimburse the Issuing Bank for any LC Disbursement (other than the funding of Canadian Prime Borrowings, Base Rate Borrowings, or Swingline Borrowings as contemplated above) shall not constitute a Loan and shall not relieve the Borrower of its obligation to reimburse such LC Disbursement.

(6)Obligations Absolute. The Borrower’s obligation to reimburse LC Disbursements as provided in Section 2.19(5) shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (a) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein or herein, (b) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (c) payment by the Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, or (d) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of Section 2.19, constitute a legal or equitable discharge of, or provide a right of set-off against, the Borrower’s obligations hereunder. Neither the Administrative Agent, the Lenders nor the Issuing Bank, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Bank; provided that the foregoing shall not be construed to excuse the Issuing Bank from liability to the Borrower to the extent of any direct damages (as opposed to indirect, special, punitive or consequential damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable Law) suffered by the Borrower that are caused by the Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or wilful misconduct on the part of the Issuing Bank (as finally determined by a court of competent jurisdiction), the Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the Borrower and the Lenders agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(7)Disbursement Procedures. The Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit.

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The Issuing Bank shall promptly notify the Administrative Agent and the Borrower by telephone (confirmed in writing) of such demand for payment and whether the Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse the Issuing Bank and the Lenders with respect to any such LC Disbursement.

(8)Interim Interest. If the Issuing Bank shall make any LC Disbursement, then, unless the Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrower reimburses such LC Disbursement, at the rate then applicable to Canadian Prime Loans (if in Canadian Dollars) or Base Rate Loans (if in U.S. Dollars). Interest accrued pursuant to this Section 2.19(8) shall be for the account of the Issuing Bank, except that interest accrued on and after the date of payment by any Lender pursuant to Section 2.19(5) to reimburse the Issuing Bank shall be for the account of such Lender to the extent of such payment.

(9)Replacement of the Issuing Bank. The Issuing Bank may be replaced at any time by written agreement among the Borrower, the Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank. The Administrative Agent shall notify the Lenders of any such replacement of the Issuing Bank. At the time any such replacement shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Bank. From and after the effective date of any such replacement, (a) the successor Issuing Bank shall have all the rights and obligations of the Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter, and (b) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.

(10)Cash Collateralization. If any Event of Default shall occur and be continuing, on the Business Day that the Borrower receives notice from the Administrative Agent (at the instruction of the Required Lenders) demanding the deposit of Cover, the Borrower shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Lenders, an amount in cash equal to the LC Exposure as of such date plus any accrued and unpaid interest thereon; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Borrower described in Section 7.1(g), 7.1(h), or 7.1(i). Such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the obligations of the Borrower under this Agreement. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the Borrower’s risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Administrative Agent to reimburse the Issuing Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the LC Exposure at such time or, if the maturity of the Loans has been accelerated be applied to satisfy other obligations of the Borrower under this Agreement. If the Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within three Business Days after all Events of Default have been cured or waived or the total LC Exposure is reduced to nil.

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2.20Swingline Loans.

(1)General. Subject to the terms and conditions set out herein, the Swingline Lender shall make Loans (each such Loan made under this Section 2.20, a “Swingline Loan”) to the Borrower from time to time up to the Maturity Date, in an aggregate principal amount at any time outstanding that will not result in (a) the Swingline Exposure exceeding the Swingline Cap, or (b) the aggregate of the Credit Exposures exceeding the aggregate Commitments; provided that the Swingline Lender shall not be required to make a Swingline Loan to refinance an outstanding Swingline Loan. Within the foregoing limits and subject to the terms and conditions set out herein, the Borrower may borrow, prepay and reborrow Swingline Loans.

(2)Interest/Overdrafts. Subject to the terms and conditions set out herein, the Borrower shall be entitled to obtain Swingline Loans by way of overdraft on the Swingline Account, and at any given time the US $ Amount of the outstanding principal amount of all Swingline Loans shall be equal to the amount by which the Swingline Account is overdrawn. Swingline Loans shall bear interest at a rate per annum equal to the rate applicable to a Canadian Prime Borrowing (if in Canadian Dollars) or at a rate per annum equal to the rate applicable to a Base Rate Loan (if in U.S. Dollars). Interest shall be payable on such dates, not more frequent than monthly, as may be specified by the Swingline Lender and in any event on the Maturity Date. The Swingline Lender shall be responsible for invoicing the Borrower for such interest. The interest payable on Swingline Loans is solely for the account of the Swingline Lender (subject to Section 2.20(3) below).

(3)Participations in Swingline Loans. The Swingline Lender may, by written notice given to the Administrative Agent not later than 10:00 a.m. on any Business Day, require the Lenders to acquire participations on such Business Day in all of the Swingline Loans outstanding. Such notice shall specify the aggregate amount of Swingline Loans in which Lenders will participate. Promptly upon receipt of such notice, the Administrative Agent shall give notice thereof to each Lender, specifying in such notice such Lender’s Applicable Percentage of such Swingline Loan or Loans. Each Lender shall upon receipt of notice as provided above, pay to the Administrative Agent, for the account of the Swingline Lender, such Lender’s Applicable Percentage of such Swingline Loan or Loans; provided that a Lender shall not be required to purchase a participation in a Swingline Loan if such purchase would result in such Lender’s Credit Exposure exceeding such Lender’s Commitment . Each Lender acknowledges and agrees that its obligation to acquire participations in Swingline Loans pursuant to Section 2.20 is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Lender shall comply with its obligation under Section 2.20 by wire transfer of immediately available funds with respect to Loans made by such Lender, and the Administrative Agent shall promptly pay to the Swingline Lender the amounts so received by it from the Lenders. The Administrative Agent shall notify the Borrower of any participations in any Swingline Loan acquired pursuant to Section 2.20, and thereafter payments in respect of such Swingline Loan shall be made to the Administrative Agent and not to the Swingline Lender. Any amounts received by the Swingline Lender from the Borrower (or other party on behalf of the Borrower) in respect of a Swingline Loan after receipt by the Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Administrative Agent. Any such amounts received by the Administrative Agent shall be promptly remitted by the Administrative Agent to the Lenders that shall have made their payments pursuant to Section 2.20 and to the Swingline Lender, as their interests may appear. The purchase of participations in a Swingline Loan pursuant to Section 2.20 shall not relieve the Borrower of any default in the payment thereof. Notwithstanding the foregoing, a Lender shall not have any obligation to acquire a participation in a Swingline Loan pursuant to this Section 2.20 if an Event of Default shall have occurred and be continuing at the time such Swingline Loan was made and such Lender shall have notified the Swingline Lender in writing, at least

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one Business Day prior to the time such Swingline Loan was made, that such Event of Default has occurred and that such Lender will not acquire participations in Swingline Loans made while such Event of Default is continuing.

2.21Defaulting Lenders.

Notwithstanding any provision of this Agreement to the contrary, if any Lender is a Defaulting Lender, then the following provisions shall apply to such Lender for so long as it remains a Defaulting Lender:

(a)fees shall cease to accrue pursuant to Section 2.10(1) on the unfunded portion of the Commitment of such Defaulting Lender;

(b)the Commitment of such Defaulting Lender shall not be included in determining whether all Lenders or the Required Lenders have taken or may take any action hereunder (including any consent to any amendment or waiver pursuant to Section 9.2); provided that any waiver or amendment which affects such Defaulting Lender differently than other Lenders generally shall require the consent of such Defaulting Lender;

(c)any amount owing by a Defaulting Lender to the Administrative Agent or another Lender that is not paid when due shall bear interest at the interest rate applicable to Canadian Prime Loans or Base Rate Loans under the Revolving Credit, as applicable;

(d)any amount payable to such Defaulting Lender hereunder (whether on account of principal, interest, fees or otherwise and including any amount that would otherwise be payable to such Defaulting Lender other than in respect of the assignment of such Defaulting Lender’s Loans and Commitments) shall, in lieu of being distributed to such Defaulting Lender, be retained by the Administrative Agent in a segregated account and, subject to any applicable requirements of law, be applied at such time or times as may be determined by the Administrative Agent (i) first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder, (ii) second, pro rata, to the payment of any amounts owing by such Defaulting Lender to the Issuing Bank or Swingline Lender hereunder, (iii) third, to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, (iv) fourth, held in such account as cash collateral for future funding obligations of the Defaulting Lender under this Agreement (the amount of such cash collateral not to exceed the Commitment of such Defaulting Lender minus the outstanding principal amount of such Defaulting Lender’s Loans), (v) fifth, to the payment of any other amounts owing to the Lenders or the Issuing Bank or the Swingline Lender hereunder, (vi) sixth, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement, and (vii) seventh, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if such payment is a prepayment of the principal amount of any Loans or reimbursement obligations in respect of Letters of Credit with respect to which a Defaulting Lender has funded its participation obligations, such payment shall be applied solely to prepay the Loans of, and reimbursement obligations owed to, all Lenders other than Defaulting Lenders pro rata prior to being applied to the prepayment of any Loans, or reimbursement obligations owed to, any Defaulting Lender;

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(e)if a Defaulting Lender is an Insolvent Defaulting Lender, any amount payable to such Defaulting Lender hereunder may, in lieu of being distributed pursuant to Section 2.21(d), be retained by the Administrative Agent to collateralize indemnification and reimbursement obligations of such Defaulting Lender hereunder in an amount determined by the Administrative Agent, acting reasonably;

(f)If any Swingline Loans or Letters of Credit are outstanding at the time a Lender becomes a Defaulting Lender, then:

(i)all or any part of the pro rata share of such Defaulting Lender in respect of the outstanding Swingline Loans and Letters of Credit shall be reallocated among the Revolving Lenders which are not Defaulting Lenders (in this Section 2.21, “Non- Defaulting Lenders”) in accordance with their respective Commitments, provided that any such reallocation shall not cause any Non-Defaulting Lender to exceed its Commitment;

(ii)if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrower shall within five (5) Business Days following notice by the Agent (x) first, prepay such outstanding Swingline Loans, and (y) second, cash collateralize for the benefit of the Issuing Bank the Borrower’s obligations corresponding to such Defaulting Lender’s pro rata share of the outstanding Letters of Credit (after giving effect to any partial reallocation pursuant to clause above) in accordance with the procedures set forth in Section 2.21(h), for so long as such Letters of Credit are outstanding;

(iii)upon any reallocation pursuant to clause (i) above, the fees payable to the Lenders pursuant to Section 2.10(2) shall be adjusted in accordance with such Non-Defaulting Lenders’ Commitment; and

(iv)if all or any portion of such Defaulting Lender’s pro rata share of the outstanding Letters of Credit is cash collateralized pursuant to clause (ii) above, then, without prejudice to any rights or remedies of the Issuing Bank or any other Lender hereunder, all fees payable under Section 2.10(2) with respect to such Defaulting Lender’s pro rata share of the outstanding Letters of Credit shall be payable to the Issuing Bank.

(g)So long as any Lender is a Defaulting Lender, the Swingline Lender shall not be required to fund any Swingline Loan and the Issuing Bank shall not be required to issue, amend or increase any Letter of Credit, unless it is satisfied that the related exposure and the Defaulting Lender’s then outstanding pro rata share of the outstanding Letters of Credit will be 100% covered by the Commitments of the Non-Defaulting Lenders and/or cash collateral will be provided by the Borrower in accordance with Section 2.21(h), and participating interests in any such newly made Swingline Loan or any newly issued or increased Letter of Credit shall be allocated among Non-Defaulting Lenders in a manner consistent with Section 2.21(f) (and such Defaulting Lender shall not participate therein);

(h)If required by Section 2.21(f)(ii), the Borrower shall deposit in an account with the Agent, in the name of the Agent and for the benefit of the Lenders (the “LC Collateral Account”), an amount in cash equal to 100% of the U.S. $ Amount of the outstanding Letters of Credit as of such date (as may be reduced from time to time) plus accrued and unpaid interest thereon. Such deposit shall be held by the Administrative Agent as

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collateral for the payment and performance of the Secured Liabilities of the Borrower. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the Borrower’s risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Administrative Agent to reimburse the Issuing Bank for outstanding Letters of Credit for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the outstanding Letters of Credit at such time, until the expiry date of such Letters of Credit (in which case, to the extent such Letters of Credit are undrawn when they expire, the funds shall be returned to the Borrower); and

(i)If the Administrative Agent, the Borrower, the Swingline Lender and the Issuing Bank each agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the Swingline Exposure and Letter of Credit Exposure of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Commitment and on such date such Lender shall purchase at par such of the Loans of the other Lenders (other than the Swingline Loans) as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Commitment.

Except as otherwise expressly provided in this Section 2.21, no Commitment of any other Lender shall be increased or otherwise affected, and performance by a Borrower of its obligations hereunder and the other Loan Documents shall not be excused or otherwise modified as a result of any Lender becoming a Defaulting Lender. The rights and remedies against a Defaulting Lender under this Section 2.21 are in addition to other rights and remedies which a Borrower may have against such Defaulting Lender as a result of it becoming a Defaulting Lender and which the Administrative Agent or any other Lender may have against such Defaulting Lender with respect thereto.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES

3.1Representations and Warranties of the Borrower.

In order to induce the Administrative Agent and the Lenders to enter into this Agreement, to make any Loans hereunder and to issue any Letters of Credit hereunder, the Borrower represents and warrants to the Administrative Agent and each Lender that each statement set forth in this Article 3 is true and correct on the date hereof. For the avoidance of doubt, such representations are repeated as at the date of each Borrowing and Compliance Certificate, subject to update as provided in Section 5.1(1)(f).

(1)Organization; Powers. Each Credit Party is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now and formerly conducted and, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.

(2)Authorization; Enforceability. The Transactions are within the Credit Parties’ corporate or partnership powers and have been duly authorized by all necessary corporate, partner and shareholder action, as applicable. This Agreement and the other Loan Documents have been duly executed and

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delivered by each Credit Party (as applicable) and constitute legal, valid and binding obligations of each Credit Party (as applicable), enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

(3)Governmental Approvals; No Conflicts. The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except as disclosed in Schedule 3.1(3), (b) will not violate any applicable Law or the charter, by-laws or other organizational documents of any Credit Party or any order of any Governmental Authority, (c) will not violate or result in a default under any material indenture, agreement or other instrument binding upon any Credit Party or their respective assets, or give rise to a right thereunder to require any payment to be made by any Credit Party, and (d) will not result in the creation or imposition of any Lien on any asset of any Credit Party, except for any Lien arising in favour of the Administrative Agent, for the benefit of the Lenders, under the Loan Documents.

(4)Financial Condition; No Material Adverse Effect.

(a)The Borrower has furnished to the Lenders the consolidated balance sheets and statements of income, retained earnings and changes in financial position of the Borrower (i) as of and for the Fiscal Years ended 2012, 2013 and 2014, reported on by its auditors, and (ii) as of and for the Fiscal Quarter and the portion of the Fiscal Year ended March 31, 2015, certified by a Responsible Officer of the Borrower. Such financial statements present fairly, in all material respects, the consolidated financial position and results of operations and cash flows of the Borrower as of such dates and for such periods in accordance with GAAP, subject to year-end audit adjustments and the absence of footnotes in the case of the statements referred to in Section 3.1(4)(a)(ii).

(b)Since December 31, 2014, there has been no event, development or circumstance that has had or could reasonably be expected to have a Material Adverse Effect.

(c)All information (including that disclosed in all financial statements) pertaining to the Credit Parties (other than projections) that has been or will be made available to the Lenders, the Administrative Agent or the Arranger by the Borrower or any representative of the Credit Parties, taken as a whole, is or will be, when furnished, complete and correct in all material respects and does not or will not, when furnished, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made. The projections that have been or will be made available to the Lenders, the Administrative Agent or the Arranger by the Borrower or any representative of the Borrower have been or will be prepared in good faith based upon reasonable assumptions.

(5)Litigation.

(a)Except as disclosed in Schedule 3.1(5), and except for environmental-related matters (which are dealt with in Section 3.1(16)), there are no actions, suits or proceedings (including any Tax-related matter) by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Borrower, threatened against or affecting any of the Credit Parties (i) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect (other than as

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described in Schedule 3.1(16)), or (ii) that involve this Agreement, any other Loan Document or the Transactions.

(b)Since the date of this Agreement, there has been no change in the status of the matters described in Schedule 3.1(16) that, individually or in the aggregate, has resulted in, or materially increased the likelihood of, a Material Adverse Effect.

(6)Compliance with Laws. Each Credit Party is in compliance with all Laws applicable to it or its property except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. No Credit Party has violated or failed to obtain any Authorization necessary to the ownership of any of its property or assets or the conduct of its business, which violation or failure could reasonably be expected to have (in the event that such a violation or failure were asserted by any Person through appropriate action) a Material Adverse Effect.

(7)Compliance with Agreements. No Credit Party is in default, nor has any event or circumstance occurred which, but for the passage of time or the giving of notice, or both, would constitute a default in any respect that would have a Material Adverse Effect, under (a) any loan or credit agreement, indenture, mortgage, deed of trust, security agreement or other instrument or agreement evidencing or pertaining to any Indebtedness of any Credit Party, or (b) under any other agreement or instrument to which a Credit Party is a party or by which any Credit Party is bound.

(8)Taxes. Each Credit Party has filed or caused to be filed when due all material Tax returns and reports required to have been filed and has paid or caused to be paid when due all material Taxes required to have been paid by it (including all instalments with respect to the current period) and has made adequate provision for Taxes for the current period, except Taxes that are being contested in good faith by appropriate proceedings or other appropriate action and for which such Credit Party, as applicable, has set aside on its books adequate reserves.

(9)Titles to Real Property. Other than with respect to the Marigold Project Real Property, the Credit Parties have good and marketable fee simple title to their respective owned real properties, and with respect to leased real properties, valid and enforceable record title to the leasehold estate with respect thereto, pursuant to valid and enforceable leases, free and clear of all Liens except Permitted Liens. All material real property in which the Credit Parties have any right, title or interest, other than the Marigold Project Real Property, is described in Schedule 3.1(9).

(10)Titles to Personal Property. The Credit Parties have title to their respective owned personal properties, and with respect to leased personal properties, title to the leasehold estate with respect thereto, pursuant to valid and enforceable leases, free and clear of all Liens except Permitted Liens. All registrations listed in Schedule 3.1(10) pertain to Permitted Liens.

(11)Pension Plans and Benefit Plans. All Pension Plans are duly registered under the Income Tax Act, applicable pension standards legislation and any other applicable Laws which require registration and no event has occurred which could reasonably be expected to cause the loss of such registered status. Schedule 3.1(11) describes each Benefit Plan and lists the name and registration number of each Pension Plan, none of which are Defined Benefit Plans. The Pension Plans and the Benefit Plans have each been administered, funded and invested in accordance with the terms of the particular plan, all applicable Laws including, where applicable, the Income Tax Act and pension standards legislation, and the terms of all applicable collective bargaining agreements and employment contracts. All material obligations of each of the Credit Parties (including fiduciary, funding, investment and administration obligations) required to be performed in connection with the Pension Plans, the Benefit Plans and the funding agreements therefor have been performed on a timely basis. There are no

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outstanding disputes concerning the assets of the Pension Plans or the Benefit Plans. No promises of material benefit improvements under the Pension Plans or the Benefit Plans have been made. All employee and employer payments, contributions (including “normal cost”, “special payments” and any other payments in respect of any funding deficiencies or shortfalls) or premiums required to be withheld, made, remitted or paid to or in respect of each Pension Plan or Benefit Plan and all other amounts that are due to the pension fund of any Pension Plan from a Credit Party or an Affiliate have been withheld, made, remitted or paid on a timely basis in accordance with the terms of such plans, any applicable collective bargaining agreement or employment contract and all applicable Laws. Any assessments owed to the Pension Benefits Guarantee Fund established under the Pension Benefits Act (Ontario), or other assessments or payments required under similar legislation in any other jurisdiction, in respect of any Pension Plan have been paid when due. There has been no improper withdrawal or application of the assets of the Pension Plans or the Benefit Plans. No event has occurred which could reasonably be expected to give rise to a partial or full termination of any Pension Plan. No event has occurred or is reasonably expected to occur that could trigger or otherwise require immediate or accelerated funding in respect of any Benefit Plan. Each Pension Plan is fully funded on a solvency basis, going concern basis and wind-up basis (using actuarial methods and assumptions which are consistent with the actuarial valuations last filed for the particular plan with the applicable Governmental Authorities and which are consistent with GAAP) to the extent required by applicable Laws. Except as disclosed in Schedule 3.1(11), none of the Pension Plans, the Benefits Plans or the Credit Parties or any of their respective Affiliates is subject to the United States Employee Retirement Income Security Act of 1974, as amended. Notwithstanding the foregoing, to the extent one or more Pension Plans and Benefit Plans to which a Credit Party makes contributions but does not sponsor or administer, the aforementioned representations are to the best of the Borrower’s knowledge.

(12)Casualties; Taking of Properties. Since December 31, 2014, neither the business nor the properties of any Credit Party have been affected in a manner that has had, or could reasonably be expected to have, a Material Adverse Effect as a result of any fire, explosion, earthquake, flood, drought, windstorm, accident, strike or other labour disturbance, embargo, requisition or taking of property or cancellation of contracts, permits or concessions by any domestic or foreign Governmental Authority, riot, activities of armed forces, or acts of God or of any public enemy.

(13)Subsidiaries. As of the Closing Date, Schedule 3.1(13) correctly sets forth:

(a)the legal name of each Credit Party and its form of legal entity and jurisdiction of organization;

(b)the Equity Securities issued and outstanding by each Credit Party (other than the Borrower), and the registered and beneficial owners thereof;

(c)the Equity Securities owned by each Credit Party; and

(d)a corporate organizational chart of the Borrower and its subsidiaries.

Except as described in Schedule 3.1(13), as of the Closing Date, no Credit Party owns any Equity Securities or debt securities which are convertible into, or exchangeable for, Equity Securities of any other Person. Unless otherwise indicated in Schedule 3.1(13), as of the Closing Date, there are no outstanding options, warrants or other rights to purchase Equity Securities of any Credit Party (other than the Borrower), and all such Equity Securities so owned are duly authorized, validly issued, fully paid and non-assessable, and were issued in compliance with all applicable federal, provincial or foreign securities and other Laws, and are free and clear of all Liens, except for Permitted Liens.

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(14)Insurance. The Credit Parties maintain insurance policies and coverage in compliance with Section 5.1(9). Such insurance coverage (a) is sufficient for compliance with all requirements of applicable Law and of all agreements to which any Credit Party is a party, (b) is provided under valid, outstanding and enforceable policies, (c) provides adequate insurance coverage in at least such amounts and against at least such risks (but including in any event public liability) as are usually insured against in the same general area by Persons engaged in the same or a similar business to the assets and operations of the Credit Parties, and (d) will not in any way be affected by, or terminate or lapse by reason of, the Transactions. All such material policies are in full force and effect, all premiums with respect thereto have been paid in accordance with their respective terms, and no notice of cancellation or termination has been received with respect to any such policy. No Credit Party maintains any formalized self-insurance program with respect to its assets or operations or material risks with respect thereto in excess of U.S.$5,000,000 in the aggregate. The certificate of insurance delivered to the Administrative Agent pursuant to Section 4.1(7) contains an accurate and complete description of all material policies of insurance owned or held by each Credit Party on the Closing Date.

(15)Solvency. Each Credit Party is, and after giving effect to the Loans and the incurrence of all obligations hereunder will be, Solvent. For the avoidance of doubt, no Credit Party is an “insolvent person” within the meaning of the BIA.

(16)Environmental Matters. Except as disclosed to the Lenders in Schedule 3.1(16):

(a)Environmental Laws, Etc. Neither any property of the Credit Parties nor the operations conducted thereon violate any applicable order of any court or Governmental Authority or any applicable Environmental Laws, which violation could reasonably be expected to result in remedial obligations having a Material Adverse Effect, assuming disclosure to the applicable Governmental Authority of all relevant facts, conditions and circumstances, if any, pertaining to the relevant property.

(b)Notices, Permits, Etc. All notices, permits, licenses or similar authorizations, if any, required to be obtained or filed by the Credit Parties in connection with the operation, use or reclamation of any and all property of the Credit Parties, including but not limited to past or present treatment, transportation, storage, disposal or Release of Hazardous Materials into the environment, have been duly obtained or filed, except to the extent the failure to obtain or file such notices, permits, licenses or similar authorizations could not reasonably be expected to have a Material Adverse Effect, or which could not reasonably be expected to result in remedial obligations having a Material Adverse Effect, assuming disclosure to the applicable Governmental Authority of all relevant facts, conditions and circumstances, if any, pertaining to the relevant property.

(c)Hazardous Substances Carriers. All Hazardous Materials generated at any and all property of the Credit Parties have been treated, transported, stored and disposed of only in accordance with all Environmental Laws applicable to them, except to the extent the failure to have such Hazardous Materials transported, treated or disposed of by such carriers could not reasonably be expected to have a Material Adverse Effect, and only at treatment, storage and disposal facilities maintaining valid permits under applicable Environmental Laws, which carriers and facilities have been and are operating in compliance with such permits, except to the extent the failure to have such Hazardous Materials treated, transported, stored or disposed of at such facilities, or the failure of such carriers or facilities to so operate, could not reasonably be expected to have a Material Adverse Effect or which could not reasonably be expected to result in remedial obligations having a Material Adverse Effect, assuming disclosure to the applicable

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Governmental Authority of all relevant facts, conditions and circumstances, if any, pertaining to the relevant property.

(d)Hazardous Materials Disposal. The Credit Parties have taken all reasonable steps necessary to determine and have determined that no Hazardous Materials have been disposed of or otherwise released and there has been no threatened Release of any Hazardous Materials on or to any property of the Credit Parties other than in compliance with Environmental Laws, except to the extent the failure to do so could not reasonably be expected to have a Material Adverse Effect or which could not reasonably be expected to result in remedial obligations having a Material Adverse Effect, assuming disclosure to the applicable Governmental Authority of all relevant facts, conditions and circumstances, if any, pertaining to the relevant property.

(e)No Contingent Liability. The Credit Parties have no material contingent liability in connection with any Release or threatened Release of any Hazardous Materials into the environment except (i) contingent liabilities which could not reasonably be expected to exceed U.S.$5,000,000 in excess of applicable insurance coverage at any one time and from time to time, and for which adequate reserves for the payment thereof as required by GAAP have been provided, and (ii) contingent liabilities which could not reasonably be expected to result in remedial obligations having a Material Adverse Effect, assuming disclosure to the applicable Governmental Authority of all relevant facts, conditions and circumstances, if any, pertaining to such Release or threatened Release.

(17)Employee Matters.

(a)Except as set out in Schedule 3.1(17), none of the Credit Parties, nor any of their respective employees, is subject to any collective bargaining agreement. There are no strikes, slowdowns, work stoppages or controversies pending or, to the best knowledge of the Borrower, threatened against the Credit Parties, or their respective employees, which could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

(b)Each of the Credit Parties has withheld from each payment to each of their respective officers, directors and employees the amount of all material Taxes, including income tax, Canada or Quebec Pension Plan contributions, as applicable, employment insurance premiums and other payments and deductions required to be withheld therefrom, and has paid the same to the proper taxation or other receiving authority in accordance with applicable Law. No Credit Party is subject to any material claim by or material liability to any of their respective officers, directors or employees for salary (including vacation pay) or benefits which would rank in whole or in part pari passu with or prior to the Liens created by the Security Documents.

(18)Fiscal Year. The Fiscal Year ends on December 31st of each calendar year, and the Fiscal Quarters end on the last day of each of March, June, September and December of each calendar year.

(19)Intellectual Property Rights. Each Credit Party is the registered and beneficial owner of, with good and marketable title, free of all licenses, franchises and Liens other than Permitted Liens, to all patents, patent applications, trade marks, trade mark applications, trade names, service marks, copyrights, industrial designs, integrated circuit topographies, or other rights with respect to the foregoing and other similar property, used in or necessary for the present and planned future conduct of its business, without any conflict with the rights of any other Person, other than as listed on Schedule 3.1(19), or other than for

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such conflicts as could not reasonably be expected to have a Material Adverse Effect. All material patents, trade marks, trade names, service marks, copyrights, industrial designs, integrated circuit topographies, and other similar rights owned or licensed by any Credit Party, and all rights of each Credit Party to the use of any patents, trade marks, trade names, service marks, copyrights, industrial designs, integrated circuit topographies, or other similar rights, are described in Schedule 3.1(19). Except as set out in Schedule 3.1(19), no material claim has been asserted and is pending by any Person with respect to the use by any Credit Party of any intellectual property or challenging or questioning the validity, enforceability or effectiveness of any intellectual property necessary for the conduct of the business of any Credit Party. Except as disclosed in Schedule 3.1(19), or except as could not reasonably be expected to have a Material Adverse Effect, (a) each Credit Party has the exclusive right to use the intellectual property which such Credit Party owns, (b) all applications and registrations for such intellectual property are current, and (c) to the knowledge of the Borrower, the conduct of each Credit Party’s business does not infringe the intellectual property rights of any other Person.

(20)Residency of Borrower for Tax Purposes. The Borrower is a resident of Canada for the purposes of the Income Tax Act.

(21)Bank Accounts. Schedule 3.1(21) lists all banks and other financial institutions located in Canada or the United States at which the Borrower or any Domestic Material Subsidiary maintains lock boxes, deposit or other accounts, and Schedule 3.1(21) correctly identifies the name, address and telephone number of each depository, the name in which the lock box or account is held, a description of the purpose of the lock box or account, and the complete lock box address or account number therefor.

(22)“Know Your Customer” Information. All materials and information provided to each of the Lenders in connection with applicable “know your customer” and AML Legislation are true and correct as at the Closing Date.

(23)AML Legislation. The Borrower is in compliance with AML Legislation.

(24)No Immunity. No Credit Party nor any of its properties has any immunity from jurisdiction of any court otherwise having valid subject matter and personal jurisdiction or from set-off or any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise). The execution, delivery and performance by each Credit Party of the Loan Documents to which it is a party are private and commercial acts performed for private and commercial purposes

(25)Anti-Corruption Laws and Sanctions. The Borrower, its Subsidiaries and their respective officers and employees and, to the knowledge of the Borrower, its directors and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions and are not knowingly engaged in any activity that would reasonably be expected to result in the Borrower being designated as a Sanctioned Person. None of (a) the Borrower, any Subsidiary or any of their respective directors, officers or employees, or (b) to the knowledge of the Borrower, any agent of the Borrower or any Subsidiary that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person. No Borrowing or Letter of Credit, use of proceeds or other transaction contemplated by this Agreement violates Anti-Corruption Laws or applicable Sanctions.

The Marigold Project

(26)Marigold Project Real Property.

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(a)Set forth in in Schedule 3.1(26) is a complete and accurate description of all Marigold Project Real Property.

(b)The Marigold Mining Company has no right, title or interest in real estate or immovable property other than the Marigold Project Real Property.

(c)Marigold Mining Company is the sole legal and beneficial holder of the Marigold Project Real Property, subject only:

(i)with respect to the unpatented mining claims and unpatented millsite claims listed on Schedule 3.1(26), to the paramount title of the United States as to such unpatented mining claims and unpatented millsite claims and the rights, if any, of third parties to and across the lands within such unpatented mining claims and unpatented millsite claims pursuant to the U.S. Multiple Mineral Development Act of 1954 and the U.S. Surface Resources and Multiple Use Act of 1955; and

(ii)with respect to the property subject to the Marigold Project Leases, the ownership rights of the respective lessors.

The interest of Marigold Mining Company in the real property interests listed on Schedule 3.1(26) has been properly registered or filed with the Humboldt County Clerk- Recorder’s Office and the U.S. Bureau of Land Management, as applicable. With respect to any owned patented mining claims, owned patented millsite claims and other owned real property interests constituting Marigold Project Real Property, the Marigold Mining Company has good and marketable title thereto, free and clear of all Liens, except for Permitted Liens. With respect to any owned unpatented mining claims and unpatented millsite claims constituting Marigold Project Real Property, the Marigold Mining Company is in exclusive possession thereof and has good title thereto, subject to the paramount title of the United States, free and clear of all Liens, except for Permitted Liens. The Marigold Project Leases are valid and enforceable, in full force and effect, in good standing and free from any breach or default, and copies of the Marigold Project Leases or abstracts thereof have been filed with the Humboldt County Clerk-Recorder’s Office.

(d)The Marigold Project Real Property provides all real property rights necessary for the development, operation and maintenance of the Marigold Project in accordance with, and as contemplated by the Life of Mine Plan.

(27)Marigold Project Leases. Set forth in Schedule 3.1(27) is a complete and accurate list of all Marigold Project Leases, and only those that are highlighted give rise to Material Leasehold Interests.

(28)Marigold Project Authorizations. Set forth in Schedule 3.1(27) is a complete and accurate list of all Marigold Project Authorizations.

(29)Marigold Project Approvals.

(a)Except as set forth in Schedule 3.1(28), all Marigold Project Approvals other than Future Marigold Project Authorizations:

(i)have been duly obtained, taken, given or made;

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(ii)are valid and in full force and effect, and

(iii)are free from conditions or requirements that have not been met or complied with where the failure to so satisfy may allow for the material modification or revocation thereof.

(b)Marigold Mining Company is in compliance with all Marigold Project Approvals held by, or in favour of, Marigold Mining Company.

(c)Marigold Mining Company has no reason to believe that any of the Future Marigold Project Authorizations or any renewal of any Marigold Project Mining Rights:

(i)will not be obtained in the ordinary course as and when required under the terms of the Loan Documents, the Life of Mine Plan and applicable Laws; or

(ii)will be subject to any conditions or requirements that cannot be met or complied with.

(d)All applicable waiting periods and judicial review periods prescribed by statute in connection with any Marigold Project Approval (other than Future Marigold Project Authorizations) have expired without any action having been taken or threatened by any party that could reasonably be expected to result in the suspension, cancellation, revocation or loss of such Marigold Project Approval or any material adverse change thereto.

(e)There is no challenge to the validity of any Marigold Project Approval that has resulted in or is reasonably likely to result in such Marigold Project Approval being suspended, cancelled, revoked or materially and adversely modified, and Marigold Mining Company has not received any notification, verbal or otherwise, of the threat of any such challenge.

(f)Marigold Mining Company has not received any written notice from any Governmental Authority of any revocation or intention to revoke any interest of Marigold Mining Company in any of the Marigold Project Approvals.

(g)All Taxes, assessments, maintenance fees and other amounts required to maintain the Marigold Project Approvals (other than Future Marigold Project Authorizations) have been paid in full.

(30)Project Assets. The Marigold Project Assets are in reasonable condition and repair, ordinary wear and tear excepted, and are adequate for the purposes for which they are now used and for the development, construction, operation and maintenance of the Marigold Project in accordance with, and as contemplated by, the Life of Mine Plan.

(31)Marigold Project Infrastructure and Access. All of the services, utilities, ingress and egress roadways, means of transportation, rights of access and passage, equipment and materials or supplies necessary for the Borrower to develop, operate and maintain the Marigold Project in accordance with applicable Law, the Marigold Project Approvals and the Loan Documents and in accordance with and as contemplated by, the Life of Mine Plan are available and in place.

(32)Royalty Agreements. There are no royalties, net smelter return obligations, production- based Taxes or similar levies on mineral production payable with respect to the Marigold Project except

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those arising under or pursuant to the Existing Royalty Agreements. A true and complete copy of the Existing Royalty Agreements has been delivered to the Administrative Agent. The Existing Royalty Agreements are unamended, there are no overdue amounts owing thereunder and the Marigold Mining Company is not in default under or in breach of, in either case in any material respect, of any term or condition thereof. There are no material disputes with respect to the calculation of royalties under the Existing Royalty Agreements.

(33)Expropriation. No property or asset of Marigold Mining Company (including any Marigold Project Asset) has been expropriated or seized by any Governmental Authority, nor has any notice or proceeding in respect thereof been given or commenced.

(34)Mine Safety. Except as set out in Schedule 3.1 (34), the Marigold Mining Company conducts, and has conducted in the twelve (12) months preceding the date of this Agreement, its activities at the Marigold Project in compliance in all material respects with all Laws specifically applicable in the United States of America and the State of Nevada to mine safety. Except as set out in Schedule 3.1(34), to the knowledge of the Borrower, there have been no reported incidents of non-compliance in any material respect with such Laws in connection with operations or activities at the Marigold Project in the twelve (12) months preceding the date of this Agreement and the list provided in Schedule 3.1(34) includes a description of all material compensable injuries or deaths sustained by employees, contractors or visitors to the Marigold Project during such twelve (12) month period.

(35)Project Operation. There has been no material change in the conduct or operation of the Marigold Project from that contemplated in the Life of Mine Plan. No Person has any right, title or interest in Marigold Project Assets other than Marigold Mining Company.

(36)Aboriginal Claims. Marigold Mining Company is complying with all applicable Laws in respect of aboriginal rights, aboriginal title, treaty rights, and aboriginal communities that relate to the operation and maintenance of the Marigold Project. There are no outstanding, pending or threatened Aboriginal Claims. No Credit Party has received notice, nor has any Credit Party been informed by any Governmental Authority of the receipt by a Governmental Authority of any notice regarding any Aboriginal Claim with respect to the Marigold Project. There are no impact and benefits agreements, memorandums of understanding, compensation or partnership agreements or any other agreements of the same nature with Aboriginal Groups affecting the Marigold Project.

(37)Project Information.

(a)The projections and other forward-looking statements and forecasts with respect to the Marigold Project (including those contained in the Life of Mine Plan) delivered to any Secured Party are a fair and reasonable description of what they purport to describe and were prepared in good faith on the basis of the assumptions stated therein, which assumptions were reasonable in the light of the conditions existing at the time of delivery of such projections, statements or forecasts and represented, at the time of delivery, the Borrower’s best estimate of its future financial performance.

(b)The assessment of the Proven and Probable Reserves contained in the Life of Mine Plan is fair and reasonable.

(38)Environmental and Social Laws and Standards. The Borrower is in compliance with Section 5.1(16).

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(39)Eligible Contract Participant. Marigold Mining Company constitutes an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder.

ARTICLE 4
CONDITIONS

4.1Effective Date.

The obligations of the Lenders to make Loans and of the Issuing Bank to issue Letters of Credit hereunder shall not become effective unless each of the conditions listed below is satisfied (or waived pursuant to Section 9.2).

(1)Credit Agreement. The Administrative Agent, each Lender, and the Issuing Bank shall have received from each party hereto either (a) a counterpart of this Agreement signed on behalf of each party hereto, or (b) written evidence satisfactory to the Administrative Agent (which may include a facsimile or other electronic -transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement.

(2)Initial Security Documents. The Administrative Agent shall have received the Initial Security Documents.

(3)Perfection of Liens. The Initial Security Documents shall have been registered (or arrangements for registration satisfactory to the Administrative Agent shall have been made) in all offices in which, in the opinion of the Administrative Agent or its counsel, registration is necessary or of advantage to perfect or render opposable to third parties the Liens intended to be created thereby. Notwithstanding the prior sentence, for the purpose of certainty, the Deed of Trust, Security Agreement, Assignment of Production, Rents and Leasehold Interest, Financing Statement and Fixture Filing from Marigold Mining Company with respect to the Marigold Project Real Property shall have been recorded with the county recorder of Humboldt County, Nevada. The Administrative Agent shall have received and be satisfied with the results of all personal property, pending litigation, judgment, bankruptcy, bulk sale, execution and other searches conducted by the Administrative Agent and its counsel with respect to the Credit Parties in all jurisdictions selected by the Administrative Agent and its counsel.

(4)Legal Opinions. The Administrative Agent shall have received a favourable written opinion of Lawson Lundell LLP, Canadian counsel to the Borrower, covering such matters relating to the Credit Parties, this Agreement, the other Loan Documents, or the Transactions as the Lenders shall reasonably request (together with copies of all factual certificates and legal opinions delivered to such counsel in connection with such opinion upon which counsel has relied). The Administrative Agent shall also have received favourable written opinions of such special and local counsel to the Borrower covering such non-British Columbia matters relating to the Credit Parties, the Loan Documents or the Transactions as the Lenders shall reasonably request (together with copies of all factual certificates and legal opinions delivered to such counsel in connection with such opinion upon which such counsel has relied). If a Security Document creates a Lien over any Marigold Project Real Property, a favourable title report from U.S. counsel to the Borrower with respect to same shall be delivered to the Administrative Agent in such form as may be reasonably requested. The Borrower hereby requests each such counsel to deliver such opinions and supporting materials. All opinions and certificates referred to in this Section 4.1(4) shall be addressed to the Administrative Agent and the other Secured Parties and dated the Closing Date.

(5)Corporate Certificates. The Administrative Agent shall have received:

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(a)certified copies of the resolutions of the board of directors, general partner, or shareholders, as applicable, of each Credit Party approving, as appropriate, the Loans, this Agreement and the other Loan Documents, and all other documents, if any, to which such Credit Party is a party and evidencing authorization with respect to such documents; and

(b)a certificate of an officer of each Credit Party, dated as of the Closing Date, and certifying (i) the name, title and true signature of each officer of such Person authorized to execute this Agreement and the other Loan Documents to which it is a party, (ii) the name, title and true signature of each officer of such Person authorized to provide the certifications required pursuant to this Agreement, including certifications required pursuant to Section 5.1(1) and Borrowing Requests, and (iii) that attached thereto is a true and complete copy of the articles of incorporation and bylaws of each Credit Party, as amended to date, and a recent certificate of status, certificate of compliance, good standing certificate or analogous certificate.

(6)Fees. The Administrative Agent, the Lenders, and the Arranger shall have received all fees and other amounts due and payable on or prior to the Closing Date, including, to the extent invoiced, reimbursement or payment of all legal fees and other out-of-pocket expenses required to be reimbursed or paid by the Borrower hereunder or under any other Loan Document.

(7)Insurance. The Administrative Agent shall have received a certificate of insurance coverage, dated not more than 30 days prior to the Closing Date, evidencing that the Credit Parties are carrying insurance in accordance with Section 5.1(9) hereof.

(8)Regulatory Approval; Consents; Waivers. The Administrative Agent and the Lenders shall be satisfied that:

(a)all material Authorizations (including all approvals listed in Schedule 3.1(3));

(b)all corporate, partnership, shareholder and court approvals; and

(c)all consents and waivers (the failure to obtain which would result in a breach or default under any material contract),

required to consummate the Transactions have been obtained and are in full force and effect, in each case without the imposition of any burdensome provision, and that all applicable waiting periods shall have expired without any action being taken or threatened by any Governmental Authority that would materially restrain, prevent or otherwise impose material adverse conditions on the Transactions.

(9)Delivery of Financial Statements. The Administrative Agent and the Lenders shall have received (a) the audited Consolidated and consolidating balance sheets, statements of income and retained earnings and statements of changes in financial position of the Borrower for the Fiscal Year ended December 31, 2014, and (b) the unaudited financial statements in respect of the Borrower for the three month period ended March 31, 2015.

(10)Compliance Certificate. The Administrative Agent shall have received a Compliance Certificate prepared on a pro forma basis as at June 30, 2015 for all calculations (other than Tangible Net Worth and Tangible Net Worth Floor, which shall be calculated as at July 31, 2015), which shall confirm compliance with the financial covenants set out in Section 5.1(12).

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(11)No Material Adverse Change. The Administrative Agent and the Lenders shall be satisfied that, since December 31, 2014, there has not been a Material Adverse Change.

(12)Indebtedness. The Transactions contemplated in this Agreement and the other Loan Documents shall not have caused any event or condition to occur which has resulted, or which will result, in any Material Indebtedness (other than Indebtedness being repaid in connection with the Transactions) becoming due prior to its scheduled maturity or that permits (with or without the giving of notice, the lapse of time, or both) the holder or holders of any such Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity, or which will result in the creation of any Liens under any Indebtedness.

(13)“Know Your Customer” Information. The Administrative Agent and the Lenders shall have received all documentation and other information required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including AML Legislation, the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) and OFAC.

(14)Cancellation of Existing Credit Facilities. The Credit Parties shall have repaid (or made satisfactory arrangements for the repayment of) all Indebtedness outstanding under their credit facilities (including any commercial paper back-up lines), and such credit facilities (including such commercial paper back-up lines) shall have been cancelled permanently such that no Credit Party shall have any Indebtedness (or commitment therefor) that will survive the Closing Date except Indebtedness permitted under Section 6.1(1).

(15)Affiliate Subordination Agreement. The Administrative Agent shall have received any Affiliate Postponement Agreement required in order for Intercompany Indebtedness to be Permitted Intercompany Indebtedness.

(16)Execution and Delivery of Documents. Each Credit Party shall have duly authorized, executed and delivered all documents required hereunder, all in form and substance satisfactory to the Administrative Agent. Such documents may be delivered to the Administrative Agent (or its counsel) by way of facsimile or other means of electronic transmission, provided that such number of original copies as may be reasonably requested shall be delivered by or on behalf of the Borrower to the Administrative Agent (or its counsel) within 7 days of the Closing Date.

(17)Other Documentation. The Administrative Agent and the Lenders shall have received such other documents and instruments as are customary for transactions of this type or as they may reasonably request.

4.2Each Credit Event.

The obligation of each Lender to make a Loan on the occasion of any Borrowing, and of the Issuing Bank to issue, amend, renew or extend any Letter of Credit (including, in each case, on the occasion of the initial Borrowings hereunder), is subject to the satisfaction of the following conditions:

(a)the representations and warranties of the Borrower set out in this Agreement shall be true and correct on and as of the date of each such Borrowing as if made on such date (except where such representation or warranty is stated to be made as of a particular date), subject to update as provided in Section 5.1(1)(h);

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(b)at the time of and immediately after giving effect to such Borrowing, no Default shall have occurred and be continuing; and

(c)the Administrative Agent shall have received a Borrowing Request in the manner and within the time period required by Section 2.3.

Each Borrowing shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the accuracy of the matters specified in Sections 4.2(a) and (b). This requirement does not apply on the conversion or rollover of an existing Borrowing provided that the aggregate outstanding Borrowings will not be increased as a consequence thereof.

ARTICLE 5
AFFIRMATIVE COVENANTS

5.1Covenants.

From (and including) the Closing Date until the Termination Date, the Borrower covenants and agrees with the Lenders as follows:

(1)Financial Statements and Other Information. The Borrower shall furnish to the Administrative Agent for distribution to each Lender (the filing of any of the following documents on SEDAR shall satisfy the delivery obligation in relation to such documents when the Borrower has provided written notice of such filing to the Administrative Agent):

(a)as soon as available and in any event within 90 days after the end of each Fiscal Year, the audited Consolidated balance sheet and related statements of income, retained earnings and changes in financial position of the Borrower as of the end of and for such Fiscal Year, setting forth in each case in comparative form the figures for the previous Fiscal Year, all reported on by PriceWaterhouseCoopers LLP or other independent auditors of recognized national standing (without a “going concern” qualification and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Borrower on a Consolidated basis;

(b)as soon as available and in any event within 60 days after the end of each of the first three Fiscal Quarters of each Fiscal Year, the unaudited Consolidated balance sheet and related statements of income, retained earnings and changes in financial position of the Borrower as of the end of and for such Fiscal Quarter and the then elapsed portion of the Fiscal Year which includes such Fiscal Quarter, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous Fiscal Year, all certified by a Responsible Officer of the Borrower as presenting fairly in all material respects the financial condition and results of operations of the Borrower on a Consolidated basis, subject to normal year-end audit adjustments;

(c)concurrently with the financial statements required pursuant to Sections 5.1(1)(a) and (b), a Compliance Certificate;

(d)promptly after the Borrower learns of the receipt or occurrence of any of the following, a certificate of the Borrower, signed by a Responsible Officer of the Borrower, specifying (i) any event which constitutes a Default or Event of Default, together with a detailed

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statement specifying the nature thereof and the steps being taken to cure such Default or Event of Default, (ii) the receipt of any notice from, or the taking of any other action by, the holder of any promissory note, debenture or other evidence of Indebtedness of any Credit Party in an amount in excess of U.S.$5,000,000 with respect to an actual or alleged default, together with a detailed statement specifying the notice given or other action taken by such holder and the nature of the claimed default and what action the relevant Credit Party is taking or proposes to take with respect thereto, (iii) the creation, dissolution, merger, amalgamation or acquisition of any Credit Party or subsidiary thereof, and (iv) any other event, development or condition which may reasonably be expected to have a Material Adverse Effect;

(e)promptly after the occurrence thereof, notice of the institution of or any material adverse development in any action, suit or proceeding or any governmental investigation or any arbitration before any court or arbitrator or any Governmental Authority or official against any Credit Party or any material property thereof which could reasonably be expected to have a Material Adverse Effect;

(f)concurrently with any delivery of financial statements under Section 5.1(1)(a) or (b) a certificate of a Responsible Officer of the Borrower identifying (i) any change in GAAP or in the application thereof has occurred since the date of the audited financial statements referred to in Section 5.1(1)(a) and specifying the effect of such change on the financial statements accompanying such certificate, (ii) any entry into, material amendment to, termination of, or material default under, any collective bargaining agreement to which a Credit Party is a party, (iii) any changes of the type described in Section 5.1(13)) that have not been previously reported by the Borrower, and (iv) any Permitted Acquisitions that have been consummated since the end of the previous Fiscal Quarter, including the date on which each such Permitted Acquisition was consummated and the consideration therefor;

(g)    if, at any time after the Closing Date, the Borrower enters into a new Hedge Arrangement with a Person that is a Lender or Lender Affiliate at such time, then the Borrower shall so notify the Administrative Agent by delivery to the Administrative Agent of written notice of the details thereof; provided that, in the event of any failure to do so, such Hedge Arrangement shall nonetheless be a Secured Hedge Arrangement and receive the benefit of the Security Documents, and such Lender or Lender Affiliate shall nonetheless be a Secured Hedge Counterparty with respect thereto;

(h)concurrently with the delivery of the financial statements under Section 5.1(1)(a) or (b) a supplement to any Schedule hereto, or any representation herein or in any other Loan Document, with respect to any matter hereafter arising that, if existing or occurring at the date of this Agreement, would have been required to be set forth or described in such Schedule or as an exception to such representation or that is necessary to correct any information in such Schedule or representation which has been rendered inaccurate thereby (and, in the case of any supplements to any Schedule, such Schedule shall be appropriately marked to show the changes made therein); provided that (i) no such supplement to any such Schedule or representation shall amend, supplement or otherwise modify any Schedule or representation, or be or be deemed a waiver of any Default or Event of Default resulting from the matters disclosed therein, except as consented to by the Administrative Agent and the Required Lenders in writing, and (ii) no supplement shall be required or permitted as to representations and warranties that relate solely to the Closing Date;

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(i)concurrently with any delivery of financial statements under Sections 5.1(1)(a) or (b), an operating report with respect to the Marigold Project, the Pirquitas Project, and any other producing and material mining project owned by a Credit Party, such operating reports to be consistent with the forms delivered to the Arranger prior to the Closing Date;

(j)on or before the 90th day after the end of each Fiscal Year, an updated Life of Mine Plan with respect to the Marigold Project, the Pirquitas Project, and any other material producing mining project owned by a Credit Party; and

(k)if and only if there has been construction at any mining project owned by a Credit Party during a calendar month for which the aggregate budget exceeds U.S.$10,000,000, on or before the 10th day after the end of such calendar month, a report with respect to such construction.

(2)Existence; Conduct of Business. The Borrower shall, and shall cause each other Credit Party to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence (subject only to Section 6.1(3)), and except to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect, obtain, preserve, renew and keep in full force and effect any and all rights, licenses, permits, privileges and franchises material to the conduct of its business.

(3)Payment of Obligations. The Borrower shall, and shall cause each other Credit Party to, pay its obligations, including Tax liabilities, as they become due and payable (or, where payment is not made at such time due to inadvertence, as soon as reasonably practicable following knowledge of such non-payment by the applicable Credit Party), except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings or other appropriate action, and (b) the Borrower or such Credit Party has set aside on its books adequate reserves with respect thereto in accordance with GAAP.

(4)Maintenance of Properties. The Borrower shall, and shall cause each other Credit Party to, keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted, except to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect.

(5)Books and Records; Inspection Rights. The Borrower shall, and shall cause each other Credit Party to, keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities.

(6)Compliance with Laws and Contracts. The Borrower shall, and shall cause each other Credit Party to, comply with all Laws and orders of any Governmental Authority applicable to it or its property and with all of its contractual obligations, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(7)Use of Proceeds and Letters of Credit. The proceeds of the Loans shall be used for working capital and other general corporate purposes of the Borrower, including permitted Investments and Permitted Acquisitions. Letters of Credit shall be issued only to support ordinary course business operations of the Borrower and its Subsidiaries.

(8)Further Assurances.

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(a)The Borrower shall, and shall cause each other Credit Party to, cure promptly any defects in the execution and delivery of the Loan Documents, including this Agreement. Upon request, the Borrower shall, at its expense, as promptly as practical, execute and deliver to the Administrative Agent, all such other and further documents, agreements and instruments (and cause each other Credit Party to take such action) in compliance with or performance of the covenants and agreements of the Borrower or any other Credit Party in any of the Loan Documents, including this Agreement, or to further evidence and more fully describe the Collateral, or to correct any omissions in any of the Loan Documents, or more fully to state the security obligations set out herein or in any of the Loan Documents, or to perfect, protect or preserve any Liens created pursuant to any of the Loan Documents, or to make any recordings, to file any notices, or obtain any consents, all as may be necessary or appropriate in connection therewith, in the judgment of the Administrative Agent, acting reasonably.

(b)The Borrower shall, and shall cause each of the other Credit Parties to, perform and satisfy to the satisfaction of the Administrative Agent and its counsel each of the requirements (the “Post-Closing Requirements”) listed in Schedule 5.1(8) on or before the date by which such Post-Closing Requirement is to be required to be performed pursuant thereto. For greater certainty, the Borrower acknowledges and agrees that the Post-Closing Requirements expressly include the obligation of the Borrower to, and to cause each of the other Credit Parties to, co-operate fully and promptly with the Administrative Agent and its counsel with respect to the completion of each of the Post- Closing Requirements and the provision of all information, documents, matters and things as the Administrative Agent or its counsel, acting reasonably, may deem necessary or advisable (i) to determine what actions must be taken to fulfil each of the Post-Closing Requirements, (ii) to complete and fulfil each of the Post-Closing Requirements, and (iii) to confirm and assess whether all actions necessary to fulfil each of the Post-Closing Requirements have been taken. The Administrative Agent, by instrument in writing and without any consent from any of the Lenders, may, in its sole and absolute discretion, extend any deadline for completion of a Post-Closing Requirement if the Administrative Agent, acting in good faith, believes that the extension will enable the Borrower and the Credit Parties to comply with such Post-Closing Requirement and such extension will not have a material adverse effect upon the Lenders.

(9)Insurance.

(a)The Borrower shall, and shall cause each other Credit Party to, maintain or cause to be maintained, with financially sound and reputable insurers, insurance with respect to their respective properties and business against such liabilities, casualties, risks and contingencies and in such types (including business interruption insurance and flood insurance) and amounts and with deductibles as are customary in the case of Persons engaged in the same or similar businesses and similarly situated and in accordance with any requirement of any Governmental Authority.

(b)In the case of any fire, accident or other casualty causing loss or damage to any property of any Credit Party used in generating cash flow or required by applicable Law, all proceeds of such policies shall be used to promptly repair or replace any such damaged property.

(c)The Borrower shall obtain endorsements to the policies pertaining to all physical properties in which the Administrative Agent shall have a Lien under the Loan

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Documents, naming the Administrative Agent as an additional insured (with respect to liability insurance only) and a loss payee and containing (i) provisions that such policies will not be cancelled without 30 days prior written notice having been given by the insurance company to the Administrative Agent, and (ii) a standard non contributory “mortgagee”, “lender” or “secured party” clause, as well as such other provisions as the Administrative Agent may require to fully protect the Administrative Agent’s interest in the Collateral and to any payments to be made under such policies. All original policies or true copies thereof are to be delivered to the Administrative Agent, premium prepaid.

(d)In the event the Borrower fails to provide the Administrative Agent with timely evidence, acceptable to the Administrative Agent, of the maintenance of insurance coverage required pursuant to Section 5.1(9), or in the event that any Credit Party fails to maintain such insurance, the Administrative Agent may, upon prior written notice to the Borrower, purchase or otherwise arrange for such insurance, but at the Borrower’s expense and without any responsibility on the Administrative Agent’s part for: (i) obtaining the insurance; (ii) the solvency of the insurance companies; (iii) the adequacy of the coverage; or (iv) the collection of claims. The insurance acquired by the Administrative Agent may, but need not, protect any Credit Party’s interest in the Collateral, and therefore such insurance may not pay claims which a Credit Party may have with respect to the Collateral or pay any claim which may be made against a Credit Party in connection with the Collateral. In the event the Administrative Agent purchases, obtains or acquires insurance covering all or any portion of the Collateral, the Borrower shall be responsible for all of the applicable costs of such insurance, including premiums, interest (at the applicable interest rate for Loans set forth in Section 2.5), fees and any other charges with respect thereto, until the effective date of the cancellation or the expiration of such insurance. The Administrative Agent may charge all of such premiums, fees, costs, interest and other charges to the Borrower’s Loan account. The Borrower hereby acknowledges that the costs of the premiums of any insurance acquired by the Administrative Agent may exceed the costs of insurance which the Borrower may be able to purchase on its own. In the event that the Administrative Agent purchases such insurance, the Administrative Agent shall promptly, and in any event within 15 days, notify the Borrower of said purchase.

(e)Upon the occurrence and continuance of an Event of Default (and without limiting any other rights of the Administrative Agent or the Lenders hereunder or under any other Loan Document), (i) the Administrative Agent shall, subject to the rights of any holders of Permitted Liens holding claims senior to the Administrative Agent, have the sole right, in the name of the Administrative Agent or any applicable Credit Party, to file claims under any insurance policies, to receive, receipt and give acquittance for any payments that may be payable thereunder, and to execute any and all endorsements, receipts, releases, assignments, reassignments or other documents that may be necessary to effect the collection, compromise or settlement of any claims under any such insurance policies, and (ii) all insurance proceeds in respect of any Collateral shall be paid to the Administrative Agent for application against the Secured Liabilities in accordance with this Agreement.

(10)Operation and Maintenance of Property. The Borrower shall, and shall cause each other Credit Party to, manage and operate its business or cause its business to be managed and operated (a) in accordance with prudent industry practice in all material respects and in compliance in all material respects with the terms and provisions of all applicable licenses, leases, contracts and agreements, and (b) in compliance with all applicable Laws of the jurisdiction in which such businesses are carried on, and

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all applicable Laws of every other Governmental Authority from time to time constituted to regulate the ownership, management and operation of such businesses, except where a failure to so manage and operate would not have a Material Adverse Effect.

(11)Security Package.

(a)Group Guarantee. In accordance with and subject to the Security Principles, the Borrower shall cause each present and future Material Subsidiary to enter into, or accede to, the Group Guarantee, such that such Person guarantees in favour of the Administrative Agent, for the benefit of the Secured Parties, all Secured Liabilities of the Borrower. The obligation of a Person to accede to the Group Guarantee shall arise as soon as reasonably practicable (but no later than 30 days) after such Person becomes a Material Subsidiary.

(b)Liens. In accordance with and subject to the Security Principles, the Borrower shall, and shall cause each present and future Domestic Material Subsidiary to, provide at all times in favour of the Administrative Agent, for the benefit of the Secured Parties, a first- priority Lien (subject only to Permitted Liens) over all present and future personal property and real property of such Credit Party as security for its Secured Liabilities, together with such supporting materials as may be required to ensure the perfection or priority of such Lien. The obligation of a Credit Party to provide any such Lien shall arise as soon as is reasonably practicable (but no later than 30 days) following such Person (i) becoming a Credit Party, or (ii) acquiring assets, property or undertaking that are not already subject to a Lien that complies with the Security Principles.

(c)Supporting Materials. In connection with the execution and delivery of any Security Document pursuant to Section 5.1(11), the Borrower shall, or shall cause the relevant other Credit Party to, deliver to the Administrative Agent such corporate resolutions, certificates, legal opinions and such other related documents as shall be reasonably requested by the Administrative Agent and consistent with the relevant forms and types thereof delivered on the Closing Date or as shall be otherwise reasonably acceptable to the Administrative Agent.

(12)Financial Covenants. The Borrower shall:

(a)Interest Coverage Ratio. Maintain an Interest Coverage Ratio with respect to each Rolling Period of not less than 4.00 to 1.00.

(b)Net Leverage Ratio. Maintain a Net Leverage Ratio at all times of not more than 3.50 to 1.00, such ratio to be reported in the Compliance Certificate.

(c)Tangible Net Worth. Maintain a Tangible Net Worth as at each Quarterly Date of not less than the Tangible Net Worth Floor as at such time.

(13)Registrations. The Borrower shall record, file or register, at its own expense, applications for registration or financing statements (and continuation or financing change statements when applicable), and make any other registrations or filings, including where required, the registration of each of the Security Documents (collectively, “Registrations”) with respect to the Collateral now existing and hereafter created or arising and the creation of Liens therein under and as contemplated by the Security Documents, meeting the requirements of applicable Law, in such manner and in such jurisdictions as are necessary or desirable to protect, perfect and maintain the protection and perfection of,

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such Liens, and to deliver a file stamped copy of each such Registration or other evidence of such Registration to the Administrative Agent on or prior to the Closing Date. If any Credit Party (a) makes any change in its name, jurisdiction or organization or corporate structure, (b) changes its place of domicile, registered head office or chief executive office, or (c) takes any other action, which in any such case would, under the applicable Law, require the amendment of any Registration recorded, registered and filed in accordance with the provisions hereof, the Borrower shall within 10 days after a change referred to in Section 5.1(13)(a) or prior to the taking of any action referred to in Section 5.1(13)(b) or (c), give the Administrative Agent notice of any such change or other action and shall promptly file such Registrations as may be necessary or desirable to continue the perfection of the Liens in the Collateral intended under the Security Documents. The Administrative Agent shall be under no obligation whatsoever to record, file or register any Registration, or to make any other recording, filing or registration in connection herewith.

Marigold Project

(14)Conduct of Project.    The Borrower shall ensure that the Marigold Project is diligently operated and maintained in accordance with (a) the Life of Mine Plan, (b) Good Industry Practice, and (c) in all material respects, applicable Law.

(15)Project Approvals. The Borrower shall cause Marigold Mining Company to:

(a)upon request, produce to the Administrative Agent a copy of each Marigold Project Approval (other than Future Marigold Project Authorizations);

(b)be and remain the sole legal and beneficial owner of all Marigold Project Approvals;

(c)maintain as valid and in full force and effect each Marigold Project Approval (other than Future Marigold Project Authorizations) and, where applicable, procure the renewal thereof prior to its expiration;

(d)comply with the terms and conditions of each Marigold Project Approval and do all things required of a holder thereof by applicable Law;

(e)with due diligence and in a reasonable manner, enforce the materials rights granted to it under and in connection with each Marigold Project Approval;

(f)not undertake or permit any voluntary Asset Disposition with respect to any Marigold Project Assets (provided that nothing in this Agreement shall prohibit (i) the disposition or abandonment of Marigold Project Mining Rights that are immaterial, not viable or otherwise not useful to the Marigold Project, (ii) the sale of unreplaced equipment which is not material to the Marigold Project in the aggregate, or (iii) the residential apartment buildings located near the Marigold Project); and

(g)apply for and obtain each Future Marigold Project Authorization on or before such time as it shall be required by applicable Law as it pertains to the Marigold Project.

(16)Environmental and Social Compliance. The Borrower shall cause Marigold Mining Company to comply in all material respects with all applicable Environmental and Social Laws and Standards.

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(17)Marigold Project Taxes, Claim Maintenance Fees, etc. The Borrower shall cause Marigold Mining Company to timely pay all Taxes, assessments, maintenance fees and other amounts required to be paid to maintain the Marigold Project Mining Rights. Specifically, with respect to:

(a)any unpatented mining claims and unpatented millsite claims included in the Marigold Project Real Property, the Borrower shall cause the Marigold Mining Company to timely and properly pay all claim maintenance fees, to timely make all filings and recordings, including affidavits of payment and intentions to hold, and to otherwise timely take all other actions and pay such amounts necessary for the preservation, maintenance, continuance and validity of such unpatented mining claims and unpatented millsite claims as may be required by any Governmental Authority. The Borrower shall cause Marigold Mining Company to pay such fees and complete such filings and recordings, including payment of claim maintenance fees to the U.S. Bureau of Land Management, on or before August 1st of each year. The Borrower shall deliver to the Administrative Agent proof of performance of such acts and payments by no later than August 15th of each year. In the event that the Administrative Agent has not received notice and evidence of payment and performance by such date, the Administrative Agent may, on behalf of Marigold Mining Company, make and pay such claim maintenance fees and to treat such amounts, and all costs and expenses incurred in connection therewith, as Secured Liabilities for which the Borrower is liable under this Agreement and the other Loan Documents.

(b)the Marigold Project Leases, the Borrower shall cause the Marigold Mining Company to timely and properly pay all rental and lease payments, advance payments and other amounts that may be due and payable pursuant to the terms of each such Marigold Project Lease.

(18)No Royalties. Except as may arise under or pursuant to the Existing Royalty Agreements, the Borrower will not allow Marigold Mining Company to, create or suffer to exist any royalty, overriding royalty, production payment or other interest with respect to the Marigold Project.

(19)Inspections. The Borrower shall cause Marigold Mining Company to, up to once per Fiscal Year (provided that such limitation shall not apply during the continuance of an Event of Default), permit any representatives designated by the Administrative Agent, upon reasonable prior notice and during business hours, at the Lenders’ own cost and expense, to visit and inspect the Project, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as the Administrative Agent may reasonably request. In addition, the Lenders and their appointed representatives shall be entitled to conduct technical reviews of the Marigold Project upon reasonable notice and during business hours, at the Lenders’ own cost and expense. Notwithstanding the foregoing, the Borrower agrees to pay the cost of any such visit, inspection or technical review conducted during the continuance of an Event of Default.

(20)Eligible Contract Participant. The Borrower shall cause Marigold Mining Company to at all times remains an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder.

(21)Marigold Information. The Borrower shall furnish to the Administrative Agent for distribution to each Lender:

(a)promptly after receipt thereof, a copy of:

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(i)any enforcement notice issued to a Credit Party by a Governmental Authority pursuant to any Environmental Law with respect to the Marigold Project or the Marigold Project Assets;

(ii)any document from a Governmental Authority indicating that such entity is prosecuting a Credit Party for a violation (or investigating a possible violation) of any Environmental Law with respect to the Marigold Project or the Marigold Project Assets;

(iii)any written claim of material violation of any Environmental Law relating to or arising from any activity undertaken by a Credit Party with respect to the Marigold Project;

(iv)any document indicating that a Release exists on, or emanates from, the Marigold Project or the Marigold Project Assets in a manner that is in material breach of any Environmental Law; and

(v)any document sent by it to any Governmental Authority which states or indicates, with respect to the Marigold Project or the Marigold Project Assets, that it is in breach of any Environmental Law or that there is or has been a Release of Hazardous Materials or that otherwise may result in any material Environmental Liability;

(b)promptly after the Borrower learns of the receipt or occurrence of any of the following, a certificate of the Borrower, signed by a Responsible Officer of the Borrower, specifying:

(i)the occurrence of any stoppage of, or disruption to, mining or production activities at the Marigold Project (except any stoppage or disruption which relates to planned maintenance of any Marigold Project Asset) which continues for a period of more than ten consecutive days, together with details of the reasons for such occurrence and the efforts being made to end such stoppage or disruption;

(ii)the acquisition of any Marigold Project Real Property or any other any expansion of the Marigold Project since the end of the previous Fiscal Quarter; or

(iii)any Aboriginal Claim instituted or to the knowledge of any Credit Party, threatened against the Marigold Project.

ARTICLE 6
NEGATIVE COVENANTS

6.1Negative Covenants.

From (and including) the Closing Date until the Termination Date, the Borrower covenants and agrees with the Lenders as follows:

(1)Indebtedness. The Borrower shall not, and shall not permit any other Credit Party to, create, incur, assume or permit to exist any Indebtedness, except:

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(a)Indebtedness created hereunder;

(b)Capital Lease Obligations and Indebtedness secured by Purchase Money Liens, provided that the aggregate principal amount of Indebtedness permitted by this Section 6.1(1)(b) shall not exceed U.S.$20,000,000 at any time;

(c)Non-Recourse Project Indebtedness;

(d)Indebtedness incurred pursuant to Hedge Arrangements permitted under Section 6.1(8);

(e)Secured Cash Management Obligations;

(f)Indebtedness in respect of performance bonds, surety bonds, appeal bonds, completion guarantees or like instruments incurred in the ordinary course of business;

(g)Permitted Note Indebtedness;

(h)Permitted Intercompany Indebtedness;

(i)other unsecured Indebtedness in an aggregate principal amount not exceeding U.S.$20,000,000 at any time outstanding;

(j)Indebtedness owing under the Existing Letter of Credit (but no renewals thereof) and any Indebtedness secured thereby;

(k)any Guarantee by a Credit Party of Indebtedness of any other Credit Party if such Indebtedness is permitted under this Agreement;

(l)Indebtedness in respect of any employee credit card program;

(m)Indebtedness for purchase price adjustments or earn-out obligations incurred in connection with Permitted Acquisitions; and

(n)Indebtedness owing by any Target or secured against any asset prior to the acquisition thereof by any Credit Party provided that such Indebtedness is not created in contemplation of or in connection with such acquisition.

(2)Liens. The Borrower shall not, and shall not permit any other Credit Party to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by the Borrower or any other Credit Party except Permitted Liens.

(3)Corporate Changes. The Borrower shall not, and shall not permit any other Credit Party to, merge into or amalgamate or consolidate with any other Person, or permit any other Person to merge into or amalgamate or consolidate with it, or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Default shall have occurred and be continuing:

(a)any Credit Party may merge into, amalgamate or consolidate with any other Credit Party);

(b)any Guarantor may liquidate or dissolve if it is a Wholly-Owned Subsidiary of another Credit Party and all of its property passes to such Credit Party;

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(c)any Credit Party may merge into, amalgamate or consolidate with any other Person where the Borrower has provided an officer’s certificate in form and substance satisfactory to the Administrative Agent confirming pro forma compliance with the terms and conditions of this Credit Agreement, such certificate to be supported by a search report from counsel to the Borrower in favour of the Administrative Agent confirming to its satisfaction that its security position shall not be prejudiced by such merger, amalgamation or consolidation, provided that any transaction pursuant to Section 6.1(3)(a) or (c) shall not be permitted unless the merged, amalgamated or continuing corporation provides written confirmation satisfactory to the Administrative Agent, acting reasonably, that it is liable for the obligations of the relevant Credit Party under the Loan Documents. For the avoidance of doubt, nothing in this Section 6.1(3) shall serve to allow any Acquisition other than a Permitted Acquisition.

(4)Permitted Business. The Borrower shall not, and shall not permit any other Credit Party to, engage to any material extent in any business other than (a) the business of exploration, extraction and processing of minerals, and (b) any business that is the same, similar or otherwise reasonably related, ancillary or complementary thereto.

(5)Asset Dispositions. The Borrower shall not, and shall not permit any other Credit Party to, make any Asset Disposition, except where the aggregate book value of the subject matter of all Asset Dispositions in any Fiscal Year would not exceed an amount equal to 5% of the Tangible Net Worth as at the beginning of such Fiscal Year.

(6)Investments. The Borrower shall not, and shall not permit any other Credit Party to, make or permit to exist any Investment other than:

(a)Investments in Cash Equivalents;

(b)Investments held as at the Closing Date (including any appreciation or dividends thereon);

(c)Permitted Intercompany Investments;

(d)investments (including debt obligations) received in connection with the bankruptcy or reorganization of suppliers and customers and in good faith settlement of delinquent obligations of, and other disputes with, customers and suppliers arising in the ordinary course of business;

(e)advances in the form of a prepayment of expenses to vendors, suppliers and trade creditors consistent with their past practices, so long as such expenses were incurred in the ordinary course of business of the Credit Parties; or

(f)other Investments in Equity Securities or joint ventures, in each case where the issuer or business is in the mining sector, not exceeding U.S.$10,000,000 in the aggregate from and after the Closing Date.

(7)Acquisitions. The Borrower shall not, and shall not permit any other Credit Party to, make or enter into any Acquisition other than Permitted Acquisitions.

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(8)Hedge Arrangements. The Borrower shall not, and shall not permit any other Credit Party to, enter into any Hedge Arrangement, except:

(a)Permitted Equity Hedge Arrangements;

(b)Hedge Arrangements entered into in order to hedge or mitigate commodity risks to which any Credit Party has actual output exposure; provided that:

(i)the amount of any commodity hedged in any Fiscal Quarter shall not exceed 70% of the Borrower’s projected production of such commodity during such Fiscal Quarter, determined on a Consolidated basis; and

(ii)the aggregate amount of any commodity hedged at any time shall not exceed 70% of the Borrower’s Proven and Probable Reserves of such metal at such time, determined on a Consolidated basis;

(c)Hedge Arrangements entered into in order to hedge or mitigate commodity risks to which any Credit Party has actual input exposure;

(d)Hedge Arrangements entered into in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of any Credit Party; and

(e)Hedge Arrangements entered into to hedge or mitigate foreign exchange risk to which any Credit Party has actual exposure.

For the avoidance of doubt, no Hedge Arrangements shall be entered into for speculative purposes. The aggregate Mark-to-Market Exposure of all Hedge Arrangements under which the Hedge Counterparty is not a Lender or a Lender Affiliate (other than Permitted Equity Hedge Arrangements) shall not at any time exceed U.S.$3,000,000.

(9)Restricted Payments. The Borrower shall not, and shall not permit any other Credit Party to, declare, pay or make, or agree to pay or make, directly or indirectly, any Restricted Payment, except that, so long as no Default or Event of Default is continuing or would be caused thereby:

(a)the Borrower may declare and pay any dividend, distribution or return of capital with respect to its Equity Securities payable solely in additional Equity Securities of the Borrower;

(b)a Credit Party may declare and pay any dividend, distribution or return of capital with respect to its Equity Securities to any other Credit Party;

(c)a Credit Party (other than the Borrower) may purchase, redeem, retire or acquire any of its Equity Securities or any warrants, options or similar rights with respect to its Equity Securities from a Credit Party;

(d)the Borrower may purchase, redeem, retire or acquire any of its Equity Securities or any warrants, options or similar rights with respect to its Equity Securities with the proceeds received from the concurrent issue of new Equity Securities;

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(e)a Credit Party may pay interest and principal with respect to Intercompany Indebtedness; and

(f)the Borrower may pay scheduled interest with respect to Permitted Note Indebtedness.

(10)Transactions with Affiliates. The Borrower shall not, and shall not permit any other Credit Party to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of their Affiliates, except:

(a)in the ordinary course of business at prices and on terms and conditions not less favourable to the Borrower or such other Credit Party than could be obtained on an arm’s-length basis from unrelated third parties;

(b)transactions between or among Credit Parties not involving any of their other Affiliates;

(c)any Permitted Intercompany Investment; and

(d)any Restricted Payment permitted by Section 6.1(9).

(11)Sales and Leasebacks. The Borrower shall not, and shall not enter into, or permit any other Credit Party to, enter into any arrangement, directly or indirectly, with any Person whereby the Borrower or any such other Credit Party shall sell or transfer any property, whether now owned or hereafter acquired, and whereby the Borrower or any such other Credit Party shall then or thereafter rent or lease as lessee such property or any part thereof or other property which the Borrower or any such other Credit Party intends to use for substantially the same purpose or purposes as the property sold or transferred.

(12)Pension Plan Compliance. The Borrower shall not, and shall not permit any other Credit Party to:

(a)establish or terminate, or permit any other Credit Party to establish or terminate, any Pension Plan or Benefit Plan (other than a Defined Benefit Plan) or take any other action with respect to any Pension Plan or Benefit Plan (other than a Defined Benefit Plan), which could reasonably be expected to result in any material liability of a Credit Party;

(b)sponsor, maintain, contribute to, or otherwise incur liability under any Defined Benefit Plan;

(c)fail to withhold, make, remit or pay when due or permit any other Credit Party to fail to withhold, make, remit or pay when due any employee or employer payments, contributions (including “normal cost”, “special payments” and any other payments in respect of any funding deficiencies or shortfalls) or premiums to or in respect of any Pension Plan or Benefit Plan pursuant to the terms of the particular plan, any applicable collective bargaining agreement or applicable Law;

(d)permit to exist, or allow any other Credit Party to permit to exist, any solvency or wind- up funding deficiency with respect to any Pension Plan or Benefit Plan which results in or could reasonably be expected to result in a funding obligation on the part of any Credit Party which could reasonably be expected to result in a material liability of a Credit Party; or

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(e)contribute to or assume an obligation to contribute to any “multi-employer pension plan” as such term is defined in the Pension Benefits Act (Ontario) or any similar plan under pension standards legislation in another jurisdiction unless the Required Lenders have approved the participation in such plan.

(13)Sale or Discount of Receivables. The Borrower shall not, and shall not permit any other Credit Party to, discount or sell (with or without recourse), any of its receivables, or rights in respect thereof, other than ordinary course discounts provided to customers.

(14)Issuance of Shares. The Borrower shall not, and shall not permit any other Credit Party to, authorize or issue:

(a)any Equity Securities (other than Equity Securities of the Borrower) to any Person other than another Credit Party; or

(b)any preferred shares or other Equity Securities having a mandatory redemption right existing with regard thereto which could become operative on or before the Termination Date.

(15)No Amendments to Constating Documents, etc. The Borrower shall not, and shall not permit any other Credit Party to, amend, its constating documents, by-laws, partnership agreement or operating agreement, as applicable, in a manner that would have a material adverse impact on the Administrative Agent or the Lenders or such Credit Party’s duty or ability to repay the Secured Liabilities.

(16)Cash Management. The Borrower shall not, and shall not permit any other Credit Party (other than a Foreign Material Subsidiary) to, open or maintain any bank or deposit account with any Person that is not a Lender, unless such Person, the applicable Credit Party and the Administrative Agent enter into a blocked account agreement in form and substance satisfactory to the Administrative Agent.

(17)Use of Proceeds. The Borrower will not request any Borrowing or Letter of Credit, and the Borrower shall not use, and shall procure that its Subsidiaries and its or their respective directors, officers, employees and agents shall not use, the proceeds of any Borrowing or Letter of Credit

(a)in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti- Corruption Laws;

(b)for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country;

(c)in any manner that would result in the violation of any Sanctions applicable to any party hereto.

Marigold Project

(18)Marigold Project Operation. The Borrower shall cause Marigold Mining Company not to engage in any business other than the business of the Marigold Project.

(19)Marigold Project Assets. No Person shall have any right, title or interest in Marigold Project Assets (other than Permitted Liens and, with respect to the owned unpatented mining claims and

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owned unpatented millsite claims constituting part of the Marigold Project Real Property, the paramount title of the United States, and with respect to the property subject to the Marigold Project Leases, the respective lessors) other than Marigold Mining Company.

(20)Royalty Agreements. The Borrower shall not permit Marigold Mining Company to amend or modify the Existing Royalty Agreements in any manner that increases or accelerates (or may potentially increase or accelerate) its liabilities thereunder.

ARTICLE 7
EVENTS OF DEFAULT

7.1Events of Default.

If any of the following events (“Events of Default”) shall occur:

(a)the Borrower shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise and such failure shall continue unremedied for a period of 3 Business Days after the due date;

(b)the Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in Section 7.1(a)) payable under any Loan Document, when and as the same shall become due and payable and such failure shall continue unremedied for a period of 5 Business Days after written notice from the Administrative Agent;

(c)any representation or warranty made or deemed made by or on behalf of any Credit Party in or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, shall prove to have been incorrect in any material respect when made or deemed to be made;

(d)the Borrower shall fail to observe or perform any covenant, condition or agreement contained in Section 5.1(1)(d)(i) (notice of Default or Event of Default), Section 5.1(2) (Existence; Conduct of Business), Section 5.1(7) (Use of Proceeds and Letters of Credit), Section 5.1(12) (Financial Covenants) or in Article 6 (or any negative covenant in any other Loan Document);

(e)any Credit Party shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in Section 7.1(a), (b) or (d)) or any other Loan Document), and such failure shall continue unremedied for a period of 30 days after the earlier of (i) knowledge thereof by any Credit Party, or (ii) notice thereof from the Administrative Agent to the Borrower (which notice shall be given at the request of any Lender);

(f)any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become

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due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this Section 7.1(f) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness so long as the proceeds of such sale or transfer are sufficient to, and are applied to, reduce such secured Indebtedness to nil;

(g)any Credit Party:

(i)becomes insolvent, or generally does not or becomes unable to pay its debts or meet its liabilities as the same become due, or admits in writing its inability to pay its debts generally, or declares any general moratorium on its indebtedness, or proposes a compromise or arrangement between it and any class of its creditors;

(ii)commits an act of bankruptcy under Bankruptcy Laws, or makes an assignment of its property for the general benefit of its creditors under Bankruptcy Laws, or makes a proposal (or files a notice of its intention to do so) under Bankruptcy Laws;

(iii)institutes any proceeding seeking to adjudicate it an insolvent, or seeking liquidation, dissolution, winding-up, reorganization, compromise, arrangement, adjustment, protection, moratorium, relief, stay of proceedings of creditors generally (or any class of creditors), or composition of it or its debts or any other relief, under any federal, provincial or foreign Law now or hereafter in effect relating to bankruptcy, winding-up, insolvency, reorganization, receivership, plans of arrangement or relief or protection of debtors (including the BIA, the Companies’ Creditors Arrangement Act (Canada), the Bankruptcy Code and any applicable corporations legislation) or at common law or in equity, or files an answer admitting the material allegations of a petition filed against it in any such proceeding;

(iv)applies for the appointment of, or the taking of possession by, a receiver, interim receiver, receiver/manager, sequestrator, conservator, custodian, administrator, trustee, liquidator or other similar official for it or any substantial part of its property; or

(v)threatens to do any of the foregoing, or takes any action, corporate or otherwise, to approve, effect, consent to or authorize any of the actions described in Section 7.1(g) or in Section 7.1(h), or otherwise acts in furtherance thereof or fails to act in a timely and appropriate manner in defense thereof;

(h)any petition is filed, application made or other proceeding instituted against or in respect of any Credit Party:

(i)seeking to adjudicate such Credit Party an insolvent;

(ii)seeking a receiving order or other similar order against such Credit Party under Bankruptcy Laws;

(iii)seeking liquidation, dissolution, winding-up, reorganization, compromise, arrangement, adjustment, protection, moratorium, relief, stay of proceedings of

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creditors generally (or any class of creditors), or composition of such Credit Party or its debts or any other relief under any federal, provincial or foreign Law now or hereafter in effect relating to bankruptcy, winding-up, insolvency, reorganization, receivership, plans of arrangement or relief or protection of debtors (including the BIA, the Companies’ Creditors Arrangement Act (Canada), the Bankruptcy Code and any applicable corporations legislation) or at common law or in equity; or

(iv)seeking the entry of an order for relief or the appointment of, or the taking of possession by, a receiver, interim receiver, receiver/manager, sequestrator, conservator, custodian, administrator, trustee, liquidator or other similar official for such Credit Party or any substantial part of its property, and such petition, application or proceeding continues undismissed, or unstayed and in effect, for a period of 45 days after the institution thereof, provided that if an order, decree or judgment is granted or entered (whether or not entered or subject to appeal) against such Credit Party thereunder in the interim, such grace period shall cease to apply, and provided further that if such Credit Party files an answer admitting the material allegations of a petition filed against it in any such proceeding, such grace period shall cease to apply;

(i)any other event occurs which, under the Laws of any applicable jurisdiction, has an effect equivalent to any of the events referred to in either of Sections 7.1(g) or (h);

(j)one or more judgments for the payment of money in a cumulative amount in excess of U.S.$5,000,000 (or its then equivalent in any other currency) in the aggregate is rendered against any one or more of the Credit Parties and they have not (i) provided for its discharge in accordance with its terms within 45 days from the date of entry thereof, or (ii) procured a stay of execution thereof within 45 days from the date of entry thereof and within such period, or such longer period during which execution of such judgment has not been stayed, appealed such judgment and caused the execution thereof to be stayed during such appeal, provided that if enforcement or realization proceedings are lawfully commenced in respect thereof in the interim, such grace period shall cease to apply;

(k)any property of any Credit Party having a Fair Market Value in excess of U.S.$5,000,000 (or its then equivalent in any other currency) in the aggregate is seized (including by way of execution, attachment, garnishment, levy or distraint), or any Lien thereon securing Indebtedness in excess of U.S.$5,000,000 (or its then equivalent in any other currency) is enforced, or such property has become subject to any charging order or equitable execution of a Governmental Authority, or any writ of execution or distress warrant exists in respect of any Credit Party or the property of any of them, or any sheriff or other Person becomes lawfully entitled by operation of law or otherwise to seize or distrain upon such property and in any case such seizure, enforcement, execution, attachment, garnishment, distraint, charging order or equitable execution, or other seizure or right, continues in effect and is not released or discharged for more than 45 days or such longer period during which entitlement to the use of such property continues with the such Credit Party, and such Credit Party is contesting the same in good faith and by appropriate proceedings, provided that if the property is removed from the use of such Credit Party, or is sold, in the interim, such grace period shall cease to apply;

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(l)one or more final judgments, not involving the payment of money and not otherwise specified in this Section 7.1, has been rendered against any Credit Party, the result of which could reasonably be expected to result in a Material Adverse Effect, so long as such Credit Party has not (i) provided for its discharge in accordance with its terms within 45 days from the date of entry thereof, or (ii) procured a stay of execution thereof within 45 days from the date of entry thereof and within such period, or such longer period during which execution of such judgment has been stayed, appealed such judgment and caused the execution thereof to be stayed during such appeal, provided that if enforcement or realization proceedings are lawfully commenced in respect thereof in the interim, such grace period shall cease to apply;

(m)this Agreement, any other Loan Document or any material obligation or other provision hereof or thereof at any time for any reason terminates or ceases to be in full force and effect and a legally valid, binding and enforceable obligation of any Credit Party, is declared to be void or voidable or is repudiated, or the validity, binding effect, legality or enforceability hereof or thereof is at any time contested by any Credit Party, or any Credit Party denies that it has any or any further liability or obligation hereunder or thereunder or any action or proceeding is commenced to enjoin or restrain the performance or observance by any Credit Party of any material terms hereof or thereof or to question the validity or enforceability hereof or thereof, or at any time it is unlawful or impossible for any Credit Party to perform any of its material obligations hereunder or thereunder;

(n)any Lien purported to be created by any Security Document shall cease to be, or shall be asserted by any Credit Party not to be, a valid, perfected, first priority (except as otherwise expressly provided in this Agreement or such Security Document) Lien in Collateral with a Fair Market Value or book value (whichever is greater) in excess, individually or in the aggregate, of $5,000,000, except to the extent that any such loss of perfection or priority results from the failure of the Administrative Agent to maintain possession of certificates representing securities pledged under the Loan Documents or otherwise take any action within its control (including the filing of financing change statements to renew any financing statement filed under applicable personal property security laws);

(o)a Material Adverse Change shall occur;

(p)a Change in Control shall occur;

(q)Marigold Mining Company shall abandon or otherwise lose, whether voluntarily or involuntarily, all or any material portion of its interest in the Marigold Project or the Marigold Project Assets or surrender, cancel or release, or suffer any termination or cancellation of any of its material rights, right or interest in the Marigold Project or the Marigold Project Assets;

(r)any Person other than Marigold Mining Company shall acquire Mining Rights in respect of all or any material portion of the Marigold Project Real Property;

(s)any Governmental Authority:

(i)condemns, nationalises, seizes or otherwise expropriates all or any material portion of the Marigold Project or Marigold Project Assets; or

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(ii)assumes custody or control of all or any material portion of the Marigold Project or Marigold Project Assets;

then, (A) and in every such event other than those described in (B), , and at any time thereafter during the continuance of such event or any other such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower, take either or both of the following actions, at the same or different times: (x) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (y) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind except as set out earlier in this paragraph, all of which are hereby waived by the Borrower, and (B) in the case of any event with respect to the Borrower described in Section 7.1(g), (h) or (i), the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, and Cover for any outstanding Letters of Credit, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.

ARTICLE 8
THE ADMINISTRATIVE AGENT

8.1Appointment of Administrative Agent.

Each Lender hereby designates Canadian Imperial Bank of Commerce as Administrative Agent to act as herein specified and as specified in the other Loan Documents. Each Lender hereby irrevocably authorizes the Administrative Agent to take such action on its behalf under the provisions of the Loan Documents and to exercise such powers and to perform such duties thereunder as are specifically delegated to or required of the Administrative Agent by the terms thereof and such other powers as are reasonably incidental thereto. The Administrative Agent may perform any of its duties hereunder by or through its agents or employees. Each Secured Party hereby irrevocably authorizes and directs the Administrative Agent to execute and deliver any Affiliate Postponement Agreement on behalf of such Secured Party.

8.2Secured Parties.

(a)The Security Documents shall be in favour of the Administrative Agent for the benefit of the Secured Parties.

(b)The Secured Hedge Obligations shall be secured by the Liens granted under the Security Documents and rank pari passu with the obligations of the Borrower under this Agreement.

(c)The Secured Cash Management Obligations shall be secured by the Liens granted under the Security Documents and rank pari passu with the obligations of the Borrower under this Agreement.

(d)Notwithstanding such common security and prior to the Lender Termination Date, all decisions regarding the administration and enforcement of the Security Documents shall

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be made by the Lenders alone, and no Secured Hedge Counterparty or Secured Cash Management Provider shall have any voting rights under this Agreement or any other right whatsoever to participate in the administration or enforcement of the Security Documents. For the avoidance of doubt but without limitation, prior to the Lender Termination Date any or all of the Security Documents or any rights contained therein may be amended or released by the Administrative Agent without the consent of any Secured Hedge Counterparty or Secured Cash Management Provider.

(e)Each Lender or Lender Affiliate that is or becomes a Secured Hedge Counterparty or Secured Cash Management Provider shall be bound as such by virtue of its execution and delivery of this Credit Agreement or an Assignment and Assumption, as applicable, notwithstanding that such capacity as Secured Hedge Counterparty or Secured Cash Management Provider may not be identified on its signature line.

(f)For the avoidance of doubt, nothing herein shall prevent a Lender or Lender Affiliate from entering into a Permitted Equity Hedge Arrangement or taking a Permitted Equity Hedge Lien, and any indebtedness thereunder shall not constitute Secured Liabilities.

8.3Limitation of Duties of Administrative Agent.

The Administrative Agent shall have no duties or responsibilities except those expressly set out with respect to the Administrative Agent in this Agreement and as specified in the other Loan Documents. None of the Administrative Agent, nor any of its Related Parties shall be liable for any action taken or omitted by it as such hereunder or in connection herewith, unless caused by its or their gross negligence or willful misconduct. The duties of the Administrative Agent shall be mechanical and administrative in nature; the Administrative Agent shall not have, by reason of this Agreement or the other Loan Documents, a fiduciary relationship in respect of any Secured Party. Nothing in this Agreement or the other Loan Documents, expressed or implied, is intended to or shall be so construed as to impose upon the Administrative Agent any obligations in respect of this Agreement except as expressly set out herein. The Administrative Agent shall be under no duty to take any discretionary action permitted to be taken by it pursuant to this Agreement or the other Loan Documents unless it is requested in writing to do so by the Required Lenders.

8.4Lack of Reliance on the Administrative Agent.

(1)Independent Investigation. Independently, and without reliance upon the Administrative Agent, each Lender, to the extent it deems appropriate, has made and shall continue to make (a) its own independent investigation of the financial condition and affairs of the Credit Parties in connection with the taking or not taking of any action in connection herewith, and (b) its own appraisal of the creditworthiness of the Credit Parties, and, except as expressly provided in this Agreement and the other Loan Documents, the Administrative Agent shall have no duty or responsibility, either initially or on a continuing basis, to provide any Lender with any credit or other information with respect thereto, whether coming into its possession before the consummation of the Transactions or at any time or times thereafter.

(2)Agents Not Responsible. The Administrative Agent shall not be responsible to any Lender for any recitals, statements, information, representations or warranties herein or in any document, certificate or other writing delivered in connection herewith or for the execution, effectiveness, genuineness, validity, enforceability, collectibility, priority or sufficiency of this Agreement or the other Loan Documents or the financial condition of the Credit Parties or be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this

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Agreement or the other Loan Documents, or the financial condition of the Credit Parties, or the existence or possible existence of any Default or Event of Default.

8.5Certain Rights of the Administrative Agent.

If the Administrative Agent shall request instructions from the Lenders or the Required Lenders (as the case may be) with respect to any act or action (including the failure to act) in connection with this Agreement or the other Loan Documents, the Administrative Agent shall be entitled to refrain from such act or taking such action unless and until the Administrative Agent shall have received written instructions from the Lenders or the Required Lenders, as applicable, and the Administrative Agent shall not incur liability to any Person by reason of so refraining. Without limiting the foregoing, no Lender shall have any right of action whatsoever against the Administrative Agent as a result of the Administrative Agent acting or refraining from acting under this Agreement and the other Loan Documents in accordance with the instructions of the Required Lenders, or, to the extent required by Section 9.2, all of the Lenders.

8.6Reliance by Administrative Agent.

The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, statement, certificate, telex, teletype or facsimile message, electronic mail, cablegram, radiogram, order or other documentary teletransmission or telephone message believed by it to be genuine and correct and to have been signed, sent or made by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan or Borrowing that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan. The Administrative Agent may consult with legal counsel (including counsel for the Borrower), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken by it in good faith in accordance with the advice of such counsel, accountants or experts.

8.7Indemnification of Administrative Agent.

To the extent the Administrative Agent is not reimbursed and indemnified by the Borrower, each Lender shall reimburse and indemnify the Administrative Agent, in proportion to its aggregate Applicable Percentage, for and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including reasonable counsel fees and disbursements) or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against the Administrative Agent in performing its duties hereunder, in any way relating to or arising out of this Agreement or any other Loan Document; provided that no Lender shall be liable to the Administrative Agent for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Administrative Agent’s gross negligence (it being acknowledged that ordinary negligence does not necessarily constitute gross negligence) or willful misconduct.

8.8The Administrative Agent in its Individual Capacity.

With respect to its obligations under this Agreement and the Loans made by it, Canadian Imperial Bank of Commerce, in its capacity as a Lender hereunder, shall have the same rights and powers hereunder as any other Lender and may exercise the same as though it were not performing the duties, if

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any, specified herein; and the terms “Lenders”, “Required Lenders” and any similar terms shall, unless the context clearly otherwise indicates, include Canadian Imperial Bank of Commerce in its capacity as a Lender hereunder. The Administrative Agent and the Arranger may accept deposits from, lend money to, and generally engage in any kind of banking, trust, financial advisory or other business with the Borrower or any Affiliate of the Borrower as if it were not performing the duties, if any, specified herein, and may accept fees and other consideration from the Borrower for services in connection with this Agreement and otherwise without having to account for the same to the Lenders.

8.9May Treat Lender as Owner.

The Borrower, the Administrative Agent and the Issuing Bank may deem and treat each Lender as the owner of the Loans recorded on the Register maintained pursuant to Section 9.4(3) for all purposes hereof until a written notice of the assignment or transfer thereof shall have been filed with the Administrative Agent. Any request, authority or consent of any Person who at the time of making such request or giving such authority or consent is the owner of a Loan shall be conclusive and binding on any subsequent owner, transferee or assignee of such Loan.

8.10Successor Administrative Agent.

(1)Replacement of Administrative Agent. The Administrative Agent may resign at any time by giving written notice thereof to the Lenders, the Issuing Banks and the Borrower, and may be removed at any time, with or without cause, by the Required Lenders. Upon any such resignation or removal, the Required Lenders shall have the right, upon five Business Days’ notice to the Borrower, to appoint a successor Administrative Agent (who shall not be a non-resident of Canada within the meaning of the Income Tax Act), subject to the approval of the Borrower, such approval not to be unreasonably withheld. If no successor Administrative Agent shall have been so appointed by the Required Lenders, and shall have accepted such appointment, within 30 days after the retiring Administrative Agent’s giving of notice of resignation or the Required Lenders’ removal of the retiring Administrative Agent, then, upon five Business Days’ notice to the Borrower, the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent (subject to approval of the Borrower, such approval not to be unreasonably withheld), which shall be a financial institution organized under the laws of Canada having a combined capital and surplus of at least Cdn.$1,000,000,000 or having a parent company with combined capital and surplus of at least Cdn.$1,000,000,000.

(2)Rights, Powers, etc. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations under this Agreement. After any retiring Administrative Agent’s resignation or removal hereunder as Administrative Agent, the provisions of this Article 8 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement.

8.11No Independent Legal Action.

No Lender may take any independent legal action to enforce any obligation of the Borrower hereunder. Each Lender hereby acknowledges that, to the extent permitted by applicable Law, the Security Documents and the remedies provided thereunder to the Secured Parties are for the benefit of the Secured Parties collectively and acting together and not severally, and further acknowledges that each Lender’s rights hereunder and under the Security Documents are to be exercised collectively, not severally, by the Administrative Agent upon the decision of the Required Lenders. Accordingly, notwithstanding any of the provisions contained herein or in the Security Documents, each of the Lenders

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hereby covenants and agrees that it shall not be entitled to take any action hereunder or thereunder, including any declaration of default hereunder or thereunder, but that any such action shall be taken only by the Administrative Agent with the prior written agreement of the Required Lenders, provided that, notwithstanding the foregoing, in the absence of instructions from the Lenders (or the Required Lenders) and where in the sole opinion of the Administrative Agent the exigencies of the situation so warrant such action, the Administrative Agent may without notice to or consent of the Lenders (or the Required Lenders) take such action on behalf of the Lenders as it deems appropriate or desirable in the interests of the Lenders. Each Lender hereby further covenants and agrees that upon any such written consent being given by the Required Lenders (or, to the extent required by Section 9.2, the Lenders), it shall co-operate fully with the Administrative Agent to the extent requested by the Administrative Agent, and each Lender further covenants and agrees that all proceeds from the realization of the Security Documents, to the extent permitted by applicable Law, are held for the benefit of all of the Secured Parties and shall be shared among them in accordance with this Agreement, and each Lender acknowledges that all costs of any such realization (including all amounts for which the Administrative Agent is required to be indemnified under the provisions hereof) shall be shared among the Secured Parties in accordance with this Agreement. Each Lender covenants and agrees to do all acts and things and to make, execute and deliver all agreements and other instruments, so as to fully carry out the intent and purpose of this Section 8.11 and each Lender hereby covenants and agrees that it shall not seek, take, accept or receive any security for any of the obligations and liabilities of the Borrower hereunder or under the other Loan Documents, or any other document, instrument, writing or agreement ancillary hereto or thereto, other than such security as is provided hereunder or thereunder, and that it shall not enter into any agreement with any of the parties hereto or thereto relating in any manner whatsoever to the Credit(s), unless all of the Secured Parties shall at the same time obtain the benefit of any such security or agreement, as the case may be.

8.11Arranger.

The Arranger has no duties, liabilities or obligations hereunder.

ARTICLE 9
MISCELLANEOUS

9.1Notices.

(1)Method and Contact Information. Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to Section 9.1(2)), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile or e-mail in each case to the addressee, as follows:

(i)if to the Borrower or any other Credit Party:

Silver Standard Resources Inc.
Suite 800 – 1055 Dunsmuir Street
Vancouver, BC V7X 1G4
Attention:    Chief Financial Officer, Vice President, Legal & Corporate Affairs
Facsimile:    +1 604.689.3847

with a copy to:

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Lawson Lundell LLP
1600 – 925 West Georgia Street,
Vancouver, BC V6C 3L2
Attention:    Mandeep R. Dhaliwal
E-mail:    mdhaliwal@lawsonlundell.com
Facsimile:    +1 604.669.1620

(ii)if to the Administrative Agent:

Canadian Imperial Bank of Commerce
5th Floor Atrium on Bay
595 Bay Street
Toronto, Ontario
M5G 2C2

Attention:    Leanne Third
Neermala Hurry
Wilma Sevilleja
E-mail:    Leanne.Third@cibc.ca
Neermala.Hurry@cibc.ca
Wilma.Sevilleja@cibc.ca
Facsimile:    (416) 956-3830

with a copy to:

Canadian Imperial Bank of Commerce
Legal Department
199 Bay Street
11th Floor
Toronto, ON M5L 1A2
Attention:    Tim Meadowcroft, Vice-President and Associate General Counsel
Fax:    (416) 304-4573
Email:    tim.meadowcroft@cibc.com

(iii)if to any Lender or any Issuing Bank, to it at its address, facsimile number or e- mail address set out opposite its name on Schedule 9.1 or in the Assignment and Assumption by which it becomes a Lender.

(2)Electronic Communications. Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article 2 unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communication to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

(3)Change of Address; When Notice Deemed Given. Any party hereto may change its address, facsimile number or e-mail address for notices and other communications hereunder by notice to the other parties hereto in the manner provided in Section 9.1. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

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9.2Waivers; Amendments.

(1)Waiver. No failure or delay by the Administrative Agent or any Lender in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent and the Lenders hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by Section 9.2(2), and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent or any Lender may have had notice or knowledge of such Default at the time.

(2)Amendments. Neither this Agreement nor any other Loan Document (or any provision hereof or thereof) may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders or by the Borrower and the Administrative Agent with the consent of the Required Lenders (and for greater certainty, any such waiver, amendment or modification shall not require any consent or other agreement of any Credit Party other than the Borrower, notwithstanding that any such Credit Party may be a party to this Agreement or any other Loan Document); provided that no such agreement shall:

(a)increase the amount of any Commitment of any Lender;

(b)extend the expiry date of any Commitment of any Lender;

(c)reduce the principal amount of any Loan or reduce the rate of interest or any fee applicable to any Loan or Letter of Credit (provided that the Required Lenders may amend the definition of Net Leverage Ratio or any component thereof notwithstanding any effect on the Applicable Margin);

(d)postpone the scheduled date of payment of the principal amount of any Loan, or any interest thereon, or any fees payable in respect thereof, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment;

(e)change Section 2.16 in a manner that would alter the sharing of payments required thereby;

(f)change any of the provisions of Section 9.2 or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder;

(g)waive any Event of Default under Section 7.1(g), (h), or (i) (it being understood that any other Event of Default may be waived by the Required Lenders, notwithstanding that the Loans would otherwise bear a default rate of interest and be capable of falling due and payable); or

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(h)release any Credit Party from any material obligations under the Security Documents and other instruments contemplated by this Agreement, release or discharge any of the Liens arising under the Security Documents, permit the creation of any Liens, other than Permitted Liens, on any of the assets subject to the Liens arising under the Security Documents, lower the priority of any Lien arising under any of the Security Documents, or lower the priority of any payment obligation of any Credit Party under any of the Loan Documents, in each case without the prior written consent of each Lender, or in the case of the matters referred to in Section 9.2(2), (b), (c), (d) and (e), without the prior written consent of each Lender directly affected thereby and provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent, the Issuing Bank or the Swingline Lender hereunder, as the case may be, without the prior written consent of the Administrative Agent, Issuing Bank or Swingline Lender (as applicable). For greater certainty, the Administrative Agent may release and discharge the Liens constituted by the Security Documents or a Guarantor from the Group Guarantee to the extent necessary to enable a Credit Party to complete any Asset Disposition which is not prohibited by this Agreement or the other Loan Documents. The Administrative Agent may also subordinate the Liens constituted by the Security Documents to any Lien permitted by Section 6.1(2).

9.3Expenses; Indemnity; Damage Waiver.

(1)Expenses. The Borrower shall pay (a) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates, including the reasonable fees, charges and disbursements of counsel for the Administrative Agent and all applicable Taxes, in connection with the syndication of the credit facilities provided for herein and the preparation and administration of this Agreement and the other Loan Documents, (b) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates, including the reasonable fees, charges and disbursements of counsel for the Administrative Agent and applicable Taxes, in connection with any amendments, modifications or waivers of the provisions hereof or of any of the other Loan Documents, (whether or not the transactions contemplated hereby or thereby shall be consummated), and (c) all out-of-pocket expenses incurred by the Administrative Agent, the Arranger or any Lender, including the fees, charges and disbursements of any counsel for the Administrative Agent or any Lender and all applicable Taxes, in connection with the assessment, enforcement or protection of their rights in connection with this Agreement, including its rights under Section 9.3, or in connection with the Loans made hereunder, including all such out-of- pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans.

(2)Indemnity. The Borrower shall indemnify the Arranger and each Secured Party, as well as each Related Party and each assignee of any of the foregoing Persons (each such Person and each such assignee being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, cost recovery actions, damages, expenses and liabilities of whatsoever nature or kind and all reasonable out-of-pocket expenses and all applicable Taxes (other than Excluded Taxes) to which any Indemnitee may become subject arising out of or in connection with (a) the execution or delivery of the Loan Documents or any agreement or instrument contemplated thereby, the performance by the parties thereto of their respective obligations thereunder, and the consummation of the Transactions or any other transactions thereunder, (b) any Loan or Letter of Credit or any actual or proposed use of the proceeds therefrom, including any refusal by the Issuing Bank to honour a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit, (c) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by a Credit Party, or any Environmental Liability related in any way to a Credit Party, (d) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any

22725645.15	SSRI Credit Agreement

Indemnitee is a party thereto, (e) any other aspect of this Agreement and the other Loan Documents, or
(f) the enforcement of any Indemnitee’s rights hereunder and any related assessment, investigation, defence, preparation of defence, litigation and enquiries; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence (it being acknowledged that ordinary negligence does not necessarily constitute gross negligence) wilful misconduct of, or material breach of this Agreement by such Indemnitee.

(3)Lender Responsibility for Unpaid Expenses and Indemnity. To the extent that the Borrower fails to pay any amount required to be paid under Sections 9.3(1) or (2), each Lender severally agrees to pay to the Administrative Agent, the Issuing Bank or the Swingline Lender (as applicable) such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent, the Issuing Bank or the Swingline Lender, in its capacity as such.

(4)Inspections for Administration. Any inspection of any property of any Credit Party made by or through the Administrative Agent or any Lender shall be for purposes of administration of the Credits only, and no Credit Party shall be entitled to rely upon the same (whether or not such inspections are at the expense of the Borrower).

(5)No Representation. By accepting or approving anything required to be observed, performed, fulfilled or given to the Administrative Agent or the Lenders pursuant to the Loan Documents, neither the Administrative Agent nor the Lenders shall be deemed to have warranted or represented the sufficiency, legality, effectiveness or legal effect of the same, or of any term, provision or condition thereof, and such acceptance or approval thereof shall not constitute a warranty or representation to anyone with respect thereto by the Administrative Agent or the Lenders.

(6)Relationship Between Parties. The relationship between the Borrower and the Administrative Agent and the Lenders is, and shall at all times remain, solely that of borrower and lenders. Neither the Administrative Agent nor the Lenders shall under any circumstances be construed to be partners or joint venturers of the Borrower or its Affiliates. Neither the Administrative Agent nor the Lenders shall under any circumstances be deemed to be in a relationship of confidence or trust or a fiduciary relationship with the Borrower or its Affiliates, or to owe any fiduciary duty to the Borrower or its Affiliates. Neither the Administrative Agent nor the Lenders undertake or assume any responsibility or duty to the Borrower or its Affiliates to select, review, inspect, supervise, pass judgment upon or inform the Borrower or its Affiliates of any matter in connection with their property or the operations of the Borrower or its Affiliates. The Borrower and its Affiliates shall rely entirely upon their own judgment with respect to such matters, and any review, inspection, supervision, exercise of judgment or supply of information undertaken or assumed by the Administrative Agent or the Lenders in connection with such matters shall be solely for the protection of the Administrative Agent and the Lenders, and neither the Borrower nor any other Person shall be entitled to rely thereon.

(7)Limitation of Liability. The Administrative Agent and the Lenders shall not be responsible or liable to any Person for any loss, damage, liability or claim of any kind relating to injury or death to Persons or damage to property caused by the actions, inaction or negligence of any Credit Party or its Affiliates, and the Borrower hereby indemnifies and holds the Administrative Agent and the Lenders harmless on the terms set out in Section 9.3(2) from any such loss, damage, liability or claim.

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(8)Agreement Between Parties. The parties agree that this Agreement is made for the purpose of defining and setting forth certain obligations, rights and duties of the Borrower, the Administrative Agent and the Lenders in connection with the Loans, and is made for the sole benefit of the Borrower, the Administrative Agent and the Lenders, and the Administrative Agent’s and each Lender’s successors and assigns. Except as provided in Sections 9.3(2) and 9.4, no other Person shall have any rights of any nature hereunder or by reason hereof.

(9)Payment of Expenses and Indemnity. All amounts due under Section 9.3 shall be payable not later than ten Business Days after written demand therefor.

9.4Successors and Assigns.

(1)Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), except that (a) the Borrower shall not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void), and (b) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with Section 9.4. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(2)Assignment by Lenders. Any Lender may assign to one or more assignees (treating any fund that invests in bank loans and any other fund that invests in bank loans and is managed by the same investment advisor of such fund or by an Affiliate of such investment advisor as a single assignee) all or a portion of its rights and obligations under this Agreement and the other Loan Documents (including all or a portion of its Commitments and the Loans at the time owing to it); provided that (a) except in the case of an assignment to a Lender or a Lender Affiliate (which does not give rise to increased payments under Sections 2.13, 2.14 or 2.15), the Borrower and, in the case of an assignment of all or a portion of a Commitment or any Lender’s obligations in respect of its LC Exposure or Swingline Exposure, the Issuing Bank and the Swingline Lender must give its prior written consent to such assignment, and (b) except in the case of an assignment of any Commitment to an assignee that is a Lender with a Commitment immediately prior to giving effect to such assignment, the Administrative Agent must give its prior written consent to such assignment; (c) the Borrower’s consent shall not be required with respect to any assignment made at any time after the occurrence and during the continuance of an Event of Default, (d) except in the case of an assignment to a Lender or a Lender Affiliate or an assignment of the entire remaining amount of the assigning Lender’s Commitment, the amount of the Commitment of the assigning Lender subject to each such assignment (determined as of the date on which the Assignment and Assumption relating to such assignment is delivered to the Administrative Agent) shall not be less than U.S.$1,000,000, unless each of the Borrower and the Administrative Agent otherwise consent in writing and the amount held by each Lender after each such assignment shall not be less than U.S.$1,000,000, unless each of the Borrower and the Administrative Agent otherwise consent in writing, (e) each partial assignment in respect of a Commitment and the related Loans shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement in respect of such Commitment and the related Loans, (f) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with (except in the case of an assignment to a Lender or a Lender Affiliate) a processing and recordation fee of U.S.$5,000, payable by the assigning Lender, (g) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire, and (h) no assignment may be made to any

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Credit Party, any Affiliate of a Credit Party, or a Defaulting Lender. The Administrative Agent shall provide the Borrower and each Lender with written notice of any change in (or new) address of a Lender disclosed in an Administrative Questionnaire. Subject to acceptance and recording thereof pursuant to Section 9.4(4), from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, shall have all of the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.13, 2.14, and 2.15 and 9.3). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with Section 9.4 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 9.4(5).

(3)Register. The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices in Toronto, Ontario a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent, the Issuing Bank, and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower, the Issuing Bank and any Lender at any reasonable time and from time to time upon reasonable prior notice.

(4)Acceptance and Recording of Assignments. Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in Section 9.4(2) and any written consent to such assignment required by Section 9.4(2), the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this Section 9.4(4).

(5)Participations. Any Lender may, without notice to the Borrower or the consent of the Borrower, the Administrative Agent, the Issuing Bank or the Swingline Lender, sell participations to one or more Persons (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement and the other Loan Documents (including all or a portion of its Commitment and the Loans owing to it); provided that (a) such Lender’s obligations under this Agreement shall remain unchanged, (b) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and (c) the Borrower, the Administrative Agent, the Issuing Bank and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that (d) such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender shall not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.2(2) that affects such Participant, and (e) the Participant shall agree to maintain the confidentiality of Information (as defined in Section 9.15) on terms and conditions substantively similar to those contained in Section 9.15. Subject to Section 9.4(6), the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.13, 2.14, 2.15 and 9.3 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 9.4(2). To the extent permitted by Law, each Participant also shall be

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entitled to the benefits of Section 9.10 as though it were a Lender, provided that such Participant agrees to be subject to Section 2.16(4) as though it were a Lender.

(6)Rights of Participant. A Participant shall not be entitled to receive any greater payment under Sections 2.13, 2.14, 2.15 and 9.3 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent.

(7)Lender Pledge of Security. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and Section 9.4 shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(8)Borrower’s Obligations. Any assignment or grant of a participation pursuant to Section 9.4 shall constitute neither a repayment by the Borrower to the assigning or granting Lender of any Loan included therein, nor a new advance of any such Loan to the Borrower by such Lender or by the assignee or Participant, as the case may be. The parties acknowledge that the Borrower’s obligations hereunder with respect to any such Loans shall continue and shall not constitute new obligations as a result of such assignment or participation.

9.4Anti-Money Laundering Legislation.

(1)Information. The Borrower acknowledges that, pursuant to AML Legislation, the Lenders and the Administrative Agent may be required to obtain, verify and record information regarding the Borrower, its directors, authorized signing officers, direct or indirect shareholders or other Persons in control of the Borrower, and the transactions contemplated hereby. The Borrower shall promptly provide all such information, including supporting documentation and other evidence, as may be reasonably requested by any Lender or the Administrative Agent, or any prospective assignee or participant of a Lender or the Administrative Agent, in order to comply with any applicable AML Legislation, whether now or hereafter in existence.

(2)Role of Agent. If the Administrative Agent has ascertained the identity of the Borrower or any authorized signatories of the Borrower for the purposes of applicable AML Legislation, then the Administrative Agent:

(a)shall be deemed to have done so as an agent for each Lender, and this Agreement shall constitute a “written agreement” in such regard between each Lender and the Administrative Agent within the meaning of applicable AML Legislation; and

(b)shall provide to each Lender copies of all information obtained in such regard without any representation or warranty as to its accuracy or completeness.

Notwithstanding the preceding sentence and except as may otherwise be agreed in writing, each of the Lenders agrees that the Administrative Agent has no obligation to ascertain the identity of the Borrower or any authorized signatories of the Borrower on behalf of any Lender, or to confirm the completeness or accuracy of any information it obtains from the Borrower or any such authorized signatory in doing so.

22725645.15	SSRI Credit Agreement

9.6.Survival.

All covenants, agreements, representations and warranties made by the Borrower herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, the Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated. All indemnities contained herein and Article 8 shall survive and remain in full force and effect, regardless of the consummation of the Transactions, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof.

9.7.Counterparts.

This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which taken together shall be deemed to constitute one and the same instrument. Counterparts may be executed either in original or faxed or other electronic form and the parties adopt any signatures received by a receiving fax machine or via e-mail as original signatures of the parties; provided, however, that any party providing its signature in such manner shall promptly forward to the other parties an original of the signed copy of this Agreement which was so faxed or e-mailed.

9.8.Entire Agreement.

This Agreement (together with the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent), constitutes the entire agreement between the parties pertaining to the subject matter of this Agreement and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written. There are no conditions, warranties, representations or other agreements between the parties in connection with the subject matter of this Agreement (whether oral or written, express or implied, statutory or otherwise) except as specifically set out in this Agreement or in such other applicable agreements.

9.9.Severability.

Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such prohibition or unenforceability and shall be severed from the balance of this Agreement, all without affecting the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

9.10.Right of Set Off.

If an Event of Default shall have occurred and be continuing, each Secured Party is hereby authorized at any time and from time to time, to the fullest extent permitted by Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Secured Party to or for the credit or the account of any Credit Party against any of and all of the obligations of the Credit Parties now or hereafter existing under the Loan Documents held by such Secured Party, irrespective of whether or not such Secured Party shall have made any demand under any Loan Document and although such obligations may be unmatured and

22725645.15	SSRI Credit Agreement

regardless of the currency of the deposit. The rights of each Secured Party under this Section 9.10 are in addition to other rights and remedies (including other rights of set off) which such Secured Party may have.

9.11.Governing Law.

This Agreement shall be governed by and construed in accordance with the laws of the Province of British Columbia and the laws of Canada applicable in that Province and shall be treated, in all respects, as a British Columbia contract.

9.12.Attornment.

Each party hereto agrees (a) that any action or proceeding relating to this Agreement may (but need not) be brought in any court of competent jurisdiction in the Province of British Columbia, and for that purpose now irrevocably and unconditionally attorns and submits to the jurisdiction of such British Columbia court, (b) that it irrevocably waives any right to, and shall not, oppose any such British Columbia action or proceeding on any jurisdictional basis, including forum non conveniens, and (c) not to oppose the enforcement against it in any other jurisdiction of any judgment or order duly obtained from a British Columbia court as contemplated by this Section 9.12.

9.13.Service of Process.

Each party hereto irrevocably consents to service of process in the manner provided for notices in Section 9.1. Nothing in this Agreement shall affect the right of any party to this Agreement to serve process in any other manner permitted by Law.

9.14.WAIVER OF JURY TRIAL.

EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT, OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (a) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (b) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.14.

9.15.Confidentiality.

Each of the Administrative Agent, the Issuing Bank and each Lender shall maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to each of their Affiliates, Lender Affiliates (in the case of a Lender) directors, officers, employees, agents and advisors, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any rating agency, credit bureau, regulatory authority or other Governmental Authority, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement,
(e) in connection with the exercise of any remedies under any Loan Document or any suit, action or

22725645.15	SSRI Credit Agreement

proceeding relating to any Loan Document or the enforcement of rights thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section 9.15, to (i) any actual or prospective assignee of or Participant in any of its rights or obligations under this Agreement, or (ii) any actual or prospective counterparty (or its advisors) to any Hedge Arrangement relating to the Borrower and its obligations, (g) to their auditors in connection with any audit, (h) with the consent of the Borrower, or (i) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section 9.15, or (ii) becomes available to the Administrative Agent, the Issuing Bank, or any Lender on a non-confidential basis from a source other than the Borrower. For the purposes of this Section 9.15, “Information” means all information received from any Credit Party relating to any Credit Party, any of their subsidiaries or Affiliates, or their respective business, other than any such information that is available to the Administrative Agent, the Issuing Bank, the Arranger, or any Lender on a non- confidential basis prior to disclosure by such Credit Party; provided that, in the case of information received from a Credit Party after the date hereof, such information is clearly identified as confidential in writing at the time of delivery. Any Person required to maintain the confidentiality of Information as provided in this Section 9.15 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information. Notwithstanding the foregoing, the Secured Parties and the Credit Parties agree that Blake, Cassels & Graydon LLP may inform league table services, such as Thomson Financial and Bloomberg, and make mention in its promotional publications and the media generally of its representation of the Secured Parties with respect to the Transactions. Each of the Administrative Agent and the Lenders (a) acknowledges that the Information may include material non- public information concerning the Borrower or a Subsidiary, as the case may be, and (b) represents and warrants that it has developed compliance procedures regarding the use of material non-public information in accordance with applicable Laws.

9.16Application under the CCAA.

The Borrower acknowledges that its business and financial relationships with the Administrative Agent and Lenders are unique from its relationship with any other of its creditors. The Borrower shall not file any plan of arrangement under the “Companies’ Creditors Arrangement Act (the “CCAA Plan”) which provides for, or would permit, directly or indirectly, the Administrative Agent or the Lenders to be classified in the same class with any other creditor of the Credit Parties for purposes of such CCAA Plan.

9.17No Strict Construction.

The parties hereto have participated jointly in the negotiation and drafting of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favouring or disfavouring any party by virtue of the authorship of any provisions of this Agreement.

9.18Paramountcy.

In the event of any conflict or inconsistency between the provisions of this Agreement and the provisions of any other Loan Document then, notwithstanding anything contained in such other Loan Document, the provisions contained in this Agreement shall prevail to the extent of such conflict or inconsistency and the provisions of such other Loan Document shall be deemed to be amended to the extent necessary to eliminate such conflict or inconsistency, it being understood that the purpose of the other Loan Documents is to add to, and not detract from, the rights granted to the Agent (for its own benefit and the benefit of the other Secured Parties) under this Agreement. If any act or omission of any

22725645.15	SSRI Credit Agreement

or all Credit Parties is expressly permitted under this Agreement but is expressly prohibited under any other Loan Document, such act or omission shall be permitted. If any act or omission is expressly prohibited under any other Loan Document, but this Agreement does not expressly permit such act or omission, or if any act is expressly required to be performed under any other Loan Document but this Agreement does not expressly relieve any or all Credit Parties from such performance, such circumstance shall not constitute a conflict or inconsistency between the applicable provisions of such other Loan Document and the provisions of the Credit Agreement.

9.19Excluded Swap Obligations.

Notwithstanding anything to the contrary contained herein or in any other Loan Document, any Excluded Swap Obligations of a Guarantor shall be excluded from:

(a)the definition of “Secured Liabilities” in any Loan Document as it pertains to such Guarantor, and no Lien granted by a such Guarantor under any Loan Document shall secure any Excluded Swap Obligations; and

(b)the definition of “Debtor Liabilities” in the Group Guarantee as it pertains to such Guarantor, and no Excluded Swap Obligations shall be guaranteed or indemnified by such Guarantor under any Loan Document.

9.20LIMITATION OF LIABILITY.

NO CLAIM MAY BE MADE BY ANY CREDIT PARTY, ANY SECURED PARTY OR ANY OTHER PERSON AGAINST ANY INDEMNITEE ON ANY THEORY OF LIABILITY, FOR SPECIAL, INDIRECT, CONSEQUENTIAL OR PUNITIVE DAMAGES (AS OPPOSED TO DIRECT OR ACTUAL DAMAGES) ARISING OUT OF, IN CONNECTION WITH, OR AS RESULT OF, ANY LOAN DOCUMENT, THE TRANSACTIONS, OR ANY ACT, OMISSION OR EVENT OCCURRING IN CONNECTION THEREWITH, AND EACH CREDIT PARTY AND SECURED PARTY HEREBY WAIVE TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ALL SUCH CLAIMS, WHETHER OR NOT ACCRUED AND WHETHER OR NOT KNOWN OR SUSPECTED TO EXIST IN ITS FAVOUR

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

[signatures on the next following pages]

22725645.15	SSRI Credit Agreement

SILVER STANDARD RESOURCES INC., as
Borrower

By:	/s/Gregory J. Martin
	Name:	Greg J. Martin
	Title:	Chief Financial Officer

22725645.15	SSRI Credit Agreement

CANADIAN IMPERIAL BANK OF COMMERCE, as
Administrative Agent, Arranger, Lender and Issuing Bank

By:	/s/Peter Rawlins
	Name:	Peter Rawlins
	Title:	Executive Director

By:	/s/Kazim Mehdi
	Name:	Kazim Mehdi
	Title:	Director

22725645.15	SSRI Credit Agreement

BANK OF MONTREAL, as Lender

By:	/s/Jerry Kaye
	Name:	Jerry Kaye
	Title:	Director

By:
Name:
Title:

22725645.15	SSRI Credit Agreement

THE BANK OF NOVA SCOTIA, as Lender

By:	/s/Kurt R. Foellmer
	Name:	Kurt R. Foellmer
	Title:	Director

By:	/s/Stephen MacNeil
	Name:	Stephen MacNeil
	Title:	Associate Director

22725645.15	SSRI Credit Agreement

EXHIBIT A

FORM OF BORROWING REQUEST

TO:        Canadian Imperial Bank of Commerce

RE:        Credit Agreement dated as of August 4, 2015 made between, among others, the undersigned (the “Borrower”), you, as Administrative Agent, and the lenders from time to time party thereto (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”)

We refer to the Credit constituted by the Credit Agreement and we hereby give you notice that on [DATE] we wish to obtain a Borrowing in the aggregate amount of [Canadian / U.S.]$[AMOUNT]. All capitalized terms used and not otherwise defined herein have the meanings given to them in the Credit Agreement.

The Borrowing requested hereby is to take the form of:

☐    a B/A Borrowing
☐    a Canadian Prime Borrowing
☐    a Base Rate Borrowing
☐    a LIBO Rate Borrowing

Such Borrowing is a [rollover/conversion] of outstanding [Bankers’ Acceptances (including any BA Equivalent Notes) having Contract Periods ending [DATE]/LIBO Rate Loans having an Interest Period ending [DATE]/Canadian Prime Loans/Base Rate Loans] in an aggregate principal amount of [Canadian / U.S.]$[AMOUNT].

[The Contract Period in respect of the B/A Borrowing requested hereby is [NUMBER] days.] [The Borrower does not wish the accepting Lenders to purchase the B/As in question.]

[The Interest Period in respect of the LIBO Rate Borrowing requested hereby is [NUMBER] days.]

We hereby certify, after due and careful investigation, that:

(a)each of the representations and warranties made by the Borrower in the Credit Agreement are true and correct on and as of the date hereof except to the extent that (i) any change to the representations and warranties has been disclosed to the Administrative Agent and accepted by the Required Lenders, or (ii) any representation and warranty is stated to be made as of a particular time; and

(b)on and as of the date hereof, no Default has occurred and is continuing.

DATED: [MONTH] [DAY], [YEAR]

22725645.15	Exhibit A - Page 1

S-2

SILVER STANDARD RESOURCES INC.

By:
Name:
Title:

By:
Name:
Title:

22725645.15	Exhibit A - Page 2

EXHIBIT B

COMPLIANCE CERTIFICATE

TO:        [NAME OF AGENT], as administrative agent under the Credit Agreement (the “Administrative Agent”)

AND TO:    The Lenders

Reference is made to the credit agreement dated as of August 4, 2015 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Silver Standard Resources Inc., as Borrower, Canadian Imperial Bank of Commerce, as Administrative Agent, and the Lenders now or hereafter parties thereto. Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

The undersigned, the [Chief Financial Officer] of the Borrower, in that capacity and not personally, hereby certifies that, as of the date hereof, (a) a review of the consolidated financial statements of the Borrower and the Subsidiaries for the Fiscal Quarter ended [LAST DAY OF FISCAL QUARTER], and of the activities of the Borrower and the Subsidiaries during such Fiscal Quarter has been made under the supervision of the undersigned with a view to determining whether the Borrower and the Subsidiaries have fulfilled all of their obligations under the Credit Agreement and the other Loan Documents, (b) the Credit Parties have fulfilled their obligations under the Credit Agreement and the other Loan Documents and all representations and warranties made in the Credit Agreement continue to be true and correct as if made on the date hereof, except where such representation or warranty refers to a different date, and (c) as at the end of the Fiscal Quarter ended [LAST DAY OF FISCAL QUARTER], the Borrower was in compliance with each of the financial tests set forth in Article 5 of the Credit Agreement. The Borrower’s compliance with each of such financial covenants as at the end of such Fiscal Quarter is demonstrated by the figures set out on the financial covenant compliance worksheet attached hereto as Schedule A.

DATED: [MONTH] [DAY], [YEAR]

Name:

Title:	[Chief Financial Officer], [BORROWER]

22725645.15	Exhibit B - Page 1

SCHEDULE A TO COMPLIANCE CERTIFICATE
FINANCIAL COVENANT COMPLIANCE WORKSHEET

(See attached)

22725645.15	Exhibit B - Page 2

CALCULATION WORKSHEET

RE:    Rolling Period ended [date]

EBITDA
Net Income	$	(A)
Permitted Note Accretion	$	(B)
Adjusted Net Income (A-B)	$	(C)
Non-cash income and gains	$	(D)
Interest income	$	(E)
Capital gains	$	(F)
Extraordinary or non-recurring income and gains and unrealized gains	$	(G)
Unrealized gains re Hedging Arrangements	$	(H)
Foreign exchange gains	$	(I)
Capital losses	$	(J)
Expenses re mineral exploration activities	$	(K)
Interest Expense	$	(L)
Income Tax Expense	$	(M)
Depreciation Expense	$	(N)
Unrealized losses re Hedging Arrangements	$	(O)
Extraordinary or non-recurring charges, expenses or losses and unrealized losses	$	(P)
Foreign exchange losses	$	(Q)
Other non-cash expenses and losses	$	(R)
Transaction expenses[1]	$	(S)

1 Capped at US$1.2M

22725645.15	Exhibit B - Page 3

EBITDA (C-D-E-F-G-H-I+J+K+L+M+N+O+P+Q+R+S)	$

Interest Coverage Ratio
EBITDA	$	(A)
Cash Interest Expense	$	(B)
Interest Coverage Ratio		(A:B)
(Min. Permitted): 4:1
Compliance [Yes]/[No]

Net Leverage Ratio
Indebtedness	$	(A)
Indebtedness secured by cash collateral that is a Permitted Lien	$	(B)
Cash Balance (unrestricted, unpledged)	$	(C)
Net Indebtedness	$	(D)
EBITDA	$	(E)
Net Leverage Ratio:		(D:E)
(Max. Permitted): 3.5:1
Compliance [Yes]/[No]

Tangible Net Worth
Assets	$	(A)
Liabilities	$	(B)
Intangible Assets	$	(C)
Tangible Net Worth (A-B-C)	$

(required to be no less than 75% of U.S.$556,770,357 plus 50% of Net Income calculated on a cumulative basis from and after August 1, 2015 until the most recent Quarterly Date.). In calculating cumulative Net Income for the purposes of this definition, no deduction shall be made in respect of Net Income for any Fiscal Quarter which is less than nil.

Compliance [Yes]/[No]

22725645.15	Exhibit B - Page 4

EXHIBIT C

FORM OF
ASSIGNMENT AND ASSUMPTION AGREEMENT

This assignment and assumption agreement (the “Assignment and Assumption”) is dated as of the Effective Date set out below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, supplemented, restated or replaced from time to time, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set out in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set out herein in full.

For good and valuable consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (a) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including any Letters of Credit and Swingline Loans included in such facilities) and (b) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (a) above (the rights and obligations sold and assigned pursuant to clauses (a) and (b) above being referred to herein collectively as the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:

2.	Assignee:

[and is an Affiliate/Approved Fund of [identify Lender]]

3.	Borrower(s):

4.	Administrative Agent:	Canadian Imperial Bank of Commerce, as the administrative agent under the Credit Agreement

5.	Credit Agreement:
The credit agreement dated as of August 4, 2015 among, inter alios, Silver Standard Resources Inc., as borrower, the Lenders parties thereto, and Canadian Imperial Bank of Commerce, as Administrative Agent.

22725645.15	Exhibit C - Page 1

6.Assigned Interest:

Aggregate Amount of Commitment/Loans for all Lenders	Amount of Commitment/Loans Assigned	Percentage Assigned of Commitment/Loans
$	$	%

Effective Date:    , 20    [To be inserted by Administrative Agent and which shall be the effective date of recordation of transfer in the register therefor.]

The terms set out in this Assignment and Assumption are hereby agreed to:

[NAME OF ASSIGNOR]

By:
Name:
Title:

[NAME OF ASSIGNEE]

By:
Name:
Title:

[Consented to and] Accepted:

CANADIAN IMPERIAL BANK OF COMMERCE, as
Administrative Agent

By:
Name:
Title:

[Consented to:]

[NAME OF RELEVANT PARTY]

By:
Name:
Title:

22725645.15	Exhibit C - Page 2

ANNEX 1

[CREDIT AGREEMENT]

STANDARD TERMS AND CONDITIONS FOR
ASSIGNMENT AND ASSUMPTION

1.Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby [and] (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document [, and (c) attaches the Note(s) held by it evidencing the Assigned Facilities and requests that the Administrative Agent exchange such Note(s) for a replacement Note or Notes payable to the Assignee and (if the Assignor has retained any interest in the Assigned Facilities) a replacement Note or Notes payable to the Assignor in the respective amounts which reflect the assignment being made hereby (and after giving effect to any other assignments which have become effective on the Transfer Effective Date)]. Upon request, the Assignor shall, at the expense of the Administrative Agent (for reimbursement by the Borrower), as promptly as practical, execute and deliver to the Administrative Agent, all such other and further documents, agreements and instruments as the Administrative Agent may reasonably request in order to effect the transfer of the Assigned Interest, including any materials required to discharge the Assignee’s interest in and to the Collateral.

2.Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement,
(ii) it satisfies the requirements, if any, specified in the Credit Agreement that are required to be satisfied by it in order to acquire the Assigned Interest and become a Lender, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, and (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 5.1(1) thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, and (b) agrees that (i) it shall, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and
(ii) it shall perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

3.Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignee whether such amounts have accrued prior to the Effective Date or accrued subsequent to the Effective Date. The Assignor and the Assignee shall make all appropriate adjustments in payments by the

22725645.15	Annex 1 - Page 1

Administrative Agent for the periods prior to the Effective Date or with respect to the making of this assignment directly between themselves.

4.General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the laws of the Province of British Columbia and the federal laws of Canada applicable therein.

22725645.15	Annex 1 - Page 2

EXHIBIT D

FORM OF
UNR CONSENT

This Consent to Assignment (this “Consent”) dated as of September    , 2015 is entered into between the BOARD OF REGENTS OF THE UNIVERSITY OF NEVADA SYSTEM n/k/a NEVADA SYSTEM OF HIGHER EDUCATION on behalf of the University of Nevada, Reno (the “Landlord”) and CANADIAN IMPERIAL BANK OF COMMERCE, as administrative agent for various lenders (the “Administrative Agent”).

RECITALS

A.The Landlord is the owner of real property located in Humboldt County, Nevada as legally described in the attached Schedule A (the “Premises”). The Landlord has leased to MARIGOLD MINING COMPANY, a Nevada corporation (as successor in interest to Donald J. Decker and Suzanne Decker, Nevada North Resources (U.S.A.) Inc., and Rayrock Mines, Inc., a Nevada corporation, doing business as Cordex Exploration Co., the original lessees) (the “Tenant”), by the Lease Agreement made and entered into as of August 1, 1988, as amended (the “Lease”) the whole of the Premises.

B.The Tenant proposes to grant to the Administrative Agent a security interest by way of a deed of trust encumbering, among other land and other property interests (collectively the “Security”), the Tenant’s interest in the Lease.

AGREEMENT

NOW THEREFORE, in consideration of the foregoing recitals and for other good and valuable consideration, the receipt and adequacy of which are acknowledged, the parties agree as follows:

1.Landlord’s Consent. The Landlord consents to the Tenant’s grant of the Security in Tenant’s leasehold interest under the Lease. This Consent is limited to the Tenant’s encumbrance of its leasehold interest under the Lease and is not the Landlord’s consent to the Tenant’s present assignment of the Lease itself or, subject to Section 5 hereof, the substitution of the Lender as Lessee under the Lease. This Consent is not and shall not be construed to be the Landlord’s consent to or grant of any lien or security interest in the Landlord’s ownership or reversionary interest in the Premises.

2.Lender Access. The Landlord agrees that the Administrative Agent and its representatives may enter upon the Premises at any time before the expiration or earlier termination of the Lease (without being deemed to be in possession) to inspect the Tenant’s personal property and, in the event that the Security shall become realizable, to exercise the Administrative Agent’s rights against the Tenant’s personal property but in all cases subject to the terms of the Lease. The Administrative Agent shall defend, indemnify and hold harmless the Landlord from and against any and all claims, losses or damage, including reasonable attorney’s fees and court costs, arising from or relating to the Administrative Agent’s exercise of the rights granted in this Section 2. The Administrative Agent shall comply with all applicable laws, regulations and ordinances when entering upon the Premises.

3.Notices under Lease. The Landlord shall simultaneously deliver copies of any notices to the Tenant with respect to an event of default or an election by the Landlord to terminate the Lease to the Administrative Agent at the same time and by electronic means (fax or e-mail) to the Administrative Agent at its address stated below or such other address that the Administrative Agent may subsequently furnish to the Landlord. Notices to the Administrative Agent shall be sent to its address at:

22725645.15	Exhibit D - Page 1

Canadian Imperial Bank of Commerce
5th Floor Atrium on Bay
595 Bay Street
Toronto, Ontario
M5G 2C2

Attention:	Leanne Third Neermala Hurry Wilma Sevilleja

E-mail:	Leanne.Third@cibc.ca Neermala.Hurry@cibc.ca Wilma.Sevilleja@cibc.ca

Fax:	(416) 956-3830

4.Cure Rights. As long as the Security remains outstanding, the Administrative Agent shall have the right (but not the obligation) to cure any default of the Tenant under the Lease, and the Landlord shall accept any timely curative acts made by or on behalf of the Administrative Agent as if they had been made by the Tenant. The cure of any such default by the Administrative Agent on any one occasion shall not obligate the Administrative Agent to cure any other default under the Lease or to cure such default on any other occasion, or otherwise be construed as an assumption by the Administrative Agent of any of the obligations, covenants or agreements of the Tenant under the Lease. The Administrative Agent shall comply with all applicable laws, regulations and ordinances when exercising its cure rights.

5.Assumption. In the event that the Security should become realizable, the Administrative Agent may enter into possession of the Premises under the Security or otherwise upon notice to the Landlord, provided that (a) all rent and other money due to date under the Lease has been paid and all defaults (both monetary and non-monetary) have been cured, and (b) the Administrative Agent agrees in writing to assume the Tenant’s interest in and obligations under the Lease and to comply therewith from and after the date on which the Administrative Agent enters into possession of the Premises.

6.Sale or Assignment. In the event that the Security should become realizable, the Administrative Agent may sell or otherwise dispose of or assign the interest of the Tenant in the Lease, to the extent previously foreclosed upon or otherwise acquired by the Administrative Agent, (or interest of the Administrative Agent pursuant to Section 5) subject, in every event, to the prior written consent of the Landlord, which shall not be unreasonably withheld or delayed, provided that (a) all rent and other money due to date under the Lease has been paid, all of the Tenant’s obligations under the Lease have been performed, and all of the Tenant’s defaults (both monetary and non-monetary) have been cured, and (b) the successor tenant agrees in writing to assume all of the Tenant’s obligations under the Lease and to continue compliance therewith. In its consideration of the Administrative Agent’s request for consent, the Landlord may consider the financial condition (and market capitalization if the proposed assignee is a publicly traded entity) and the legal, operating and regulatory history of the proposed assignee. Upon the Administrative Agent’s assignment, disposition or sale undertaken in accordance with this Consent or the Security, as applicable, the Landlord shall release the Administrative Agent from the liabilities and obligations, if any, under the Lease accruing after the date of such assignment, disposition or sale, provided that the Administrative Agent shall remain liable for all obligations under the Lease which accrue during the term of the Administrative Agent’s possession of the Premises or assumption of the Tenant’s obligations under the Lease.

22725645.15	Exhibit D - Page 2

7.Lease Preservation. The Landlord agrees that it shall not accept any termination, waiver or surrender by the Tenant of the Lease without the prior written consent of the Administrative Agent; provided that, the Landlord shall provide the Administrative Agent with written notice of any requested termination of the Lease from the Tenant (whether pursuant to Section 15 of the Lease or otherwise) and the Administrative Agent shall have 10 business days thereafter in which to assume the Lease pursuant to Section 5 hereof.

8.Amendments. This Consent may not be amended or terminated except in writing by the parties to it.

9.No Release of Tenant. Nothing in this Consent or the Administrative Agent’s exercise of its rights under the Security shall release or diminish any of the obligations of the Tenant under the Lease in favor of the Landlord.

10.Governing Law; Venue; Jurisdiction. This Consent shall be governed by and construed in accordance with the laws of the State of Nevada. Any action or proceeding concerning the construction, or interpretation of the terms of this Consent or any claim or dispute between the parties shall be commenced and heard in the Second Judicial District Court of the State of Nevada, in and for the County of Washoe, Reno, Nevada. Each of the parties agrees that the Second Judicial District Court has jurisdiction of the subject matter of this Consent and personal jurisdiction of the parties and each of the parties agree to submit to the jurisdiction of the Second Judicial District Court.

11.Successors. This Consent shall enure to the benefit of and be binding upon the parties to it and their respective successors and assigns.

12.Administrative Agent Obligations. Notwithstanding anything to the contrary contained in the Lease, except as expressly set forth in this Consent, unless the Administrative Agent assumes the Lease pursuant to Section 5 of this Consent, acquires the Tenant’s rights in the Lease pursuant to the Security or takes possession of the Premises, the Administrative Agent shall not be liable to the Landlord for any liability or obligation of the Tenant under the Lease.

13.Counterpart and Fax. This Consent may be executed in counterpart, each of which when taken together shall constitute one and the same Consent. This Consent may be executed and delivered by fax, portable document format (.pdf) or any other electronic method.

14.Recording. The parties agree that the Administrative Agent may file and record a memorandum or short form of this Consent in the official records of Humboldt County, Nevada

15.No Release or Waiver. The consent granted by the Landlord is without prejudice to the claims and rights of the Landlord under the Lease. This Consent is not and shall not be deemed to be (a) an amendment or modification of any of the Landlord’s rights under the Lease; (b) the Landlord’s consent to any further or other assignment or encumbrance of any right, title and interest in and to the Lease: (c) the Landlord’s release or waiver of any of the Landlord’s rights of ownership in the Premises; or (d) the Landlord’s release or waiver of the Landlord’s right to assert a lien in any ore mined from the Premises which is delivered to a custom mill or reduction works as provided in NRS 108.580 to the extent of the Landlord’s royalty share in the production of minerals from the Premises.

16.Reservation of Rights. For the avoidance of doubt, the Landlord hereby confirms that nothing herein shall affect the ability of the Administrative Agent to appoint a receiver or receiver- manager with respect to the Tenant or the ability of the Landlord to make submissions in any court proceeding with respect to such appointment.

22725645.15	Exhibit D - Page 3

17.Consent and Acknowledgement of Tenant. The Tenant hereby acknowledges and consents to the terms of this Consent.

[Remainder of Page Left Intentionally Blank – Signature Page Follows]

22725645.15	Exhibit D - Page 4

IN WITNESS OF WHICH, the parties have duly executed and delivered this Consent as of the day and year first above-written.

BOARD OF REGENTS OF THE UNIVERSITY OF NEVADA SYSTEM n/k/a NEVADA SYSTEM OF HIGHER EDUCATION

By:
Name:
Title:

By:
Name:
Title:

I/We have the authority to bind the Board

MARIGOLD MINING COMPANY, a
Nevada corporation

By:
Name:
Title:

By:
Name:
Title:

I/We have the authority to bind the corporation

22725645.15	Exhibit D - Page 5

CANADIAN IMPERIAL BANK OF COMMERCE, as
administrative agent

By:
Name:
Title:

By:
Name:
Title:

Schedule A - Premises

22725645.15	Exhibit D - Page 6

SCHEDULE A

Premises

Section 19, Township 33 North, Range 43 East, MBD&M, Humboldt County, Nevada, as to both the surface and mineral estates.

22725645.15	Exhibit D - Page 7

SCHEDULE 1.1(A)

INITIAL SECURITY DOCUMENTS

1.The Group Guarantee from the Borrower, Silver Standard Canada Holdings Ltd., Silver Standard US Holdings Inc., Silver Standard Marigold Inc., Intertrade Metals Limited Partnership, Intertrade Metals Corp., Silver Standard Ventures Inc., Silver Standard Durango, S.A. de C.V., Marigold Mining Company and Mina Pirquitas, LLC.

2.The GSA from the Borrower, Silver Standard Canada Holdings Ltd., Silver Standard US Holdings Inc., Silver Standard Marigold Inc., Intertrade Metals Limited Partnership, Intertrade Metals Corp., Silver Standard Ventures Inc., Marigold Mining Company and Mina Pirquitas, LLC.

3.A general security agreement (Nevada law) from Mina Pirquitas, LLC, Silver Standard US Holdings Inc., Silver Standard Marigold Inc. and Marigold Mining Company

4.A securities pledge agreement (Nevada law) from the Borrower, Silver Standard Canada Holdings Ltd. , Silver Standard US Holdings Inc. and Silver Standard Marigold Inc.

5.A deed of trust (Nevada law) from Marigold Mining Company with respect to the Marigold Project Real Property.

6.Landlord acknowledgement and consent agreement between Century Gold, LLC and Franco- Nevada U.S. Corporation, collectively as landlord, Marigold Mining Company and the Administrative Agent with respect to the Decker Lease.

7.Landlord acknowledgement and consent agreement between Vek/Andrus Associates and Franco- Nevada U.S. Corporation, collectively as landlord, Marigold Mining Company and the Administrative Agent with respect to the Vek and Andrus Lease.

8.Landlord acknowledgement and consent agreement between Franco-Nevada U.S. Corporation, as landlord, Marigold Mining Company and the Administrative Agent with respect to the SFP Minerals Lease.

9.The UNR Consent.

10.Co-tenant consent to grant of security between Century Gold, LLC, Franco-Nevada U.S. Corporation, Marigold Mining Company and the Administrative Agent with respect to the UNR Lease.

11.All stock certificates, instruments and other documents required to be delivered to the Administrative Agent in connection with the Liens granted under items 2 and 4.

12.A deposit account control agreement between Wells Fargo Bank, National Association, Marigold Mining Company and the Administrative Agent

13.A deposit account control agreement between HSBC Bank, Mina Pirquitas, LLC and the Administrative Agent.

22725645.15	Schedule 1.1(A) - Page 1

SCHEDULE 2.1

LENDERS AND COMMITMENTS

Lender	Commitment

Bank of Montreal	U.S.$15,000,000

The Bank of Nova Scotia	U.S.$25,000,000

Canadian Imperial Bank of Commerce	U.S.$35,000,000

Total	U.S.$75,000,000

22725645.15	Schedule 2.1 - Page 1

SCHEDULE 3.1(3)

GOVERNMENTAL APPROVALS; NO CONFLICTS

Nil.

22725645.15	Schedule 3.1(3) - Page 1

SCHEDULE 3.1(5)
LITIGATION

1.On January 27, 2015, the Borrower received a Notice of Reassessment (“NOR”) from the Canada Revenue Agency (“CRA”) in the amount of approximately C$41.4 million plus interest of C$6.6 million related to the tax treatment of the 2010 sale of shares of the Borrower’s subsidiary that owned and operated the Snowfield and Brucejack projects. The CRA has asserted that the sale was on account of income and not capital, as the Borrower recorded it. In order to appeal the reassessment, the Borrower was required to make a minimum payment of 50% of the reassessed amount claimed by the CRA under the NOR plus interest accrued to the date of the NOR. On February 26, 2015, the Borrower paid the required C$24.1 million ($19.2 million) to the CRA. On April 20, 2015, the Borrower filed a Notice of Objection with the CRA and plans on filing, if necessary, a Notice of Appeal with the Tax Court of Canada.

2.Mina Pirquitas, LLC (“MPLLC”) entered into a fiscal stability agreement (the “Fiscal Agreement”) with the Federal Government of Argentina in 1998 for production from the Pirquitas mine. In December 2007, the National Customs Authority of Argentina (Dirección Nacional de Aduanas) levied an export duty of approximately 10% from concentrate for projects with fiscal stability agreements pre-dating 2002 and the Federal Government has asserted that the Pirquitas mine is subject to this duty. MPLLC has challenged the legality of the export duty applied to silver concentrate and the matter is currently under review by the Federal Court (Jujuy) in Argentina. The Federal Court (Jujuy) granted an injunction in the MPLLC’s favor effective September 29, 2010 that prohibited the Federal Government from withholding the 10% export duty on silver concentrate (the “Injunction”), pending the decision of the courts with respect to the MPLLC’s challenge of the legality of the application of the export duty. The Injunction was appealed by the Federal Government but upheld by each of the Federal Court of Appeal (Salta) on December 5, 2012 and the Federal Supreme Court of Argentina on September 17, 2013. The Federal Government also appealed the refund MPLLC claimed for the export duties paid before the Injunction, as well as matters of procedure related to the uncertainty of the amount reclaimed; however, on May 3, 2013, such appeal was dismissed by the Federal Court of Appeal (Salta). In September 2014, the Federal Tax Authority in Argentina filed an application with the Federal Court (Jujuy) to lift the Injunction and requiring payment of the export duty and payment of applied interest charges. MPLLC filed a response to such application on October 14, 2014 and a decision is pending.

In accordance with the Injunction, MPLLC has not been paying export duties on silver concentrate but the Borrower continues to accrue export duties in its consolidated financial statements. At March 31, 2015, the Borrower has accrued a liability totaling $59.2 million for export duties with no accrual for interest charges, and has recorded a corresponding increase in cost of sales in the relevant period. The application of interest charges is uncertain, but if applied from the date each duty was levied, such charges are estimated to be in the range of $4.3 million to $7.3 million as of March 31, 2015. The final amount of export duties and interest, if any, to be paid or refunded depends on a number of factors, including the outcome of litigation. Changes in the Borrower’s assessment of this matter could result in material adjustments to its consolidated statement of income (loss).

22725645.15	Schedule 3.1(5) - Page 1

SCHEDULE 3.1(9)

REAL PROPERTY

1.Pirquitas Mine

The Borrower holds a 100% interest in the Pirquitas mine through its wholly-owned subsidiary, Mina Pirquitas, LLC, which has registered a branch in Argentina (Mina Pirquitas, LLC Sucursal Argentina). The Pirquitas mine is located in the Puna de Jujeña region of northwestern Argentina in the Province of Jujuy, approximately 355 kilometres northwest of the city of San Salvador de Jujuy. The mine consists of 50 semicontiguous mineral exploitation concessions covering a total area of 3,621 hectares. It also includes surface rights covering an area of approximately 7,463 hectares, which can be used for purposes such as housing, infrastructure facilities, processing plants, waste and tailing disposal sites, and other facilities to support mining operations.

2.Seabee Gold Operation

The Borrower holds a 100% interest in the Seabee Gold Operation through its wholly-owned subsidiary, Claude Resources Inc. (“Claude Resources”). The Seabee Gold Operation is located in the province of Saskatchewan and consists of the following mineral claims:

	Disposition #	Type
1.	CBS 7058	Mineral Claim
2.	CBS 7076	Mineral Claim
3.	CBS 9347	Mineral Claim
4.	ML 5519	Mineral Lease
5.	ML 5520	Mineral Lease
6.	ML 5535	Mineral Lease
7.	ML 5536	Mineral Lease
8.	ML 5543	Mineral Lease
9.	ML 5551	Mineral Lease
10.	S- 97986	Mineral Claim
11.	S-101660	Mineral Claim
12.	S-101661	Mineral Claim
13.	S-102737	Mineral Claim
14.	S-102738	Mineral Claim
15.	S-102739	Mineral Claim
16.	S-105301	Mineral Claim
17.	S-106678	Mineral Claim
18.	S-106771	Mineral Claim
19.	S-106772	Mineral Claim
20.	S-106773	Mineral Claim
21.	S-110855	Mineral Claim

Schedule 3.1(9) - Page 1

	Disposition #	Type
22.	S-110856	Mineral Claim
23.	S- 99942	Mineral Claim
24.	S-100748	Mineral Claim
25.	S-111431	Mineral Claim
26.	S-111432	Mineral Claim
27.	S-111694	Mineral Claim
28.	MC00000028	Mineral Claim
29.	MC00000030	Mineral Claim
30.	MC00000069	Mineral Claim
31.	MC00000070	Mineral Claim
32.	S-113993	Mineral Claim
33.	S-113994	Mineral Claim
34.	MC00003517	Mineral Claim
35.	MC00003518	Mineral Claim
36.	MC00003532	Mineral Claim
37.	MC00003551	Mineral Claim
38.	MC00003552	Mineral Claim
39.	MC00003564	Mineral Claim
40.	MC00003571	Mineral Claim
41.	MC00003573	Mineral Claim
42.	MC00003593	Mineral Claim
43.	MC00003594	Mineral Claim
44.	MC00003631	Mineral Claim
45.	MC00003716	Mineral Claim
46.	MC00003717	Mineral Claim

Schedule 3.1(9) - Page 2

SCHEDULE 3.1(10)

PERMITTED LIEN REGISTRATIONS

Secured Party	Date Filed	Registration Number	Collateral Description	VIN	Term (Years)	Debtor	Other Comments
1. Xerox Canada Ltd	December 27, 2012	118747H	Equipment, other all present and future office equipment and software supplied or financed from time to time by the secured party (whether by lease, conditional sale or otherwise), whether or not manufactured by the secured party or any affiliate thereof.		5	Silver Standard Resources Inc.

Schedule 3.1(10) - Page 1

Secured Party	Date Filed	Registration Number	Collateral Description	VIN	Term (Years)	Debtor	Other Comments
2. Dell Financial Services Canada Limited	January 23, 2013	158633H	All Dell and non-Dell computer equipment and peripherals wherever located heretofore or hereafter leased to debtor by secured party pursuant to an equipment lease together with all substitutions, additions, accessions and replacements thereto and thereof now and hereafter installed in, affixed to, or used in conjunction with such equipment and proceeds thereof together with all rental or installment payments, insurance proceeds, other proceeds and payments due or to become due and arising from or relating to such equipment. Proceeds: all present and after-acquired personal property.		4	Silver Standard Resources Inc.
3. Pitney Bowes Global Financial Services	March 20, 2013	248147H	MY5X Digital Copier - Lease 774029 - MY6X Digital Copier – Lease 774031 - PUCS Software		6	Silver Standard Resources Inc.

Schedule 3.1(10) - Page 2

Secured Party	Date Filed	Registration Number	Collateral Description	VIN	Term (Years)	Debtor	Other Comments
4. Konica Minolta Business	April 30, 2015	576310I
All goods of the debtor financed by the secured party, wherever situated, consisting of four (4) Konica Minolta copiers, together with all parts and accessories relating thereto, all attachments, accessories and accessions thereto or thereon and all replacements, substitutions, additions and improvements of all or any part of the foregoing and all proceeds in any form derived therefrom.

Proceeds: all of the debtor's present and after acquired personal property which is derived, directly or indirectly, from any dealing with or disposition of the above-described collateral, including without limitation, all insurance and other payments payable as indemnity or compensation for loss or damage thereto, accounts, rents or other payments arising from the lease of the above-described collateral, goods, chattel paper, investment property, documents of title, instruments, money, cheques, deposits, securities and intangibles.
					6	Silver Standard Resources Inc.

Schedule 3.1(10) - Page 3

Seabee Gold Operation – Mineral Dispositions

1.Recorded Interests

(a)a notice of royalty interest and net smelter returns royalty agreement granted by Claude Resources in favour of 8248567 Canada Limited dated March 20, 2014; and

(b)a notice of security interest and debenture granted by Claude Resources in favour of 8248567 Canada Limited dated March 20, 2014,

which were filed against the following mineral dispositions in the Disposition Files:

CBS 7058	CBS 7076	CBS 9347	MC00000028
MC00000030	MC00000069	MC00000070	ML 5519
ML 5520	ML 5535	ML 5536	ML5543
ML 5551	S-97986	S-100748	S-101660
S-101661	S-102737	S-102738	S-102739
S-106678	S-106771	S-106772	S-106773
S-110855	S-118056	S-111431	S-111432
S-111694	S-113993	S-113994

2.Unrecorded Interests

(a)royalty agreement in favour of Red Mile No. 11 Limited Partnership in respect of the mineral dispositions ML 5519, ML 5520, S-102737, S-102738, S-102739, CBS 7058, CBS 7076, S-97986, S-101660, S-101661, S-101748, S-110856 (a restaking of S-101689) and CBS 9347;

(b)net smelter returns royalty agreement in favour of Ryan Kalt in respect of mineral dispositions MC0003571, MC00003573, MC00003716, MC00003717 MC00003518, MC00003532, MC00003631, MC00003593 and MC00003594, dated March 4, 2016; and

(c)net smelter returns royalty agreement in favour of Strategic Staking & Exploration Inc. in respect of mineral dispositions MC0003571, MC00003573, MC00003716, MC00003717, MC00003518, MC00003532, MC00003631, MC00003593 and MC00003594 dated March 4, 2016.

Schedule 3.1(10) - Page 4

SCHEDULE 3.1(11)

PENSION PLANS

Silver Standard Resources Inc.

Type of Benefit	Provider/Administrator
Extended Health Group Benefit Plan (Group Policy Nos. 164327 and 164328)	The Great West Life Assurance Company
•Basic Life Insurance
•AD&D
•Long Term Disability
•Health Care (prescription, paramedical, hospital)
•Vision
•Dental
Employee Assistance Program	FSEAP
Group Registered Retirement Savings Plan (Group Annuity Policy 62724-G)	Sun Life Assurance Company of Canada
Employee Share Purchase Plan	Solium

Marigold Mining Company

Type of Benefit	Provider/Administrator
Life Insurance	Assurant Employee Benefits (Union Security Insurance Company)
Long Term Disability Insurance	Assurant Employee Benefits (Union Security Insurance Company)
Short Term Disability Insurance	Assurant Employee Benefits (Union Security Insurance Company)
Health and Welfare (hospital, doctors’ visits, prescription, paramedical)	Cigna Health and Life Insurance Co.
Flexible Spending Account	Wageworks
401(k) Retirement & Savings Plan	The Standard (Standard Retirement Services, Inc.)
Employee Assistance Program	Mines & Associates
Employee Share Purchase Plan	Solium

Schedule 3.1(11) - Page 1

Mina Pirquitas, LLC

Type of Benefit	Provider/Administrator
Life Insurance Disability Insurance	Allianz Argentina Compañía de Seguros S.A.
Employee Share Purchase Plan	Solium

Claude Resources Inc.

Type of Benefit	Provider/Administrator
Extended Health Group Benefit Plan (Group Policy Nos. 93772- 001 and 93772-002)
•Basic Life Insurance
•AD&D
•Long Term Disability
•Short Term Disability (weekly indemnity)
•Health Care (prescription, paramedical, hospital)
•Optional life insurance, dependent life insurance, AD&D (employee paid)
•Vision
•Dental
Saskatchewan Blue Cross
Employee Assistance Program	Penney Murphy & Associates
Group Retirement Savings Plan No. 11821 (employee contribution only)	RBC
Employee Share Purchase Plan	Solium

Schedule 3.1(11) - Page 2

SCHEDULE 3.1(13)

SUBSIDIARIES

Name of Credit Party	Legal entity	Jurisdiction of organization	Equity Securities issued and outstanding	Registered and beneficial owner of Equity Securities	Equity Securities owned
Silver Standard Resources Inc.	Corporation	British Columbia	N/A	N/A	•16,994,726 common shares in the capital of Pretium Resources Inc.
•4,285,714 common shares in the capital of Golden Arrow Resources Corporation
•1,198,083 common shares in the capital of Endeavour Silver Corp. (subject to trading restriction before March 1, 2017)
•3,871 warrants of Coeur Mining, Inc.
•2 Class B common shares of Huayra Minerals Corp.
•202,130,522 common shares of Claude Resources Inc.
•100 units of Mina Pirquitas, LLC
•1 common share of Silver Standard Canada Holdings Ltd.
•1 common share of Intertrade Metals Corp.
•13,000,010 Limited Partner Units of Intertrade Metals Limited Partnership
•1 common share of Silver Standard Ventures Inc.
•1,448,949,874 shares of Silver Standard Durango, S.A. de C.V. (comprised of 49,999

Schedule 3.1(13) - Page 1

Name of Credit Party	Legal entity	Jurisdiction of organization	Equity Securities issued and outstanding	Registered and beneficial owner of Equity Securities	Equity Securities owned
fixed shares and 1,448,899,875 variable shares) •See organization chart for other Equity Securities holdings
Claude Resources Inc.	Corporation	Canada	202,130,522 common shares	Silver Standard Resources Inc.	•25,000 common shares of High Frontier Resources Ltd. •296,506 common shares of Wescan Goldfields Inc. •100 Class A common shares of 4158849 Canada Ltd.
Intertrade Metals Limited Partnership	Limited Partnership	British Columbia	1 General Partner Unit	Intertrade Metals Corp.	None
			13,000,010 Limited Partner Units	Silver Standard Resources Inc.
Intertrade Metals Corp.	Corporation	British Columbia	1 common share	Silver Standard Resources Inc.	•1 General Partner Unit of Intertrade Metals Limited Partnership
Silver Standard Ventures Inc.	Corporation	British Columbia	1 common share	Silver Standard Resources Inc.	•1 fixed share of Silver Standard Durango, S.A. de C.V. •See organization chart for other Equity Securities holdings
Silver Standard Canada Holdings Ltd.	Corporation	British Columbia	1 common share	Silver Standard Resources Inc.	•1,000 common shares of Silver Standard US Holdings Inc.
Silver Standard US Holdings Inc.	Corporation	Delaware	1,000 common shares	Silver Standard Canada Holdings Ltd.	•1,000 common shares of Silver Standard Marigold Inc.
Silver Standard Marigold Inc.	Corporation	Delaware	1,000 common shares	Silver Standard US Holdings Inc.	•625 common shares of Marigold Mining Company
Marigold Mining Company	Corporation	Nevada	625 common shares	Silver Standard Marigold Inc.	None
Mina Pirquitas, LLC	LLC	Delaware	100 units	Silver Standard Resources Inc.	None

Schedule 3.1(13) - Page 2

Name of Credit Party	Legal entity	Jurisdiction of organization	Equity Securities issued and outstanding	Registered and beneficial owner of Equity Securities	Equity Securities owned
Silver Standard Durango, S.A. de C.V.	Corporation	Mexico	50,000 fixed shares 1,448,899,875 variable shares	Silver Standard Resources Inc.: 1,448,949,874 shares (comprised of 49,999 fixed shares and 1,448,899,875 variable shares) Silver Standard Ventures Inc.: 1 fixed share	None

Organization Chart

See attached.

Schedule 3.1(13) - Page 3

PRIVATE AND CONFIDENTIAL – FOR INTERNAL PURPOSES ONLY

Silver Standard Resources Inc. – Organization Chart

Draft: 2016-11-01

PERU
Sociedad Minera Berenguela S.A.
Berenguela
SAN LUIS PROJECT
Reliant Ventures S.A.C.
Silver Standard Peru S.A.
12.38%
Fossores Ltd.
CAYMAN ISLANDS
96.00%
87.62%
98.37%
1.63%
4.00%
Amisk
SEABEE GOLD OPERATION
4158849 Canada Ltd.
Claude Resources Inc.
Intertrade Metals Corp.
Approx. <0.01%
Intertrade Metals Limited Partnership
Bonner
Duthie
Hazelton
Mamie
Silver Lake
Sunrise Lake
Approx. 99.99%
RUSSIA
NP Services Limited Liability Company*
JAPAN
AP Services Limited*
Premier Mining Services Inc.
Cordillera Mining Supplies Inc.
50%
Silver Standard Ventures Inc.
50%
686985 B.C. Ltd.
Hazelton
Recursos Humanos del Nazas, S.A. de C.V.
Norte de Plata Administracion, S.A. de C.V.
Plata 47 Servicios Administrativos, S.A. de C.V.
Zona de Plata, S.A. de C.V.
MEXICO
Approx. 99.99%
Approx. 99.99%
Approx. <0.01%
Approx. <0.01%
Silver Standard Exploraciones, S.A. de C.V.
San Marcial
Silver Standard Mexico, S.A. de C.V.
Valenciana
Yerbabuena
Silver Standard Durango, S.A. de C.V.
PITARRILLA PROJECT
Approx. <0.01%
Approx. 99.99%
San Luis Minerals (BVI) Inc.
San Luis Resource (BVI) Inc.
Silver Standard Peru (BVI) Inc.
Minera San Luis Inc.*
BRITISH VIRGIN ISLANDS
SS Canada Finance Inc.
SILVER STANDARD RESOURCES INC.
CANADA
Silver Standard Canada Holdings Ltd.
1056353 B.C. Ltd.
LUXEMBOURG
Silver Standard Luxembourg S.à r.l.
ARGENTINA
M-18 Gold S.A.*
Puna Exploraciones S.A.*
60%
40%
PIRQUITAS MINE
Mina Pirquitas, LLC Sucursal Argentina
Approx. <0.01%
Approx. <0.01%
Approx. 19.99%
Approx. 99.99%
Minera Cachinal S.A.
Cachinal
Minera Juncal y La Flora S.A.*
CHILE
Mina Pirquitas, LLC
Candelaria Mining Company
Candelaria
Silver Standard U.S. Inc.
Maverick Silver Inc.
Maverick Springs
55%
Silver Standard U.S. Services Inc.
Silver Standard US Holdings Inc.
Silver Standard Marigold Inc.
MARIGOLD MINE
Marigold Mining Company
UNITED STATES
LEGEND
Company
Service Company
Limited Partnership
Branch
Property or PROJECT
______ (solid line) indicates 100% ownership
_ _ _ _ (dash line) indicates ownership of less than 100%
* indicates dissolution in process

SCHEDULE 3.1(16)

ENVIRONMENTAL MATTERS

1.In December 1998, an environmental impact report (“EIR”) was completed in respect of the Pirquitas mine for Sunshine Argentina, Inc. (now known as Mina Pirquitas, LLC) (“Sunshine Argentina”). The EIR contained a description and evaluation of environmental conditions that existed at the time, as well as foreseeable potential effects that development of the Pirquitas mine could have on the surrounding environment. The discussion below is either paraphrased or taken directly from the EIR.

Remnants of historic mining activities at the Pirquitas mine included derelict buildings, mine structures as well as tin-silver jig tailings and tin placer tailings along the Río Pircas. Flotation tailings had been discharged into the Río Pircas and scattered piles of gold placer tailings were left about 150 metres above the current level of the Río Pircas on paleo-river terraces to the south of the central mine camp. These areas comprise some 107 hectares of surface disturbance that existed prior to Sunshine Argentina’s acquisition of the Pirquitas property, some of which are now associated with acid rock drainage into the Pircas River watershed.

Surface and ground waters are known to be acidic and metalliferous down gradient from the historic mines above the Río Pircas canyon at Tres Placas, which is located approximately 1.5 kilometres downstream from the Pirquitas mine open pit. In addition, acidic and metalliferous ground water is present in the abandoned underground workings and in some natural springs in the area, suggesting that natural oxidation of sulphide mineralization which is widespread in the rocks found on the property is also contributing to background surface water contamination.

Upon its acquisition of the Pirquitas mine, Sunshine Argentina noted that documents in the bankruptcy auction files did not mention environmental liabilities against the property, but did mention that Sunshine Argentina was “grandfathered” against environmental liabilities related to historic mining activities. Furthermore, the only condition the Argentina Ministry of Mines and Energy applied to its approval of Sunshine Argentina’s EIR, apart from the mandatory two-year update to the report, was the requirement that water quality monitoring be carried out.

In 2008, a second EIR was completed following start-up of mining activities and initiation of plant construction at the Pirquitas mine. While there were no observations or restrictions placed at that time, this study began a focus on the water management plan and on conceptual plans for mine waste stockpiles. A conceptual water treatment plant for neutralization of acid waters was anticipated with a treatment capacity estimated to be as much as 150 litres per second.

A party wishing to commence or modify any exploration or mining-related activity under Argentina’s mining laws, including property abandonment or mine closure activity, must prepare and submit an environmental impact assessment (“EIA”), which must include a

22725645.15	Schedule 3.1(16) - Page 1

description of the nature of the proposed work, its potential risk to the environment and the measures that will be taken to mitigate that risk. The most recent update to the EIA for the Pirquitas mining operation included engineering studies for the design of water management structures and mine closure design. Such EIA update was approved in December 2014 and is valid for a period of two years.

Argentina currently has no specific mine closure legislation or requirements. However, it is expected that closure options will eventually have to be proposed that may include passive or active neutralization features to return water to baseline conditions (acidic at the time of baseline studies) with some monitoring requirements.

2.The Borrower has certain reclamation obligations at certain mineral properties, including the Pirquitas mine in Argentina, the Marigold mine in Nevada, U.S.A., and the Duthie property and the Silver Standard mine property (Hazelton), both located in British Columbia, Canada. As at December 31, 2014:

(a)The current closure and reclamation cost estimate, to be spent over a number of years, at the Pirquitas mine is approximately $50 million. This estimate is based on conceptual level engineering and will be updated periodically to reflect changes in the life of mine plan. The proposed reclamation work focuses on diverting water around the waste dumps and pit areas as well as capturing and passively treating impacted waters.

(b)At the Marigold mine, the Borrower engages in concurrent reclamation practices and are bonded for all permitted features, as part of the State of Nevada permitting process. Current bonding requirements are based on third party cost estimates to reclaim all permitted features at the Marigold mine. The Bureau of Land Management (“BLM”) and the State of Nevada both review and approve the bond estimate, and the BLM holds the financial instruments providing the bond backing. As at December 31, 2014, the Marigold mine has an approved $45.2 million reclamation bond requirement.

(c)In 2014, the Borrower’s reclamation work program at the Duthie property was carried out at a cost of approximately $130,000. The Borrower’s remaining reclamation obligations beyond 2014 include the construction of a wetland for water filtration purposes and the monitoring of the results of the reclamation project in subsequent years. Estimated costs for the remaining reclamation beyond 2014 are approximately $350,000.

(d)At the Silver Standard mine property (Hazelton), the Borrower incurred approximately $0.9 million in expenditures for reclamation work completed in 2014. Estimated costs for reclamation work programs on the Silver Standard mine property (Hazelton) beyond 2014 are approximately $1.6 million.

22725645.15	Schedule 3.1(16) - Page 2

SCHEDULE 3.1(17)

EMPLOYEE MATTERS

The employees of Mina Pirquitas, LLC Sucursal Argentina (the Argentinian branch of Mina Pirquitas, LLC) are subject to a collective bargaining agreement.

22725645.15	Schedule 3.1(17) - Page 1

SCHEDULE 3.1(19)

INTELLECTUAL PROPERTY RIGHTS

Country	Action(s) Due	Trademark	Due Date	Status	Appln No.	Appln. Date	Regn. No.	Regn. Date
Canada	First Renewal	SILVER STANDARD	27 Sep 2027	Registered Owner: Silver Standard Resources Inc.	1305681	19 Jun 2006	832968	27 Sep 2012
United States	Aff of Use – 6 Year First Renewal	SILVER STANDARD	22 Oct 2019 22 Oct 2023	Registered Owner: Silver Standard Resources Inc.	77/066887	18 Dec 2006	4420194	22 Oct 2013
Mexico	First Renewal	SILVER STANDARD	19 Dec 2016	Registered Owner: Silver Standard Resources Inc.	826260	19 Dec 2006	1463087	18 Jun 2014

22725645.15	Schedule 3.1(19) - Page 1

Country	Action(s) Due	Trademark	Due Date	Status	Appln No.	Appln. Date	Regn. No.	Regn. Date
European Community	First Renewal	SILVER STANDARD	18 Dec 2016	Registered Owner: Silver Standard Resources Inc.	005563218	18 Dec 2006	005563218	10 Dec 2009
Australia	First Renewal	SILVER STANDARD	18 Dec 2016	Registered Owner: Silver Standard Resources Inc.	1152706	18 Dec 2006	1152706	11 Oct 2007
Japan	First Renewal	SILVER STANDARD	28 Sep 2017	Registered Owner: Silver Standard Resources Inc.	2006-117104	19 Dec 2006	5080342	28 Sep 2007
Argentina	Use Aff of Use First Renewal	SILVER STANDARD	02 Jan 2017 02 Jan 2018 02 Jan 2018	Registered Owner: Silver Standard Resources Inc.	2720158	19 Dec 2006	2205668	02 Jan 2008

22725645.15	Schedule 3.1(19) - Page 2

Country	Action(s) Due	Trademark	Due Date	Status	Appln No.	Appln. Date	Regn. No.	Regn. Date
China	First Renewal	SILVER STANDARD	20 Dec 2020	Registered Owner: Silver Standard Resources Inc.	5795062	19 Dec 2006	5795062	21 Dec 2010
India	First Renewal	SILVER STANDARD	19 Dec 2016	Registered Owner: Silver Standard Resources Inc.	1514673	19 Dec 2006	1193115	27 Nov 2014
Peru	First Renewal	SILVER STANDARD	24 Jun 2018	Registered Owner: Silver Standard Resources Inc.	300319	18 Dec 2006	51517	24 Jun 2008
Peru	First Renewal	SILVER STANDARD	15 Jul 2018	Registered Owner: Silver Standard Resources Inc.	300320	18 Dec 2006	51655	15 Jul 2008

22725645.15	Schedule 3.1(19) - Page 3

Country	Action(s) Due	Trademark	Due Date	Status	Appln No.	Appln. Date	Regn. No.	Regn. Date
Mexico	First Renewal	SILVER STANDARD	19 Dec 2016	Registered Owner: Silver Standard Resources Inc.	826265	19 Dec 2006	1237650	12 Sep 2011
Argentina	Use Aff of Use First Renewal	SILVER STANDARD	02 Jan 2017 02 Jan 2018 02 Jan 2018	Registered Owner: Silver Standard Resources Inc.	2720159	19 Dec 2006	2205669	02 Jan 2008
Argentina	Aff of Use First Renewal	SILVER STANDARD	17 Mar 2019 17 Mar 2019	Registered Owner: Silver Standard Resources Inc.	2720160	19 Dec 2006	2.277.514	17 Mar 2009
China	First Renewal	SILVER STANDARD	20 Jun 2020	Registered Owner: Silver Standard Resources Inc.	5795061	19 Dec 2006	5795061	21 Jun 2010

22725645.15	Schedule 3.1(19) - Page 4

Country	Action(s) Due	Trademark	Due Date	Status	Appln No.	Appln. Date	Regn. No.	Regn. Date
China	First Renewal	SILVER STANDARD	06 May 2020	Registered Owner: Silver Standard Resources Inc.	5795063	19 Dec 2006	5795063	07 May 2010
China	First Renewal	SILVER STANDARD	06 May 2020	Registered Owner: Silver Standard Resources Inc.	5795030	19 Dec 2006	5795030	07 May 2010
India	First Renewal	SILVER STANDARD	19 Dec 2016	Registered Owner: Silver Standard Resources Inc.	1514674	19 Dec 2006	1514674	02 Feb 2011
India		SILVER STANDARD		Published Owner: Silver Standard Resources Inc.	1514675	19 Dec 2006

22725645.15	Schedule 3.1(19) - Page 5

Country	Action(s) Due	Trademark	Due Date	Status	Appln No.	Appln. Date	Regn. No.	Regn. Date
Chile	First Renewal	SILVER STANDARD	12 Oct 2017	Registered Owner: Silver Standard Resources Inc.	755.980	19 Dec 2006	798782	12 Oct 2007
Chile	First Renewal	SILVER STANDARD	12 Oct 2017	Registered Owner: Silver Standard Resources Inc.	755.981	19 Dec 2006	798783	12 Oct 2007
Argentina	Aff of Use First Renewal	SILVER STANDARD	12 Aug 2020 12 Aug 2020	Registered Owner: Silver Standard Resources Inc.	2741533	25 Apr 2007	2386487	12 Aug 2010
Mexico	First Renewal	SILVER STANDARD	08 Aug 2017	Registered Owner: Silver Standard Resources Inc.	874430	08 Aug 2007	1268111	15 Feb 2012

22725645.15	Schedule 3.1(19) - Page 6

SCHEDULE 3.1(21)

BANK ACCOUNTS

SSRI Guarantor Subsidiary	Name of Depository	Address	Phone	Account Type	Transitory Account (Y/N)	Account Number
Silver Standard Resources Inc.	CIBC	Commerce Place, 400 Burrard St. Vancouver, BC V6C 3A6	888-488-0174	Restricted Cash	N	CAD 00045-2223377
	CIBC	Commerce Place, 400 Burrard St. Vancouver, BC V6C 3A6	604-665-1816	Bank	N	CAD 67-90313 USD 03-97717
	HSBC	885 West Georgia St. Vancouver, BC V6C 3G1	604-641-2638 604-647-2753	Bank	N	CAD 020-592493-001
	Raymond James	2100 – 925 West Georgia St. Vancouver, BC V6C 3L2	604-659-8090	Bank	N	CAD 1GA3G0A0 USD 1GA3G0B0 USD 1GA3GVB0
	RBC	RBC Capital Markets Suite 2100 Park Place, 666 Burrard St. Vancouver, BC V6C 3B1	604-257-7707	Bank	N	USD 891-29579-1-0
	RBC	Royal Bank of Canada 1025 West Georgia St. Vancouver, BC V6E 3N5	604-665-8469	Bank	N	CAD 010-124-065-4 USD 010-404-170-3
	Scotiabank	Scotia Capital 1800 - 650 West Georgia St. Vancouver, BC V6V 4N9	604-630-4011	Bank	N	CAD/USD 800-49455
	Scotiabank	Suite 700 - 409 Granville St. Vancouver, BC V6C 1T2	1-888-855-1234	Bank	N	CAD 030200022810 USD 030201390414 USD 030203256014 CAD/USD 7161037 Standby L/C USD
	Scotiabank	Suite 700 - 409 Granville St. Vancouver, BC V6C 1T2	1-888-855-1234	Bank	y	USD 030208853916
	Citibank	123 Front St. West Toronto, ON M5J 2M3	416-947-5500	Bank	N	CAD 2019122008
	Citibank	399 Park Avenue New York, NY 10043	302-323-3600	Bank	N	USD 30960862
	Scotiabank	510 Burrard St. Suite 4000 Vancouver, BC V6C 3A8	604-718-1500	Deposit Box	N	1455
	RBC	Royal Bank Plaza 200 Bay Street, South Tower 2nd Floor Toronto, ON M5J 2W7	1-877-779-5367	Trading Account	N	475-33720

22725645.15	Schedule 3.1(21) - Page 1

SSRI Guarantor Subsidiary	Name of Depository	Address	Phone	Account Type	Transitory Account (Y/N)	Account Number
Claude Resources Inc.	Scotiabank	Suite 700 - 409 Granville St. Vancouver, BC V6C 1T2	1-888-855-1234	Bank	N	USD 959680105511 CAD 959680062413 CAD 959680063118 CAD 959680075019
	Scotiabank	Suite 700 - 409 Granville St. Vancouver, BC V6C 1T2	1-888-855-1234	Bank	N	USD 030200786519
	BMO	Concourse Level, 595 Burrard Street Vancouver, BC V7X 1L7	604-665-7029	Restricted Cash	N	CAD 0004-1701-671
Silver Standard Canada Holdings Ltd.	Scotiabank	Suite 700 - 409 Granville St. Vancouver, BC V6C 1T2	1-888-855-1234	Bank	N	USD 030201420410
Silver Standard US Holdings Inc.	Scotiabank Houston	711 Louisiana Street Suite 1400 Houston, TX 77002	713-752-0900	Bank	Y	USD 1011332
Silver Standard Marigold Inc.	Scotiabank Houston	711 Louisiana Street Suite 1400 Houston, TX 77002	713-752-0900	Bank	Y	USD 1011235
Intertrade Metals Limited Partnership	Scotiabank	Suite 700 – 409 Granville St. Vancouver, BC V6C 1T2	1-888-855-1234	Bank	N	USD 03020 13040 11 CAD/USD 60307184
	Raymond James	2100 – 925 West Georgia St. Vancouver, BC V6C 3L2	604-659-8090	Bank	N	USD 1H4BB0B0 CAD 1H4BB0A0
Marigold Mining Company	Wells Fargo	999 3rd Ave., 12th Floor, Seattle, WA 98104	206-292-3210	Bank	N	USD 4023916836
	Wells Fargo	999 3rd Ave., 12th Floor, Seattle, WA 98104	206-292-3210	Bank	N	USD 4121986541
	Wells Fargo	999 3rd Ave., 12th Floor, Seattle, WA 98104	206-292-3210	Bank	N	USD 4121986558
	Wells Fargo	999 3rd Ave., 12th Floor, Seattle, WA 98104	206-292-3515	Bank	N	USD 1BA60648
Mina Pirquitas, LLC	HSBC	HSBC Bank USA 452 Fifth Ave, 4th Floor New York, NY 10018	212-525-0444	Bank	N	USD 048-77089-2
	HSBC	HSBC Bank USA 452 Fifth Ave, 4th Floor New York, NY 10018	212-525-0444	Bank	N	USD 724450220 USD 724450238

22725645.15	Schedule 3.1(21) - Page 2

SCHEDULE 3.1(26)

MARIGOLD PROJECT REAL PROPERTY

Owned Real Property

Fee ownership in the following surface lands:

1.Approximately 161.33 acres within the SE1/4 § 22, T.34N., R.43E. and identified as Humboldt County Assessor’s parcel number 007-401-25 for 2013-14 and 3443-22-400-001 for 2014-15.

2.Approximately 640 acres within § 9, T.33N., R.43E. and identified as Humboldt County Assessor’s parcel number 007-461-09 for 2013-14 and 3443-09-100-001 for 2014-15 (surface only).1

3.Approximately 640 acres within § 17, T.33N., R.43E. and identified as Humboldt County Assessor's parcel number 007-461-14 for 2013-14 and 3443-17-100-001 for 2014-15 (surface only).2

4.Approximately 41.15 acres within Lot 12 § 33, T.34N., R.43E. and identified as Humboldt County Assessor’s parcel number 007-404-06 for 2013-14 and 3443-33-400-003 for 2014-15.

In addition to fee ownership in such surface lands described above, Marigold Mining Company has obtained the properties described below:

5.The following property is listed as owned real property in Schedule 5.1(a) to the Purchase and Sale Agreement among Goldcorp USA, Inc., Goldcorp Canada Ltd., Homestake Mining Company of California, and the Borrower dated as of February 3, 2014:

a.Five parcels of residential real property located in Winnemucca, Nevada and identified as follows:

(i)Approximately 0.172 acres within § 20, T.36N., R.38E., M.D.B.&M., and identified as Parcel 1 of that certain Parcel Map for H&K CONSTRUCTION, recorded in the Office of the Humboldt County Recorder on October 3, 1988, under File No. 296775, and further identified as Humboldt County Assessor’s parcel number 015-162-08 for 2013- 14 and 3638-20-302-010 for 2014-15; with property address of 621 E. Second Street, Winnemucca, Nevada;

(ii)Approximately 0.174 acres within § 20, T.36N., R.38E., M.D.B.&M., and identified as Parcel 2 of that certain Parcel Map for H&K CONSTRUCTION, recorded in the Office of the Humboldt County Recorder on October 3, 1988, under File No. 296775, and further identified as Humboldt County Assessor’s parcel number 015-162-09 for 2013- 14 and 3638-20-302-009 for 2014-15; with property address of 615 E. Second Street, Winnemucca, Nevada;

(iii)Approximately 0.186 acres within § 20, T.36N., R.38E., M.D.B.&M., and identified as Parcel 3 of that certain Parcel Map for H&K CONSTRUCTION, recorded in the Office
1 Minerals are leased under the SFP Minerals Lease.
2 Minerals are leased under the SFP Minerals Lease.

Schedule 3.1(26) - Page 1

of the Humboldt County Recorder on October 3, 1988, under File No. 296775, and further identified as Humboldt County Assessor’s parcel number 015-162-10 for 2013- 14 and 3638-20-302-008 for 2014-15; with property address of 611 E. Second Street, Winnemucca, Nevada;

(iv)Approximately 0.218 acres within § 20, T.36N., R.38E., M.D.B.&M., and identified as Parcel 4B of that certain Parcel Map for H&K CONSTRUCTION, recorded in the Office of the Humboldt County Recorder on October 12, 1988, under File No. 297139, and further identified as Humboldt County Assessor’s parcel number 015-162-11 for 2013-14 and 3638-20-302-007 for 2014-15; with property address of 605 E. Second Street, Winnemucca, Nevada; and

(v)Approximately 0.304 acres within § 20, T.36N., R.38E., M.D.B.&M., and identified as Parcel 4A of that certain Parcel Map for H&K CONSTRUCTION, recorded in the Office of the Humboldt County Recorder on October 12, 1988, under File No. 297139, and further identified as Humboldt County Assessor’s parcel number 015-162-12 for 2013-14 and 3638-20-302-006 for 2014-15; with property address of 601 E. Second Street, Winnemucca, Nevada.

b.Approximately 5 acres being Lot 1 within Block A of the Hilltop Estates Subdivision in NE1/4NW1/4 § 3, T.3IN., R.45E. and identified as Lander County Assessor’s parcel number 011-300-009.

6.The following property was obtained by Marigold Mining Company pursuant to a Grant, Bargain and Sale Deed (with reservation of royalty), dated August 25, 2014, from Newmont USA Limited (“Newmont”):

a.Parcel One: the N1/2 of § 21, T.33N., R.43E. M.D.B.&M, containing 311.45 acres more or less; and

b.Parcel Two: the W1/2SW1/4, SW1/4NW1/4, W1/2NW1/4NW1/4 and the W1/2E1/2NW1/4NW1/4 of § 29, T.33N., R.43E., M.D.B.&M (excluding any portion on which an existing open pit is situated as of August 25, 2014), containing 129.36 acres more or less.

7.The following property was obtained by Marigold Mining Company pursuant to certain Grant, Bargain and Sale Deeds, dated September 24, 2014, between Arizona West Coast Corporation, a Nevada corporation (Grantor) to Marigold Mining Company, a Nevada corporation (Grantee), recorded October 1, 2014 (at Document Nos. 2014-03192, 2014-03193, 2014-03194, 2014- 03195, 2014-03196 and 2014-03197, each in Humboldt County, NV):

a.Approximately 10.00 acres within § 33, T.34N., R.43E., M.D.B.&M. and identified as Lot 1 of that certain Parcel Map for L Bar Nevada, LLC recorded in the Office of the Humboldt County Recorder on November 7, 2008 under File No. 2008-9356, and further identified as Humboldt County Assessor’s parcel number 007-404-13 for 2013-14 and 3443-33-200-006 for 2014-15;

b.Approximately 10.00 acres within § 33, T.34N., R.43E., M.D.B.&M. and identified as Lot 2 of that certain Parcel Map for L Bar Nevada, LLC recorded in the Office of the Humboldt County Recorder on November 7, 2008 under File No. 2008-9356, and further

Schedule 3.1(26) - Page 2

identified as Humboldt County Assessor’s parcel number 007-404-12 for 2013-14 and 3443-33-200-005 for 2014-15;

c.Approximately 10.00 acres within § 33, T.34N., R.43E., M.D.B.&M. and identified as Lot 3 of that certain Parcel Map for L Bar Nevada, LLC recorded in the Office of the Humboldt County Recorder on November 7, 2008 under File No. 2008-9356, and further identified as Humboldt County Assessor’s parcel number 007-404-11 for 2013-14 and 3443-33-200-004 for 2014-15;

d.Approximately 10.00 acres within § 33, T.34N., R.43E., M.D.B.&M. and identified as Lot 4 of that certain Parcel Map for L Bar Nevada, LLC recorded in the Office of the Humboldt County Recorder on November 7, 2008 under File No. 2008-9356, and further identified as Humboldt County Assessor’s parcel number 007-404-10 for 2013-14 and 3443-33-200-003 for 2014-15;

e.Approximately 41.15 acres within § 33, T.34N., R.43E., M.D.B.&M. and identified as Lot 15 of that certain Division into Larger Parcels Map for L Bar Nevada, LLC recorded in the Office of the Humboldt County Recorder on May 26, 2006 under File No. 2006- 3372, and further identified as Humboldt County Assessor’s parcel number 007-404-09 for 2013-14 and 3443-33-200-008 for 2014-15; and

f.Approximately 40.00 acres within § 33, T.34N., R.43E., M.D.B.&M. and identified as Lot 11 of that certain Division into Larger Parcels Map for L Bar Nevada, LLC recorded in the Office of the Humboldt County Recorder on May 26, 2006 under File No. 2006- 3372, and further identified as Humboldt County Assessor’s parcel number 007-404-05 for 2013-14 and 3443-33-300-004 for 2014-15.

8.The following property was obtained by Marigold Mining Company pursuant to a Grant, Bargain and Sale Deed, executed effective September 24, 2015, from Newmont, a Delaware corporation (Grantor), to Marigold Mining Company, a Nevada corporation (Grantee), recorded October 8, 2015 (at Document No. 2015-03351 in Humboldt County, NV):

a.The S2 of Section 21, T. 33 N., R. 43 E., M.D.B. & M. containing approximately 308.73 acres more or less and referred to as Assessor’s Parcel Number is 3343-21-100-002, a parcel map of which has been recorded on June 16, 2014, file number 2014-1838;

b.The E2, E2W2, E2E2NW4NW4 of Section 29, T. 33 N., R. 43 E., M.D.B. & M. containing approximately 504.34 acres more or less and referred to as Assessor’s Parcel Number is 3343-29-100-001, a parcel map of which has been recorded on June 16, 2014, file number 2014-1838;

c.All of Section 5, T. 32 N., R. 43 E., M.D.B. & M. containing approximately 686.8 acres more or less and referred to as Assessor’s Parcel Number 3243-05-100-001; and

d.All of Section 1, T. 32 N., R. 42 E., M.D.B. & M. containing approximately 628.6 acres more or less and referred to as Assessor’s Parcel Number 3242-01-100-001.

Schedule 3.1(26) - Page 3

Owned Unpatented Mining Claims

The holder of record title to the following 277 unpatented mining claims:

BLM Serial Number	Claim Name
NMC371561	APRI # 1
NMC371562	APRI # 2
NMC371563	APRI # 3
NMC371564	APRI # 4
NMC371565	APRI # 5
NMC371566	APRI # 6
NMC371567	APRI # 7
NMC371568	APRI # 8
NMC371569	APRI # 9
NMC371570	APRI # 10
NMC371571	APRI # 11
NMC371572	APRI # 12
NMC371573	APRI # 13
NMC519580	APRI # 14
NMC552229	APRI # 15
NMC361136	VAL #237
NMC361137	VAL #238
NMC361138	VAL #239
NMC361139	VAL #240
NMC361140	VAL #241
NMC361141	VAL #242
NMC361142	VAL #243
NMC361143	VAL #244
NMC361144	VAL #245
NMC361145	VAL #246
NMC361146	VAL #247
NMC361147	VAL #248
NMC361148	VAL #249
NMC361149	VAL #250
NMC361150	VAL #251
NMC361151	VAL #252
NMC361152	VAL #253
NMC361153	VAL #254
NMC361154	VAL #255
NMC361155	VAL #256
NMC361156	VAL #257
NMC361157	VAL #258
NMC361158	VAL #259
NMC361159	VAL #260
NMC361160	VAL #261
NMC361161	VAL #262
NMC600391	VAL #1013
NMC600392	VAL #1014
NMC600393	VAL #1015

Schedule 3.1(26) - Page 4

BLM Serial Number	Claim Name
NMC600394	VAL #1016
NMC600395	VAL #1017
NMC600396	VAL #1018
NMC600397	VAL #1019
NMC600398	VAL #1020
NMC600399	VAL #1021
NMC600400	VAL #1022
NMC600401	VAL #1023
NMC600402	VAL #1024
NMC371574	TYLER # 1
NMC371575	TYLER # 2
NMC371576	TYLER # 3
NMC371577	TYLER # 4
NMC371578	TYLER # 5
NMC371579	TYLER # 6
NMC371580	TYLER # 7
NMC371581	TYLER # 8
NMC371582	TYLER # 9
NMC371583	TYLER # 10
NMC371584	TYLER # 11
NMC371585	TYLER # 12
NMC371586	TYLER # 13
NMC371587	TYLER # 14
NMC371588	TYLER # 15
NMC371589	TYLER # 16
NMC371590	TYLER # 17
NMC371591	TYLER # 18
NMC371592	TYLER # 19
NMC371593	TYLER # 20
NMC371594	TYLER # 21
NMC371595	TYLER # 22
NMC371596	TYLER # 23
NMC371597	TYLER # 24
NMC371598	TYLER # 25
NMC371599	TYLER # 26
NMC371600	TYLER # 27
NMC371601	TYLER # 28
NMC371602	TYLER # 29
NMC371603	TYLER # 30
NMC371604	TYLER # 31
NMC371605	TYLER # 32
NMC371606	TYLER # 33
NMC371607	TYLER # 34
NMC371608	TYLER # 35
NMC371609	TYLER # 36
NMC454876	REMARY #237
NMC454877	REMARY #238
NMC454878	REMARY #239

Schedule 3.1(26) - Page 5

BLM Serial Number	Claim Name
NMC454879	REMARY #240
NMC454880	REMARY #241
NMC454881	REMARY #242
NMC454882	REMARY #243
NMC454883	REMARY #244
NMC454884	REMARY #245
NMC454885	REMARY #246
NMC454886	REMARY #247
NMC454887	REMARY #248
NMC454888	REMARY #249
NMC454889	REMARY #250
NMC454890	REMARY #251
NMC454891	REMARY #252
NMC454892	REMARY #253
NMC454893	REMARY #254
NMC454894	REMARY #255
NMC454895	REMARY #256
NMC454896	REMARY #257
NMC454897	REMARY #258
NMC454898	REMARY #259
NMC454899	REMARY #260
NMC454900	REMARY #261
NMC454901	REMARY #262
NMC454902	REMARY #263
NMC454903	REMARY #264
NMC454904	REMARY #265
NMC454905	REMARY #266
NMC454906	REMARY #267
NMC454907	REMARY #268
NMC454908	REMARY #269
NMC454909	REMARY #270
NMC454910	REMARY #271
NMC454911	REMARY #272
NMC552228	REMARY FRACTION
NMC359040	MARY # 73
NMC359041	MARY # 74
NMC359042	MARY # 75
NMC359043	MARY # 76
NMC359044	MARY # 77
NMC359045	MARY # 78
NMC359046	MARY # 79
NMC359047	MARY # 80
NMC359048	MARY # 81
NMC359049	MARY # 82
NMC359050	MARY # 83
NMC359051	MARY # 84
NMC359052	MARY # 85
NMC359053	MARY # 86

Schedule 3.1(26) - Page 6

BLM Serial Number	Claim Name
NMC359054	MARY # 87
NMC359055	MARY # 88
NMC359056	MARY # 89
NMC359057	MARY # 90
NMC400277	HS #123
NMC400278	HS #124
NMC400279	HS #125
NMC400280	HS #126
NMC400281	HS #127
NMC400282	HS #128
NMC400283	HS #129
NMC400284	HS #130
NMC400285	HS #131
NMC400286	HS #132
NMC400287	HS #133
NMC400288	HS #134
NMC400289	HS #134A
NMC358968	MARY# 1
NMC358969	MARY# 2
NMC358970	MARY# 3
NMC358971	MARY# 4
NMC358972	MARY# 5
NMC358973	MARY# 6
NMC358974	MARY# 7
NMC358975	MARY# 8
NMC358976	MARY# 9
NMC358977	MARY # 10
NMC358978	MARY # 11
NMC358979	MARY # 12
NMC358980	MARY # 13
NMC358981	MARY # 14
NMC358982	MARY # 15
NMC358983	MARY # 16
NMC358984	MARY # 17
NMC358985	MARY # 18
NMC358986	MARY # 19
NMC358987	MARY # 20
NMC358988	MARY # 21
NMC358889	MARY # 22
NMC358990	MARY # 23
NMC358991	MARY # 24
NMC358992	MARY # 25
NMC358993	MARY # 26
NMC358994	MARY # 27
NMC358995	MARY # 28
NMC358996	MARY # 29
NMC358997	MARY # 30
NMC358998	MARY # 31

Schedule 3.1(26) - Page 7

BLM Serial Number	Claim Name
NMC358999	MARY # 32
NMC359000	MARY # 33
NMC359001	MARY # 34
NMC359002	MARY # 35
NMC359003	MARY # 36
NMC371610	BONZ # 1
NMC371612	BONZ # 3
NMC371614	BONZ # 5
NMC371616	BONZ # 7
NMC371618	BONZ # 9
NMC371619	BONZ # 10
NMC371620	BONZ # 11
NMC371621	BONZ # 12
NMC371622	BONZ # 13
NMC371623	BONZ # 14
NMC371624	BONZ # 15
NMC371625	BONZ # 16
NMC371626	BONZ # 17
NMC371627	BONZ # 18
NMC371630	BONZ # 21
NMC371631	BONZ # 22
NMC371632	BONZ # 23
NMC371633	BONZ # 24
NMC371634	BONZ # 25
NMC371635	BONZ # 26
NMC371636	BONZ # 27
NMC371637	BONZ # 28
NMC371638	BONZ # 29
NMC371639	BONZ # 30
NMC451485	BONZ # 33
NMC451486	BONZ # 34
NMC451487	BONZ # 35
NMC451488	BONZ # 36
NMC487422	REBONZ # 2
NMC487423	REBONZ # 4
NMC487424	REBONZ # 6
NMC487425	REBONZ # 8
NMC487426	REBONZ # 19
NMC487427	REBONZ # 20
NMC487428	REBONZ # 31
NMC524363	REBONZ # 32
NMC362237	LCL # 1
NMC362238	LCL # 2
NMC362239	LCL # 3
NMC362240	LCL # 4
NMC362241	LCL # 5
NMC362242	LCL # 6
NMC362243	LCL # 7

Schedule 3.1(26) - Page 8

BLM Serial Number	Claim Name
NMC362244	LCL # 8
NMC362245	LCL # 9
NMC362246	LCL #10
NMC362247	LCL #11
NMC362248	LCL #12
NMC362249	LCL #13
NMC362250	LCL #14
NMC362251	LCL #15
NMC362252	LCL #16
NMC362253	LCL #17
NMC362254	LCL #18
NMC362255	LCL #19
NMC362256	LCL #20
NMC362257	LCL #21
NMC362258	LCL #22
NMC362259	LCL #23
NMC362260	LCL #24
NMC362261	LCL #25
NMC362262	LCL #26
NMC362263	LCL #27
NMC362264	LCL #28
NMC362265	LCL #29
NMC362266	LCL #30
NMC362267	LCL #31
NMC362268	LCL #32
NMC362269	LCL #33
NMC362270	LCL #34
NMC362271	LCL #35
NMC362272	LCL #36
NMC684371	EJM 1
NMC684372	EJM 2
NMC684373	EJM 3
NMC684374	EJM 4
NMC684375	EJM 5
NMC684376	EJM 6
NMC684377	EJM 7
NMC684378	EJM 8
NMC684379	EJM 9
NMC684380	EJM 10
NMC684381	EJM 11
NMC684382	EJM 12

Schedule 3.1(26) - Page 9

Leased Unpatented Mining Claims

1.Decker Lease

The Decker Lease provides for the lease of the following 170 unpatented mining claims generally located in § 24, T.33N., R.42E. and §§ 6, 18, 19, 20, 30, T.33N., R.43E., Humboldt County, Nevada (noting that the E1/2NW1/4 of § 30, T.33N., R.43E. is privately owned by others):

a.Red and Kit Unpatented Mining Claims (161 claims)

BLM Serial Number	Claim Name
NMC48409	RED # 21
NMC48410	RED # 22
NMC48411	RED # 23
NMC48412	RED # 24
NMC48415	RED # 27
NMC48416	RED # 28
NMC48417	RED # 29
NMC48418	RED # 30
NMC48419	RED # 31
NMC48420	RED # 32
NMC48421	RED # 33
NMC48422	RED # 34
NMC48423	RED # 35
NMC48424	RED # 36
NMC48425	RED # 37
NMC48426	RED # 38
NMC56187	RED # 39
NMC56188	RED # 40
NMC56189	RED # 41
NMC56190	RED # 42
NMC56191	RED # 43
NMC56192	RED # 44
NMC56193	RED # 45
NMC56194	RED # 46
NMC56195	RED # 47
NMC56196	RED # 48
NMC56197	RED # 49
NMC56198	RED # 50
NMC56199	RED # 52
NMC56200	RED # 53
NMC56201	RED # 54
NMC56202	RED # 55
NMC56203	RED # 56
NMC56204	RED # 57
NMC56205	RED # 58
NMC56206	RED # 59
NMC56207	RED # 60
NMC56208	RED # 61

Schedule 3.1(26) - Page 10

BLM Serial Number	Claim Name
NMC56209	RED # 62
NMC56210	RED # 63
NMC56211	RED # 64
NMC56212	RED # 65
NMC56213	RED # 66
NMC56214	RED # 67
NMC56215	RED # 68
NMC56216	RED # 69
NMC271665	RED #201
NMC271666	RED #202
NMC271667	RED #203
NMC271668	RED #204
NMC271669	RED #205
NMC271670	RED #206
NMC271671	RED #207
NMC271672	RED #208
NMC271673	RED #209
NMC271674	RED #210
NMC271675	RED #211
NMC271676	RED #212
NMC271677	RED #213
NMC271678	RED #214
NMC271679	RED #215
NMC271680	RED #216
NMC271681	RED #217
NMC271682	RED #218
NMC271683	RED #219
NMC271684	RED #220
NMC271685	RED #221
NMC271686	RED #222
NMC271687	RED #223
NMC271688	RFD #224
NMC271689	RED #601
NMC271690	RED #602
NMC271691	RED #603
NMC271692	RED #604
NMC271693	RED #605
NMC271694	RED #606
NMC271695	RED #607
NMC271696	RED #608
NMC271697	RED #609
NMC271698	RED #610
NMC271699	RED #611
NMC271700	RED #612
NMC271701	RED #613
NMC271702	RED #614
NMC271703	RED #615
NMC271704	RED #616

Schedule 3.1(26) - Page 11

BLM Serial Number	Claim Name
NMC271705	RED #617
NMC271706	RED #618
NMC271707	RED #619
NMC271708	RED #620
NMC271709	RED #621
NMC271710	RED #622
NMC271711	RED #623
NMC271712	RED #624
NMC271713	RED #625
NMC271714	RED #626
NMC271715	RED #627
NMC271716	RED #628
NMC365642	KIT # 1
NMC365643	KIT # 2
NMC365644	KIT # 3
NMC365645	KIT # 4
NMC365646	KIT # 5
NMC365647	KIT # 6
NMC365648	KIT # 7
NMC365649	KIT # 8
NMC365650	KIT # 9
NMC365651	KIT # 10
NMC365652	KIT # 11
NMC365653	KIT # 12
NMC365654	KIT # 13
NMC365655	KIT # 14
NMC365656	KIT # 15
NMC365657	KIT # 16
NMC365658	KIT # 17
NMC365659	KIT # 18
NMC365660	KIT # 19
NMC365661	KIT # 20
NMC365662	KIT # 21
NMC365663	KIT # 22
NMC365664	KIT # 23
NMC365665	KIT # 24
NMC365666	KIT # 25
NMC365667	KIT # 26
NMC365668	KIT # 27
NMC365669	KIT # 28
NMC365670	KIT # 29
NMC365671	KIT # 30
NMC365672	KIT # 31
NMC365673	KIT # 32
NMC365674	KIT # 33
NMC365675	KIT # 34
NMC365676	KIT # 35
NMC365677	KIT # 36

Schedule 3.1(26) - Page 12

BLM Serial Number	Claim Name
NMC678030	RED 1801A
NMC678031	RED 1802A
NMC678032	RED 1803A
NMC678033	RED 1804A
NMC678034	RED 1805A
NMC678035	RED 1806A
NMC678036	RED 1807A
NMC678037	RED 1808A
NMC678038	RED 1809A
NMC678039	RED 1810A
NMC678040	RED 1811A
NMC678041	RED 1812A
NMC678042	RED 1813A
NMC678043	RED 1814A
NMC678044	RED 1815A
NMC678045	RED 1816A
NMC678046	RED 1817A
NMC678047	RED 1818A
NMC678055	RED 1826A
NMC678056	RED 1827A
NMC678057	RED 1828A
NMC678058	RED 1829A
NMC678059	RED 1830A
NMC678060	RED 1831A
NMC678061	RED 1832A
NMC678062	RED 1833A
NMC678063	RED 1834A

b.Red #23A Unpatented Mining Claim

BLM Serial Number	Claim Name
NMC552226	RED # 23A

c.Red #24A Unpatented Mining Claim

BLM Serial Number	Claim Name
NMC552227	RED # 24A

d.Nured Unpatented Mining Claims (7 claims)

BLM Serial Number	Claim Name
NMC871541	NURED 1819
NMC871542	NURED 1820
NMC871543	NURED 1821
NMC871544	NURED 1822
NMC871545	NURED 1823
NMC871546	NURED 1824
NMC871547	NURED 1825

Schedule 3.1(26) - Page 13

2.Vek and Andrus Lease

The Vek and Andrus Lease provides for the lease of the following 205 unpatented mining claims and unpatented millsite claims generally located in § 36, T.33N., R.42E.; § 6, T.32N., R.43E.; § 8, T.33N., R.43E.; and §§ 30 and 32, T.34N., R.44E, Humboldt County, Nevada:

a.COT and VAL Unpatented Mining Claims (134 claims)

BLM Serial Number	Claim Name
NMC271972	COT # 1
NMC271973	COT # 2
NMC271974	COT # 3
NMC271975	COT # 4
NMC271976	COT # 5
NMC271977	COT # 6
NMC271978	COT # 7
NMC271979	COT # 8
NMC271980	COT # 9
NMC271981	COT # 10
NMC271982	COT # 11
NMC271983	COT # 12
NMC271984	COT # 13
NMC271985	COT # 14
NMC271986	COT # 15
NMC271987	COT # 16
NMC271988	COT # 17
NMC271989	COT # 18
NMC271990	COT # 19
NMC271991	COT # 20
NMC271992	COT # 21
NMC271993	COT # 22
NMC271994	COT # 23
NMC271995	COT # 24
NMC271996	COT # 25
NMC271997	COT # 26
NMC271998	COT # 27
NMC271999	COT # 28
NMC272000	COT # 29
NMC272001	COT # 30
NMC272002	COT # 31
NMC272003	COT # 32
NMC272004	COT # 33
NMC272005	COT # 34
NMC272006	COT # 35
NMC272007	COT # 36
NMC275733	COT # 38
NMC275750	COT # 55
NMC275751	COT # 56
NMC275752	COT # 57

Schedule 3.1(26) - Page 14

BLM Serial Number	Claim Name
NMC275753	COT # 58
NMC275755	COT # 60
NMC275757	COT # 62
NMC275759	COT # 64
NMC275760	COT # 65
NMC275761	COT # 66
NMC275762	COT # 67
NMC275763	COT # 68
NMC275764	COT # 69
NMC275765	COT # 70
NMC275766	COT # 71
NMC275767	COT # 72
NMC342068	COT #73
NMC342069	COT #74
NMC342070	COT #75
NMC342071	COT #76
NMC297554	VAL # 1
NMC297555	VAL # 2
NMC297556	VAL # 3
NMC297557	VAL # 4
NMC297558	VAL # 5
NMC297559	VAL # 6
NMC297560	VAL # 7
NMC297561	VAL # 8
NMC297562	VAL # 9
NMC297563	VAL # 10
NMC297564	VAL # 11
NMC297565	VAL # 12
NMC297566	VAL # 13
NMC297567	VAL # 14
NMC297568	VAL # 15
NMC297569	VAL # 16
NMC297570	VAL # 17
NMC297571	VAL # 18
NMC347463	VAL # 19
NMC347464	VAL # 20
NMC347465	VAL # 21
NMC347466	VAL # 22
NMC347467	VAL # 23
NMC347468	VAL # 24
NMC347469	VAL # 25
NMC347470	VAL # 26
NMC347471	VAL # 27
NMC347472	VAL # 28
NMC347473	VAL # 29
NMC347474	VAL # 30
NMC347475	VAL # 31
NMC297572	VAL # 37

Schedule 3.1(26) - Page 15

BLM Serial Number	Claim Name
NMC297573	VAL # 38
NMC297574	VAL # 39
NMC297575	VAL # 40
NMC297576	VAL # 41
NMC297577	VAL # 42
NMC297578	VAL # 43
NMC297579	VAL # 44
NMC297580	VAL # 45
NMC297581	VAL # 46
NMC297582	VAL # 47
NMC297583	VAL # 48
NMC297584	VAL # 49
NMC297585	VAL # 50
NMC297586	VAL # 51
NMC297587	VAL # 52
NMC297588	VAL # 53
NMC297589	VAL # 54
NMC297590	VAL # 55
NMC297591	VAL # 56
NMC297592	VAL # 57
NMC297593	VAL # 58
NMC297594	VAL # 59
NMC297595	VAL # 60
NMC297596	VAL # 61
NMC297597	VAL # 62
NMC297598	VAL # 63
NMC297599	VAL # 64
NMC297600	VAL # 65
NMC297601	VAL # 66
NMC297602	VAL # 67
NMC297603	VAL # 68
NMC297604	VAL # 69
NMC297605	VAL # 70
NMC297606	VAL # 71
NMC297607	VAL # 72
NMC361164	COT FRAC # 1
NMC361165	COT FRAC # 2
NMC361166	COT FRAC # 3
NMC361167	COT FRAC # 4
NMC361168	COT FRAC # 5
NMC361169	COT FRAC # 6
NMC361170	COT FRAC # 7
NMC361171	COT FRAC # 8
NMC361172	COT FRAC # 9
NMC371559	COT # 75A
NMC371560	COT # 76A

Schedule 3.1(26) - Page 16

b.RECOT Unpatented Mining Claims and GMMCMS Unpatented Millsite Claims (71 claims) (* denotes millsite claims)

BLM Serial Number	Claim Name
NMC822614	RECOT 37
NMC822615	RECOT 39
NMC822616	RECOT 40
NMC822617	RECOT 41
NMC822618	RECOT 42
NMC822619	RECOT 43
NMC822620	RECOT 45
NMC822621	RECOT 47
NMC822622	RECOT 50
NMC822623	RECOT 51
NMC822624	RECOT 52
NMC822625	RECOT 53
NMC822626	RECOT 54
NMC822627	RECOT 59
NMC822628	RECOT 61
NMC822629	RECOT 63
NMC822630	RECOT 63B
NMC822560 *	GMMCMS 1
NMC822561 *	GMMCMS 2
NMC822562 *	GMMCMS 3
NMC822563 *	GMMCMS 4
NMC822564 *	GMMCMS 5
NMC822565 *	GMMCMS 6
NMC822566 *	GMMCMS 7
NMC822567 *	GMMCMS 8
NMC822568 *	GMMCMS 9
NMC822569 *	GMMCMS 10
NMC822570 *	GMMCMS 11
NMC822571 *	GMMCMS 12
NMC822572 *	GMMCMS 13
NMC822573 *	GMMCMS 14
NMC822574 *	GMMCMS 15
NMC822575 *	GMMCMS 16
NMC822576 *	GMMCMS 17
NMC822577 *	GMMCMS 18
NMC822578 *	GMMCMS 19
NMC822579 *	GMMCMS 20
NMC822580 *	GMMCMS 21
NMC822581 *	GMMCMS 22
NMC822582 *	GMMCMS 23
NMC822583 *	GMMCMS 24
NMC822584 *	GMMCMS 25
NMC822585 *	GMMCMS 26
NMC822586 *	GMMCMS 27
NMC822587 *	GMMCMS 28

Schedule 3.1(26) - Page 17

BLM Serial Number	Claim Name
NMC822588 *	GMMCMS 29
NMC822589 *	GMMCMS 30
NMC822590 *	GMMCMS 31
NMC822591 *	GMMCMS 32
NMC822592 *	GMMCMS 33
NMC822593 *	GMMCMS 34
NMC822594 *	GMMCMS 35
NMC822595 *	GMMCMS 36
NMC822596 *	GMMCMS 37
NMC822597 *	GMMCMS 38
NMC822598 *	GMMCMS 39
NMC822599 *	GMMCMS 40
NMC822600 *	GMMCMS 41
NMC822601 *	GMMCMS 42
NMC822602 *	GMMCMS 43
NMC822603 *	GMMCMS 44
NMC822604 *	GMMCMS 45
NMC822605 *	GMMCMS 46
NMC822606 *	GMMCMS 47
NMC822607 *	GMMCMS 48
NMC822608 *	GMMCMS 49
NMC822609 *	GMMCMS 50
NMC822610 *	GMMCMS 51
NMC822611 *	GMMCMS 52
NMC822612 *	GMMCMS 53
NMC822613 *	GMMCMS 54

3.Euro-Nevada Lease

The Euro-Nevada Lease provides for the lease of the following 36 unpatented mining claims generally located in § 10, T.33N., R.43E, Humboldt County, Nevada:

BLM Serial Number	Claim Name
NMC373649	SAR# 37
NMC373650	SAR# 38
NMC373651	SAR# 39
NMC373652	SAR# 40
NMC373653	SAR# 41
NMC373654	SAR# 42
NMC373655	SAR# 43
NMC373656	SAR# 44
NMC373657	SAR# 45
NMC373658	SAR# 46
NMC373659	SAR# 47
NMC373660	SAR# 48
NMC373661	SAR# 49
NMC373662	SAR# 50
NMC373663	SAR# 51

Schedule 3.1(26) - Page 18

BLM Serial Number	Claim Name
NMC373664	SAR# 52
NMC373665	SAR# 53
NMC373666	SAR# 54
NMC373667	SAR# 55
NMC373668	SAR# 56
NMC373669	SAR# 57
NMC373670	SAR# 58
NMC373671	SAR# 59
NMC373672	SAR# 60
NMC373673	SAR# 61
NMC373674	SAR# 62
NMC373675	SAR# 63
NMC373676	SAR# 64
NMC373677	SAR# 65
NMC373678	SAR# 66
NMC373679	SAR# 67
NMC373680	SAR# 68
NMC373681	SAR# 69
NMC373682	SAR# 70
NMC373683	SAR# 71
NMC373684	SAR# 72

4.Nevada North Lease

The Nevada North Lease provides for the lease of the following 12 unpatented mining claims generally located in § 6 (S2NE4, N2SE4, SE4SE4), T.32N., R.43E, Humboldt County, Nevada:

BLM Serial Number	Claim Name
NMC409224	BC- 1
NMC409225	BC- 2
NMC409226	BC- 3
NMC409227	BC- 4
NMC409228	BC- 5
NMC409229	BC- 6
NMC409230	BC- 7
NMC409231	BC- 8
NMC409232	BC- 9
NMC409233	BC-10
NMC409234	BC-11
NMC409235	BC-12

5.Franco-Nevada Lease

The Franco-Nevada Lease provides for the lease of the following 82 unpatented mining claims generally located in § 28, 32, T33.N., R.43E, Humboldt County, Nevada:

BLM Serial Number	Claim Name
NMC379514	N - 1

Schedule 3.1(26) - Page 19

BLM Serial Number	Claim Name
NMC379515	N - 2
NMC379516	N - 3
NMC379517	N - 4
NMC379518	N - 5
NMC379519	N - 6
NMC379520	N - 7
NMC379521	N - 8
NMC379522	N - 9
NMC379523	N - 10
NMC379524	N - 11
NMC379525	N - 12
NMC379526	N - 13
NMC379527	N - 14
NMC379528	N - 15
NMC379529	N - 16
NMC379530	N - 17
NMC379531	N - 18
NMC379532	N - 19
NMC379533	N - 20
NMC379534	N - 21
NMC379535	N - 22
NMC379536	N - 23
NMC379537	N - 24
NMC379538	N - 25
NMC379539	N - 26
NMC379540	N - 27
NMC379541	N - 28
NMC379542	N - 29
NMC379543	N - 30
NMC379544	N - 31
NMC379545	N - 32
NMC379546	N - 33
NMC379547	N - 34
NMC379548	N - 35
NMC379549	N - 36
NMC379550	N - 37
NMC379551	N - 38
NMC379552	N - 39
NMC379553	N - 40
NMC379554	N - 41
NMC379555	N - 42
NMC379556	N - 43
NMC379557	N - 44
NMC379558	N - 45
NMC379559	N - 46
NMC379560	N - 47
NMC379561	N - 48
NMC379562	N - 49

Schedule 3.1(26) - Page 20

BLM Serial Number	Claim Name
NMC379563	N - 50
NMC379564	N - 51
NMC379565	N - 52
NMC379566	N - 53
NMC379567	N - 54
NMC379568	N - 55
NMC379569	N - 56
NMC379570	N - 57
NMC379571	N - 58
NMC379572	N - 59
NMC379573	N - 60
NMC379574	N - 61
NMC379575	N - 62
NMC379576	N - 63
NMC379577	N - 64
NMC379578	N - 65
NMC379579	N - 66
NMC379580	N - 67
NMC379581	N - 68
NMC379582	N - 69
NMC379583	N - 70
NMC379584	N - 71
NMC379585	N - 72
NMC623992	N - 109
NMC623993	N - 110
NMC623994	N - 111
NMC623995	N - 112
NMC676435	N - 20A
NMC676436	N - 22A
NMC676437	N - 28A
NMC676438	N - 29A
NMC676439	N - 30A
NMC676440	N - 31A

Leased Real Property

1.SFP Minerals Lease3

a.Approximately 649.00 acres within the All of § 5, T.33N., R.43E., M.D.B.&M., and identified as Humboldt County Assessor’s parcel number 007-461-02 for 2013-14 and 3343- 05-100-001 for 2014-15;

b.Approximately 640.00 acres within the All of § 9, T.33N., R.43E., M.D.B.&M., and identified as Humboldt County Assessor’s parcel number 007-461-09 for 2013-14 and 3343- 09-100-001 for 2014-15;

3 For §§ 9 and 17 (items 1.a. and b.), the SFP Minerals Lease covers mineral rights only. MMC owns the surface rights in these sections. See items 2 and 3 above under the heading “Owned Real Property”.

Schedule 3.1(26) - Page 21

c.Approximately 649.00 acres within the All of § 17, T.33N., R.43E., M.D.B.&M., and identified as Humboldt County Assessor’s parcel number 007-461-14 for 2013-14 and 3343- 17-100-001 for 2014-15; and

d.Approximately 631.00 acres within the All of § 31, T.33N., R.43E., M.D.B.&M., and identified as Humboldt County Assessor’s parcel number 007-461-31 for 2013-14 and 3343- 31-100-001 for 2014-15.

2.SPLC Lease and SPLC Sublease (New Nevada Lands, LLC, as lessor, and Newmont, as lessee and sublessor)

a.Approximately 640.00 acres within the All of § 29, T.34N., R.43E., M.D.B.&M., and identified as Humboldt County Assessor’s parcel number 007-401-29 for 2013-14 and 3443- 29-100-001 for 2014-15; and

b.Approximately 640.00 acres within the All of § 33,4 T.34N., R.43E., M.D.B.&M., and identified as Humboldt County Assessor’s parcel numbers 007-403-01 through 007-403-05, 007-403-07 through 007-403-10, 007-404-01, 007-404-03 through 007-404-13 for 2013-14 and 3443-33-100-001 through 3443-33-100-005, 3443-33-200-001 through 3443-33-200- 008, 3443-33-300-001 through 3443-33-300-004, 3443-33-400-001 through 3443-33-400- 003 for 2014-15;

3.SPLC Sublease (now lease with Franco-Nevada U.S. Corporation, as lessor)

a.Approximately 653.60 acres within the All of § 1, T.33N., R.42E., M.D.B.&M., and identified as Humboldt County Assessor’s parcel number 007-451-06 for 2013-14 and 3342- 01-100-001 for 2014-15;

b.Approximately 640.00 acres within the All of § 13, T.34N., R.42E., M.D.B.&M., and identified as Humboldt County Assessor’s parcel number 007-451-18 for 2013-14 and 3342- 13-100-001 for 2014-15;

c.Approximately 640.00 acres within the All of § 25, T.34N., R.42E., M.D.B.&M., and identified as Humboldt County Assessor’s parcel number 007-451-30 for 2013-14 and 3342- 25-100-001 for 2014-15;

d.Approximately 625.80 acres within the All of § 7, T.33N., R.43E., M.D.B.&M., and identified as Humboldt County Assessor’s parcel number 007-461-07 for 2013-14 and 3343- 07-100-001 for 2014-15;

e.Approximately 620.00 acres within the All of § 19, T.34N., R.43E., M.D.B.&M., and identified as Humboldt County Assessor’s parcel number 007-401-21 for 2013-14 and 3443- 19-100-001 for 2014-15; and

f.Approximately 625.38 acres within the All of § 31, T.34N., R.43E., M.D.B.&M., and identified as Humboldt County Assessor’s parcel number 007-401-36 for 2013-14 and 3443- 31-100-001 for 2014-15.

4 For § 33, the SPLC Lease and SPLC Sublease are for minerals only. MMC owns surface rights in § 33. See item 4 above under the heading “Owned Real Property”.

Schedule 3.1(26) - Page 22

4.UNR Lease

Approximately 628.00 acres within the All of § 19, T.33N., R.43E., M.D.B.&M., and identified as Humboldt County Assessor’s parcel number 007-461-19 for 2013-14 and 3343-19-100-001 for 2014-15.

5.New Nevada 2012 Lease

Mineral interests owned by New Nevada Resources, LLC, and surface estate owned by New Nevada Lands, LLC, and leased under the New Nevada 2012 Lease.

T33N, R 43E, MDM.
Section 33, All (Approximately 640.00 acres, surface estate owned by New Nevada Lands, LLC)

6.New Nevada 2014 Lease

Mineral interests owned by New Nevada Resources, LLC, and certain surface estate owned by New Nevada Lands, LLC, and leased under the New Nevada 2014 Lease.

T33N, R 42E, MDM.
Section 11, All (Approximately 640.00 acres, surface estate owned by New Nevada Lands, LLC) Section 23, All (Approximately 640.00 acres, surface estate owned by KH Investors, LLC) Section 35, All (Approximately 640.00 acres, surface estate owned by Finance All, LLC)

Schedule 3.1(26) - Page 23

SCHEDULE 3.1(27)

MARIGOLD PROJECT LEASES

Material Leasehold Interests

1.The Decker Lease.

2.The Vek and Andrus Lease.

3.The SFP Minerals Lease.

4.The UNR Lease.

Other Marigold Project Leases

5.Lease Agreement, made and entered into as of August 1, 1988, by and between Euro-Nevada Mining Corp., Inc., a Nevada corporation, as lessor, and Rayrock Mines, Inc., a Nevada corporation, doing business as Cordex Exploration Co., as lessee, as amended by a first amendment to lease agreement dated September 25, 1991 and an assignment and second amendment to lease agreement dated July 31, 1993 (collectively, the “Euro-Nevada Lease”).

6.Minerals Lease, dated and effective as of February 19, 1986, by and between Southern Pacific Land Company, as lessor, and SFP Minerals Corporation, as lessee (collectively, the “SPLC Lease”).

7.Minerals Sublease, dated and effective April 30, 1986, by and between SFP Minerals Corporation, a Delaware corporation, as sublessor, and Santa Fe Pacific Mining, Inc., a Kansas corporation, as sublessee, as amended by a modification of sublease dated March 31, 1992 (collectively, the “SPLC Sublease”).

8.Mining lease made effective October 16, 2012 by and between New Nevada Lands, LLC, a Mississippi limited liability company and New Nevada Resources, LLC, a Florida limited liability company, as successors-in-interest of Nevada Land and Resource Company, LLC, as lessor, and Newmont, doing business as Newmont Mining Corporation, as lessee (the “New Nevada 2012 Lease”).

9.Mining lease made effective as of December 3, 2014 by and between New Nevada Resources, LLC, a Florida limited liability company and New Nevada Lands, LLC, a Mississippi limited liability company, as successors-in-interest of Nevada Land and Resource Company, LLC, as lessor, and Newmont, as lessee (the “New Nevada 2014 Lease”).

10.Mining lease made effective as of December 20, 1994, by and between Nevada North Resources (U.S.A.), Inc., a Nevada corporation, as lessor, and Sante Fe Pacific Gold Corporation, a Delaware corporation, as lessee, as amended by an amendment to mining lease made effective as of June 1, 2001, and a second amendment to mining lease made effective June 1, 2014 (collectively, the “Nevada North Lease”).

Schedule 3.1(27) - Page 1

11.Mining lease and agreement made effective June 5, 1987, between Donald J. Decker and Suzanne R. Decker, as lessors, and Welcome North Mines (U.S.) Inc. and Nevada North Resources (U.S.A.) Inc., as lessee, as amended by a first amendment to mining lease and agreement executed November 30, 1992 and a second amendment to mining lease and agreement made and entered into April 22, 1994 (collectively, the “Franco-Nevada Lease”).

Schedule 3.1(27) - Page 2

SCHEDULE 3.1(28)

MARIGOLD PROJECT AUTHORIZATIONS

Permit Name	Permit Number
Plan of Operations	N26-88-005P
Reclamation Permit and Bond	0108
Water Pollution Control Permit (including Petroleum Contaminated Soils Permit)	NEV0088040
Stormwater General Discharge Permit	NVR300000
Title V Air Quality Operating Permit	AP1041-2967[2]
Class II Air Quality Operating Permit	AP1041-0158.03[1,2]
Mercury Operating Permit to Construct: Phase II (air)	AP1041-2254
EPA/RCRA ID	NVD986766954
Industrial Artificial Pond Permit	S-36663
Jurisdictional Waters of the U.S. Determination	N/A (no jurisdictional waters)
Class III Landfill Waiver	SW337 SW1764
Hazardous Materials Permit (State of Nevada)	58489
BATF License	9-NV-013-20-70-00359
Potable Water Permit	HU-1103-NTNC
Septic Permit	GNEVOSDS09-0016[1] GNEVOSDS09-S0341[1]
Radio Licenses	WNPA726 WNUV910 WPMF419 WQVA510 WQVA548 WQVA551
DOT Hazardous Materials Registration	061515552 078XZ
Liquefied Petroleum Gas – Class 5 License	5-3482-01
Radiation Producing Machine Registration	00-06-4606-02
Trout Creek Dam Permit (including Dam/Impoundment Permit)	J-666
Water Rights	3691 (Certificate 583) Permanent Change Application 832562 76425 76455-76462

Schedule 3.1(28) - Page 1

85909T
County Conditional Use Permit	UH-15-07
MSHA ID	26-02081

Notes:
1.As of the date hereof, permit is in the renewal process.
2.As of the date hereof, permit is pending with the State of Nevada.

Schedule 3.1(28) - Page 2

SCHEDULE 3.1(32)

EXISTING ROYALTY AGREEMENTS

EXISTING ROYALTY AGREEMENT	MINIMUM ANNUAL ROYALTY/ADVANCE ROYALTY	PRODUCTION ROYALTY
1. The Decker Lease	Minimum annual royalty of $60,000, payable in $5,000 monthly installments for the remainder of the term of the Decker Lease.
Gross production royalty on ores mined from the Claims (as defined in the Decker Lease) and the University Lands (as defined in the Decker Lease) and processed based on the price of gold as follows:

*Note: The “University Lands” refers to the lands subject to the UNR Lease.

2. The Vek and Andrus Lease
$160,000 on each anniversary (after, and including, the fifth anniversary) of the Vek and Andrus Lease.

The amount of advance royalties shall be subject to adjustment in an amount equal to the change in the Producer Price Index for Industrial Commodities (1967=100%)

If and when the lessee commences production of metals and minerals, the lessee shall pay the lessor a production royalty of 5% of the net mint or smelter returns (as defined in the Vek and Andrus Lease) upon all metals, ores, minerals and mineral substances (or concentrates produced therefrom by lessee) produced, sold and shipped from the Subject Property (as defined in the Vek and Andrus Lease), until the lessor has received $1,500,000 from all payments (advance and production), and a production royalty of 3% thereafter. The current production royalty under the Vek and Andrus Lease is 3% of the net mint or smelter returns.

Schedule 3.1(32) - Page 1

EXISTING ROYALTY AGREEMENT	MINIMUM ANNUAL ROYALTY/ADVANCE ROYALTY	PRODUCTION ROYALTY
3. The SFP Minerals Lease
Lessee shall pay lessor an advance royalty payment annually on the anniversary date and on each succeeding anniversary date of $20/acre for the Leased Premises (as defined in the SFP Minerals Lease) that are subject to the SFP Minerals Lease.

In the event lessee removes Minerals (as defined in the SFP Minerals Lease) from the Leased Premises, lessee shall pay to lessor production royalty equal to 5% of the Net Returns (as defined in the SFP Minerals Lease) of the Minerals mined and removed.

4. The UNR Lease
Lessee agrees to pay to the lessor advance royalties of $50,000 on the 1st day of August while the UNR Lease is in effect. The advance royalty is subject to annual adjustment based on changes in the Consumer Price Index (CPI).

If and when the lessee commences production of metals and minerals from the Subject Property (as defined in the UNR Lease), the lessee shall pay the lessor a production royalty of 5% of the net mint or smelter returns (as defined in the UNR Lease) upon all metals, ores, minerals and mineral substances (or concentrates produced therefrom by lessee), produced, sold and shipped from the Subject Property.

*Note: The lands subject to the UNR Lease are also subject to a royalty under the Decker Lease.

Schedule 3.1(32) - Page 2

EXISTING ROYALTY AGREEMENT	MINIMUM ANNUAL ROYALTY/ADVANCE ROYALTY	PRODUCTION ROYALTY
5. Purchase and assignment agreement made as of December 1, 1988 (the “Freeport Royalty Agreement”) between Freeport- McMoran Gold Company, a Delaware corporation (predecessor in interest to Royal Gold, Inc. (“Royal Gold”)), and Rayrock Mines, Inc., a Nevada Corporation (predecessor in interest to Marigold Mining Company)
There is no minimum royalty or advance payment.
A Net Smelter Return Royalty equal to 2% of Net Smelter Returns (as defined in the Freeport Royalty Agreement), payable sixty
(60) days from the end of each calendar quarter year during which Minerals Products (as defined in the Freeport Royalty Agreement) produced from ore mined from the Mining Property (as defined in the Freeport Royalty Agreement) is sold.

The Net Smelter Return Royalty shall only be payable after 150,000 troy ounces of gold have been produced and sold from ores mined from the Mining Property.

“Mining Property” as defined in the Freeport Royalty Agreement is made up of: (i) the lands subject to the Decker Lease; and (ii) the lands subject to the UNR Lease.

The Net Smelter Return Royalty is due and payable to Royal Gold.

6. The Euro- Nevada Lease	There is no minimum royalty or advance payment.
A production royalty equal to 5% of the net mint or smelter returns (as defined in the Euro- Nevada Lease) upon all metals, ores, minerals and mineral substances (or concentrates produced therefrom by lessee), produced sold and shipped or otherwise disposed of from the Subject Property (as defined in the Euro- Nevada Lease).

7. The SPLC Lease and the SPLC Sublease	Lessee shall pay lessor an advance royalty payment annually on the anniversary date and on each succeeding anniversary date of $20/acre for the Leased Premises (as defined in the SPLC Sublease).
In the event lessee removes Minerals (as defined in the SPLC Sublease) from the Leased Premises (as defined in the SPLC Sublease), lessee shall pay to lessor a production royalty equal to 5% of the Net Returns (as defined in the SPLC Sublease) of the Minerals mined and removed.

Schedule 3.1(32) - Page 3

EXISTING ROYALTY AGREEMENT	MINIMUM ANNUAL ROYALTY/ADVANCE ROYALTY	PRODUCTION ROYALTY
8. Royalty agreement effective August 25, 2014 between Marigold Mining Company and Newmont (the “Newmont Royalty Agreement”)	There is no minimum royalty or advance payment.
A production royalty equal to 2.0% of Net Smelter Returns (as defined the Newmont Royalty Agreement) from the sale or other disposition of all Minerals (as defined in the Newmont Royalty Agreement) produced from the Properties (as defined in the Newmont Royalty Agreement).

“Properties” as defined in the Newmont Royalty Agreement is made up of the property, acquired from Newmont, listed as item 6 of the “Owned Real Property” set out in Schedule 3.1(26).

9. The New Nevada 2012 Lease
Annual payment of $1/acre of the Leased Premises (as defined in the New Nevada 2012 Lease), which, beginning on the fifth anniversary date of the New Nevada 2012 Lease, shall be increased by 5% or the percentage increase in the CPI deflator of the Gross National Product for the calendar year immediately preceding the anniversary date of the New Nevada 2012 Lease, whichever is greater.

A production royalty equal to 3.5% of the net mint or smelter returns upon all Leased Substances (as defined in the New Nevada 2012 Lease) (or concentrates produced therefrom) produced, sold and shipped from the Leased Premises (as defined in the New Nevada 2012 Lease).

Schedule 3.1(32) - Page 4

EXISTING ROYALTY AGREEMENT	MINIMUM ANNUAL ROYALTY/ADVANCE ROYALTY	PRODUCTION ROYALTY
10. The New Nevada 2014 Lease
Beginning on the twentieth anniversary date of the New Nevada 2014 Lease, annual payment of $3/acre of the Leased Premises (as defined in the New Nevada 2014 Lease) that remain subject to the New Nevada 2014 Lease. Certain advance minimum royalty payments are due on the first through the nineteenth anniversary dates of the New Nevada 2014 Lease, but are not based on the acreage of Leased Premises.

A production royalty equal to 2.125% of the net mint or smelter returns upon all Leased Substances (as defined in the New Nevada 2014 Lease) (or concentrates produced therefrom) produced, sold and shipped from the Leased Premises; provided, however, as to any industrial minerals that are produced, sold and shipped from any portion of the Leased Premises pursuant to any sublease granted previously or hereafter by lessee and for which a production royalty is payable to lessee based on the volume or weight of industrial minerals that are produced from the Lease Premises, lessee shall pay 50% of the amount of the production royalty received by lessee for those industrial minerals and no further additional production royalty shall be payable under the New Nevada 2014 Lease for those industrial minerals.

11. The Nevada North Lease	Annual payment equal to 14% of the following advance royalty payment amounts, based on the Average Gold Price (as defined in the Nevada North Lease) per ounce:

Average Gold Price per ounce	Advance Royalty Payment
$275 or less	$25,000
Greater than $275 but less than $375	$30,000
$375 or greater	$40,000

Production royalty of the following, based on the Gold Price (as defined in the Nevada North Lease) per ounce, subject to lessee’s option to reduce the production royalty to 2% of the Net Returns (as defined in the Nevada North Lease) for US$1 million; provided that such option shall only be exercisable by lessee in the event the Congress of the United States during the term of the Nevada North Lease imposes any type of production royalty on production or sale of Leased Substances (as defined in the Nevada North Lease):

Schedule 3.1(32) - Page 5

EXISTING ROYALTY AGREEMENT	MINIMUM ANNUAL ROYALTY/ADVANCE ROYALTY	PRODUCTION ROYALTY
12. Franco-Nevada Lease	There is no minimum royalty or advance payment.
Production royalty of 3% of the Net Smelter Returns (as defined in the Franco-Nevada Lease) from the sale of Mineral Substances (as defined in the Franco-Nevada Lease) from the Property (as defined in the Franco-Nevada Lease).

Schedule 3.1(32) - Page 6

SCHEDULE 3.1(34)

MINE SAFETY

Mine Safety and Health Administration Violations

The following is a summary of citations issued by the U.S. Labor Department’s Mine Safety and Health Administration under Section 104(a) of the Federal Mine Safety and Health Act of 1977 for violations of health or safety standards for the period of July 2014 to June 2015:

Citation/Order No.	Case No.	Date Issued	“Significant and Substantial” Violation (Y/N)	Citation/Order Status	Proposed Penalty	Amount Paid to Date
8784575	380112	3/8/2015	N	Closed	$176.00	$176.00
8784574	380112	3/6/2015	N	Closed	$100.00	$100.00
8784573	380112	3/5/2015	Y	Closed	$334.00	$334.00
8784571	377797	2/25/2015	Y	Closed	$1,111.00	$1,111.00
8784572	377797	2/25/2015	N	Closed	$100.00	$100.00
8784570	377797	2/25/2015	N	Closed	$100.00	$100.00
8784569	377797	2/24/2015	N	Closed	$285.00	$285.00
8869095	375551	1/14/2015	N	Closed	$100.00	$100.00
8789290	363205	8/18/2014	N	Closed	$100.00	$100.00
8789289	368124	8/18/2014	N	Closed	$100.00	$100.00
8789292	363205	8/18/2014	N	Closed	$100.00	$100.00
8789291	363205	8/18/2014	Y	Closed	$100.00	$100.00
8789287	363205	8/13/2014	N	Closed	$100.00	$100.00
8789282	363205	8/12/2014	N	Closed	$100.00	$100.00
8789283	363205	8/12/2014	N	Closed	$100.00	$100.00
8789286	365808	8/12/2014	N	Closed	$100.00	$100.00
8789284	363205	8/12/2014	N	Closed	$100.00	$100.00
8789285	363205	8/12/2014	N	Closed	$100.00	$100.00

22725645.15	Schedule 3.1(34) - Page 1

Reportable Injuries

Contractor ID	Accident Date	Degree of Injury	Classification	Occupation – Activity	Total Exper.	Mine Exper.	Job Exper.
Employee	6/14/2015	Days away from work only	Hand tools (Non Powered)	Maintenance Man, Mechanic, Repair/Serviceman, Fueler, Tire Tech, Field Service Tech – Hand Tools (Non Powered)	.92	.92	.92
Employee	5/22/2015	Days away from work only	Machinery	Bulldozer Operator, Universal Operator, Heavy Equipment Operator, Operator Engineer – Operate Bulldozer	3.5	3.5	3.5
Employee	4/6/2015	Days away from work only	Slip or Fall of Person	Drill Operator – Walking/Running	17.62	.62	17.02
Employee	3/17/2015	Days restricted activity only	Machinery	Maintenance Man, Mechanic, Repair/Serviceman, Fueler, Tire Tech, Field Service Tech – Hand Tools (Non Powered)	3.02	3.02	3.02
Employee	2/8/2015	No days away from work, no restrictive action	Handling of Materials	Maintenance Man, Mechanic, Repair/Serviceman, Fueler, Tire Tech, Field Service Tech – Hand Tools (Non Powered	4.02	4.02	4.02
Employee	12/19/2014	Days away from work & restricted activity	Stepping or Kneeling on Object	Greaser, Grease Man, Oiler, Lube Man, Dragline Oiler – Get On/Off Equipment/Machines	2.83	2.83	2.83
Employee	12/15/2014	No days away from work, no restrictive action	Other	Welder (Shop) - Unknown	.44	.44	.44

22725645.15	Schedule 3.1(34) - Page 2

Contractor ID	Accident Date	Degree of Injury	Classification	Occupation – Activity	Total Exper.	Mine Exper.	Job Exper.
Employee	8/29/2014	No days away from work, no restrictive action	Handling of Materials	Outside Foreman, Leadman – Handling Supplies/Materials	6.88	6.88	1.37
Contractor – K921	12/6/2014	No days away from work, no restrictive action	Slip or Fall of Person	Drill Helper – Handling Supplies/Materials	4.96	.04	4.96
Contractor – K921	11/24/2014	No days away from work no restrictive action	Handling of Materials	Drill Helper – Handling Supplies/Materials	.15	.13	.15

22725645.15	Schedule 3.1(34) - Page 3

SCHEDULE 5.1(8)

POST-CLOSING REQUIREMENTS

POST-CLOSING REQUIREMENT	DATE BY WHICH TO BE MET
1. Register the necessary documentation in Humboldt County to evidence the termination of the Short Form of Mine Operating Agreement, effective as of April 30, 2007, recorded June 13, 2007, under Document #2007- 6280, between Marigold Mining Company, a Nevada corporation, and Homestake Mining Company of California, a California corporation
90 days from the Closing Date
2. Record a memorandum of lease for the Decker Lease in Humboldt County	90 days from the Closing Date, on a commercially reasonable efforts basis.
3. Submit notices of transfers of interest with the U.S. Bureau of Land Management to correct the U.S. Bureau of Land Management records with respect to the identification of the present owners of the claims subject to the Decker Lease and Euro-Nevada Lease
90 days from the Closing Date, on a commercially reasonable efforts basis.
4. Cause the execution, and delivery to the Administrative Agent, of the UNR Consent	90 days from the Closing Date
5. Execute and record in Humboldt County, following delivery of the UNR Consent to the Administrative Agent, a supplement to the deed of trust (Nevada law), dated the Closing Date, from Marigold Mining Company with respect to the Marigold Project Real Property, with respect to all of Marigold Mining Company’s right, title and interest in and to its leasehold interest arising under the UNR Lease
120 days from the Closing Date
6. Execute and file a Notice of Pledge with the Nevada State Engineer, Division of Water Resources with respect to all water rights owned or used by the Marigold Mining Company	90 days from the Closing Date

22725645.15	Schedule 5.1(8) - Page 1

SCHEDULE 5.1(11)

SECURITY PRINCIPLES

The Security Principles embody recognition by the Secured Parties and the Credit Parties that there may be certain legal and practical difficulties in obtaining effective guarantees and Liens in jurisdictions in which a Person is organized, conducts business or has assets (the “Security Jurisdictions”). In particular:

General

(1)General statutory limitations, financial assistance, capital maintenance, corporate benefit, fraudulent preference, US fraudulent transfer laws, “thin capitalization” rules, retention of title claims, exchange control restrictions and similar principles may limit the ability of a Person to provide a guarantee or Liens or may require that the guarantee or Liens be limited by an amount or otherwise.

(2)No guarantee or Lien shall be taken or Lien perfected to the extent to which it would result in any material cost which is excessive in the context of the benefit of such guarantee or Lien to the Secured Parties or any material negative tax consequence for the Borrower on a Consolidated basis (including but not limited to material effects on interest deductibility and stamp duty, notarization and registration fees) which is excessive in the context of the benefit of such guarantee or Lien to the Secured Parties.

(3)The maximum guaranteed or secured amount may be limited to minimize stamp duty, notarization, registration or other applicable fees, taxes and duties.

(4)Where there is material incremental cost involved in creating security over all assets owned by a Person in a particular category (for example, real estate) the principle stated in clause (2) above shall apply.

(5)It is acknowledged that in certain jurisdictions it may be either impossible or impractical to create a Lien over certain categories of assets in which event security shall not be taken over such assets.

(6)Any assets subject to third party arrangements or Laws which may prevent those assets from being charged shall be excluded from any relevant Security Document.

(7)A Person shall not be required to give guarantees or enter into Security Documents if it is not within the legal capacity of such Person or if the same would conflict with the fiduciary duties of the directors (or other officers) of such Person or contravene any legal prohibition or regulatory condition or would result in (or result in a material risk of) personal or criminal liability on the part of any director (or other officer) of any Credit Party provided that such Person shall use reasonable endeavours to overcome any such obstacle.

(8)The giving of a guarantee, the granting of a Lien or the perfection of a Lien shall not be required if it would restrict the ability of the relevant Person to conduct its operations and business in the ordinary course as otherwise permitted by the Loan Documents.

(9)To the extent possible, all Liens shall be granted in favour of the Administrative Agent and not the Secured Parties individually.

22725645.15	Schedule 5.1(11) - Page 1

(10)To the extent possible, there should be no action required to be taken in relation to the guarantees or Security Documents when any Lender transfers any of its Loans or Commitments to a new Lender.

(11)Any Person that is a Controlled Foreign Corporation (as defined in the United States Internal Revenue Code) may not give a guarantee or grant a Lien over any of its assets (including shares in a subsidiary) as security for an obligation of a United States Person (as defined in the United States Internal Revenue Code). Furthermore, not more than 65 per cent of the total combined voting power of all classes of shares entitled to vote of a Controlled Foreign Corporation may be pledged directly or indirectly as security for an obligation of United States Person. These principles also apply with respect to any Person that becomes a United States Person or a Controlled Foreign Corporation following any guarantee or grant of Lien. These principles also apply to any relevant provision under any other Loan Document.

(12)No Lien shall be required over the assets or insurance of (i) Mina Pirquitas, LLC under the laws of any jurisdiction other than Canada or the United States (or any province, state or territory thereof), the perfection of which shall be limited to Canada and the United States), or (ii) any Foreign Material Subsidiary.

(13)No Lien over any real property interest (including any mining claim or lease) situate in Canada and existing as at the Closing Date shall be perfected by way of any registration other than in a personal property registry.

(14)No deposit account control agreement shall be required with respect to any Transitory Account.

(15)No Lien over any trademark shall be required to be perfected outside of Canada or the United States.

Equity Securities

(16)No Lien shall be required over Equity Securities unless issued by a Credit Party.

(17)Subject to advice from relevant local counsel for the Administrative Agent, if a Credit Party charges Equity Securities, the relevant Security Document shall be governed by the law of the jurisdiction of incorporation or organization of the issuer of such Equity Securities (the “Issuer”) and not by the law of the jurisdiction of incorporation or organization of the charging Credit Party. However, the Equity Securities of Silver Standard Durango, S.A. de C.V. shall be charged under the laws of British Columbia.

(18)Security over Equity Securities shall, where legally possible, automatically charge further Equity Securities issued.

Real Estate

(19)No Lien shall be required over any leasehold interest in real property that is not a Material Leasehold Interest if such Lien would be prohibited by the terms of the lease. A consent agreement in form and substance satisfactory to the Administrative Agent shall be required from each landlord that has granted a Material Leasehold Interest.

22725645.15	Schedule 5.1(11) - Page 2

(20)A landlord waiver, in form and substance satisfactory to the Administrative Agent, acting reasonably, shall be required from each landlord of real property where any material Collateral of any of the Credit Parties is located.

(21)A bailee letter, in form and substance reasonably satisfactory to the Administrative Agent, shall be required from each bailee who is in possession of any Collateral of any of the Credit Parties.

(22)No Lien shall be required over any real property comprising the Duthie, Hazelton, Mamie, Silver Lake or Sunrise Lake operations.

22725645.15	Schedule 5.1(11) - Page 3

SCHEDULE 9.1

LENDER AND ISSUING BANK CONTACT INFORMATION

Name of Lender or Issuing Bank	Address	Facsimile No.	E-mail Address
Canadian Imperial Bank of Commerce	Brookfield Place, 161 Bay Street, 8th Floor Toronto, ON M5J 2S8	416-956-3810	peter.rawlins@cibc.ca
The Bank of Nova Scotia	Suite 1800 - 650 West Georgia St. Vancouver, BC V6B 4N7	604-661-1474	kurt.foellmer@scotiabank.com
Bank of Montreal	Suite 1700 - 885 West Georgia St. Vancouver, BC V6C 3E8	604-443-1408	jerry.kaye@bmo.com

22725645.15	Schedule 9.1 - Page 1